As filed with the Securities and Exchange Commission on August [__], 2006

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A
Amendment No. 5
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MOBILEPRO CORP.
(Name of Registrant in Our Charter)

Delaware	3570	87-0419571
(State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Classification Code Number)

6701 Democracy Boulevard		Jay O. Wright, Chief Executive Officer
Suite 202		Mobilepro Corp.
Bethesda, Maryland 20817		6701 Democracy Boulevard, Suite 202
Bethesda, Maryland 20817
(301) 315-9040		(301) 315-9040
(Address and Telephone Number of Principal Executive Offices and		(Name, Address and Telephone Number of Agent for Service)
Principal Place of Business)

Copy to: Ernest M. Stern, Esq. Seyfarth Shaw LLP 815 Connecticut Avenue, N.W., Suite 500 Washington, D.C. 20006-4004 (202) 828-5360 Fax No.: (202) 828-5393

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common stock, par value $0.001 per share	123,732,939	Shares	$0.262	$32,418,030	$3,815.60
Common stock, par value $0.001 per share	115,119,806	Shares	$0.133	$15,310,934	$1,802.10

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the closing prices of our common stock on September 27, 2005 and August 10, 2006 which were $0.262 per share and $0.133 per share, respectively.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Subject to completion, dated August __, 2006

MOBILEPRO CORP.

238,852,745 Shares of Common Stock

All of the 238,852,745 shares of our common stock and common stock issuable upon exercise of certain warrants and conversion of certain convertible debentures held by the selling stockholders are being sold by the selling stockholders named on page 21 of this Prospectus and summarized below. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. Our common stock is quoted on the OTC Bulletin Board under the symbol “MOBL.” On August 10, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $0.133 per share.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 9.

The date of this Prospectus is August __, 2006.

TABLE OF CONTENTS

SUMMARY OF THE COMPANY	1
THE OFFERING	5
SUMMARY FINANCIAL INFORMATION	6
RISK FACTORS	9
SELLING STOCKHOLDERS	21
FORWARD-LOOKING STATEMENTS	22
DESCRIPTION OF BUSINESS	22
DESCRIPTION OF PROPERTY	51
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION	53
MANAGEMENT	71
LEGAL PROCEEDINGS	82
PRINCIPAL STOCKHOLDERS	84
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	85
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	86
DESCRIPTION OF SECURITIES	86
EXPERTS	88
LEGAL MATTERS	88
AVAILABLE INFORMATION	88
FINANCIAL STATEMENTS	88

Our consolidated financial statements for the fiscal years ended March 31, 2006 and 2005 were contained in our Annual Report on Form 10-KSB that was filed with the Securities and Exchange Commission on June 29, 2006. Our condensed consolidated financial statements for the three months ended June 30, 2006 and 2005 were contained in our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on August 9, 2006.

SUMMARY OF THE COMPANY

We are a broadband wireless, telecommunications, and integrated data communication services company. We deliver a comprehensive suite of voice and data communications services, including local exchange, long distance, enhanced data, Internet, wireless and broadband services to our end-user customers. We are focused on deploying wireless networks, acquiring and growing profitable telecommunications and broadband companies, growing our current customer bases, and forging strategic alliances with well positioned companies with complementary product lines and in complementary industries.

The adoption of initiatives by cities to create areas within city limits where residents, visitors, students, and businesses can obtain wireless access to the Internet has created an increased interest in so-called wireless access zones. We are concentrating efforts on the deployment, management and ownership of such municipally sponsored wireless access zones. As a result, we are an innovator in the deployment of wireless broadband networks and services. Our wireless broadband networks and services will be provided in our wireless access zones to be primarily located in municipality sponsored areas. These network systems are scalable and flexible and will be readily modified to offer a variety of broadband services. To date, we have been selected by seven (7) municipalities for pilot or complete projects. The deployment of our first network in Tempe, Arizona was substantially completed in February 2006. To date, material revenues have not been provided from this business although the revenue generated by our Tempe network has been increasing each month.

We market and sell our integrated communications services through 12 branch offices in eight states and we service over 150,000 billed accounts representing over 263,000 equivalent subscriber lines including approximately 150,000 local and long-distance telephone lines, 57,000 dial-up lines, 7,000 broadband lines, 6,000 cellular lines and over 18,000 wireless customers. We own and operate approximately 33,000 payphones predominantly located in 44 states and the District of Columbia.

Our revenues are generated through three of our four business reporting segments:

Wireless Networks
Our broadband wireless network deployment efforts are being conducted by our wholly owned subsidiary, NeoReach, Inc., (“NeoReach”), and its subsidiary, Kite Networks, Inc. (“Kite Networks,” formerly, NeoReach Wireless, Inc.). This segment also includes the operations of Kite Broadband, LLC (“Kite Broadband”), a wireless broadband Internet service provider located in Ridgeland, Mississippi

Voice Services
Our voice services segment is led by CloseCall America, Inc. (“CloseCall”), a Competitive Local Exchange Carrier (“CLEC”, which is a term applied under the Telecommunications Act of 1996 to local telephone companies which compete with incumbent local telephone companies) based in Stevensville, Maryland; American Fiber Network, Inc. (“AFN”), a CLEC based in Kansas City, Kansas; and Davel Communications, Inc. (“Davel”), an independent payphone provider based in Cleveland, Ohio. CloseCall offers our customers a full array of telecommunications products and services including local, long-distance, 1-800-CloseCall anytime/anywhere calling, digital wireless, high-speed telephone (voice over IP), and dial-up and DSL Internet services. AFN is licensed to provide local access, long distance and/or Internet services throughout the United States. Davel is one of the largest independent payphone operators in the United States.

Internet Services
Our Internet services segment is led by DFW Internet Services, Inc. (“DFW”, doing business as Nationwide Internet), an Internet services provider (“ISP”) based in Irving, Texas, its acquired Internet service provider subsidiaries and InReach Internet, Inc. (“InReach”), a full service ISP located in Stockton, California that we acquired on November 1, 2005. Our Internet services segment provides dial-up and broadband Internet access, web-hosting services, and related Internet services to business and residential customers in over 40 states.

Corporate
Our corporate reporting segment serves as the holding company of the operating subsidiaries that are divided among the other three business reporting segments, provides senior executive and financial management, and performs corporate-level accounting, financial reporting, and legal functions. Occasionally, its employees may provide services to customers resulting in the recognition of consulting service revenues.

Revenues for the reportable business segments for the fiscal years ended March 31, 2006 and 2005 were as follows:

Business Segment	2006	2005

Voice Services	$72,356,453	$32,009,084
Internet Services	16,940,513	13,884,060
Wireless Networks	9,716,501	-
Corporate	-	615,000
Total Revenues	$99,013,467	$46,508,144

The revenues for each business segment, expressed as a percentage of total revenues for the respective years, were as follows:

Business Segment	2006	2005

Voice Services	73.1%	68.8%
Internet Services	17.1	29.9
Wireless Networks	9.8	-
Corporate	-	1.3
Total Revenues	100.0%	100.0%

Revenues for the reportable business segments for the most recent completed quarter ended June 30, 2006 and the comparable quarter ended June 30, 2005 were as follows:

Business Segment	2006	2005

Voice Services	$16,084,041	$18,462,451
Internet Services	4,220,433	4,037,400
Wireless Networks	3,038,312	5,994
Corporate	-	-
Total Revenues	$23,342,786	$22,505,845

The revenues for each business segment, expressed as a percentage of total revenues for the respective quarters, were as follows:

Business Segment	2006	2005

Voice Services	68.9%	82.0%
Internet Services	18.1	18.0
Wireless Networks	13.0	-
Corporate	-	-
Total Revenues	100.0%	100.0%

Prior to January 2004, we were a development stage company. Although we were incorporated only five years ago, we have undergone a number of changes in our business strategy and organization. In June 2001, we focused our business on the integration and marketing of complete mobile information solutions to meet the needs of mobile professionals. In April 2002, we acquired NeoReach and shifted our focus toward solutions supporting the third generation wireless market that provides broadband to allow faster wireless transmission of data, such as the viewing of streaming video in real time. We shifted our business strategy in December 2003 with a new management team, expanding significantly the scope of our business activity to include Internet access services, local and long distance telephone services and the ownership and operation of payphones. In 2005, we began to invest in the business of deploying broadband wireless networks and providing wireless network access services in wireless access zones to be primarily located in municipality-sponsored areas. As indicated above, we entered these businesses primarily through acquisitions. We have completed twenty-one (21) acquisitions within the last thirty (30) months. Accordingly, our experience in operating our current businesses is limited. The Company has lost money historically. For the fiscal years ended March 31, 2006 and 2005, we incurred net losses of $10,176,407 and $5,359,722, respectively.

Our strategy is largely unproven and the revenue and income potential from our strategy is uncertain. We may encounter risks and difficulties frequently encountered by companies that have grown rapidly through acquisition, including the risks described elsewhere in this report. Our business strategy may not be successful and we may not be able to successfully address these risks.

Mobilepro Corp. (“Mobilepro”) was incorporated under the laws of Delaware in July 2000 and, at that time, was focused on the integration and marketing of complete mobile information solutions that satisfied the needs of mobile professionals. In June 2001, Mobilepro merged with and into CraftClick.com, Inc. (“CraftClick”), with CraftClick remaining as the surviving corporation. The name of the surviving corporation was subsequently changed to Mobilepro Corp. on July 9, 2001. CraftClick had begun to cease its business operations in October 2000, and ultimately disposed of substantially all of its assets in February 2001.

On March 21, 2002, Mobilepro entered into an Agreement and Plan of Merger with NeoReach, a private Delaware company, pursuant to which a newly formed, wholly owned subsidiary of Mobilepro merged into NeoReach in a tax-free transaction. The merger was consummated on April 23, 2002. As a result of the merger, NeoReach is now a wholly owned subsidiary of Mobilepro.

DFW is the principal operating subsidiary within our Internet services division. On January 20, 2004, we acquired DFW. Since then, we have acquired nine additional Internet service businesses that operate as subsidiaries of DFW and, on November 1, 2005, we acquired the business of InReach.

On October 15, 2004, we closed our acquisition of CloseCall, which further established our commitment to the provision of voice services. One month later, we closed our acquisition of Davel. On June 30, 2005, we acquired AFN.

In June 2005, we participated in the formation of Kite Broadband, a wireless broadband Internet service provider, resulting in the 51% ownership of this venture. Kite Broadband intends to establish a nationwide presence through the pursuit of acquisitions and other growth opportunities in the wireless broadband industry. On January 31, 2006, we acquired the remaining 49% of Kite Broadband and 100% of the outstanding common stock of Kite Networks, Inc.

On March 31, 2006 we merged Kite Networks with and into NeoReach Wireless, Inc. and changed the name of the combined entity to Kite Networks, Inc.

Our principal executive offices are located at 6701 Democracy Boulevard, Suite 202, Bethesda, MD 20817 and our telephone number at that address is (301) 315-9040. We maintain a corporate web site at www.mobileprocorp.com. We make available free of charge through our web site our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC. The contents of our web site are not a part of this report. The SEC also maintains a web site at www.sec.gov that contains reports, proxy statements, and other information regarding Mobilepro.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of:

•
The holders of 90,000,000 shares of common stock that were issued to the former minority-interest owners of Kite Broadband and the stockholders of Kite Networks, Inc. in connection with our acquisition of those companies.

•	Cornell Capital Partners, L.P. that holds a debenture that is convertible into a minimum of 55,089,635 shares of our common stock and warrants to purchase up to 16,000,000 shares of our common stock.

•	The holder of 10,000,000 shares of common stock that were issued to the former owner in connection with our acquisition of AFN.

•	Certain holders of warrants to purchase collectively up to 5,600,000 shares of our common stock that were issued in connection with the bridge financing of our acquisition of Davel.

•	Certain holders of warrants to purchase collectively up to 5,000,000 shares of our common stock that were issued to the former owners in connection with our acquisition of Davel.

•	Certain holders of warrants to purchase collectively up to 3,223,625 shares of our common stock that were issued to the former owners in connection with our acquisition of CloseCall.

•
Certain holders of 1,307,870 shares of our common stock that were issued to the former stockholders upon the conversion of convertible promissory notes obtained in connection with the acquisition of The River Internet Access Co.

•	The holder of a warrant to purchase up to 600,000 shares of our common stock that were issued to a former owner in connection with our acquisition of Evergreen Open Broadband Corporation.

•	Certain holders of warrants and options to purchase an aggregate of 52,031,615 shares of our common stock that were issued to current and former employees, consultants, advisors and directors.

A more detailed description of each selling security holder is provided on page 21 of this Prospectus. We are contractually obligated to register the shares held by certain of the selling security holders pursuant to registration rights granted in connection with certain financings and acquisitions.

Common Stock Offered
238,852,745 shares of our common stock by selling stockholders (the number of shares being registered in this offering will represent approximately 32.92% of the total number of shares of common stock outstanding upon their issuance).

Offering Price	Market price.

Common Stock Outstanding	588,888,574 shares (before the offering).

Use of Proceeds
Although we will receive proceeds in connection with the exercise of outstanding options and warrants to purchase shares of our common stock that are being registered herein, we will not receive any proceeds from the sale of the shares offered by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”.

Over-the-Counter Bulletin Board Symbol	MOBL

Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

After this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may sell in the public market up to all of the shares of common stock being registered in this offering, subject to the provisions of a “lock-up” agreement executed by Mr. Wright which prohibits the sale or disposition of more than one million (1,000,000) shares of the Company’s common stock during any calendar quarter during his employment period.

In a letter to our stockholders dated October 17, 2005, Mr. Wright stated that he would continue to buy Mobilepro common stock on the open market and increase his buying program by more than 50%, effective November 1, 2005, in the event that the market price of our common stock remained below $0.30 per share. Under his 10b5-1 buying program, Mr. Wright committed to monthly purchases of our common stock in the amount of $5,000 in the event our stock price remained below $0.30 per share and $3,000 in the event that our stock price was at $0.30 per share or above. As the market price of our common stock remained below $0.30 per share since the date that his letter was issued, and as set forth in Form 4s filed with the SEC, Mr. Wright purchased 24,000 shares of our common stock at a price of $0.205 per share on November 1, 2005, 25,000 shares of our common stock at a price of $0.1998 per share on December 1, 2005, 27,000 shares of our common stock at a price of $0.18 per share on January 2, 2006, 19,000 shares of our common stock at a price of $0.25 per share on February 1, 2006, 19,000 shares of our common stock at a price of $0.264 per share on March 1, 2006, 22,000 shares of our common stock at a price of $0.223 per share on April 3, 2006, 21,000 shares of our common stock at a price of $0.233 per share on May 1, 2006, 23,000 shares at a price of $0.21 per share on June 1, 2006, 30,000 shares at a price of $0.179 per share on July 3, 2006, and 31,000 shares at a price of $0.166 per share on August 1, 2006.  Mr. Wright has not resold any of the shares that he has purchased under his 10b5-1 buying program and is prohibited in any case under Section 16 of the Securities Exchange Act of 1934 from purchases and sales within a six-month period. Any profits derived in violation of Section 16 would require payment of such short swing profits to Mobilepro. On May 30, 2006, Mr. Wright extended his 10b5-1 buying program for an additional three months through October 2006. Mr. Wright's program was previously scheduled to expire in July 2006.

In September 2005, the stockholders approved 1) an amendment to our certificate of incorporation that increased the authorized number of shares of common stock from 600 million to 1.5 billion shares and the authorized number of preferred shares from 5,035,425 to 20,035,425, and 2) an increase in the number of shares of our common stock available for award under our employee stock option plan from 1 million to 30 million.

SUMMARY FINANCIAL INFORMATION

The following information as of March 31, 2005 and 2006 and for the fiscal years then ended was taken from the audited financial statements appearing elsewhere in this filing. The following information as of June 30, 2006 and for the three-month periods ended June 30, 2005 and 2006 was taken from the unaudited financial statements appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto.

	For the Year Ended March 31, 2005	For the Year Ended March 31, 2006	For the Three Months Ended June 30, 2005	For the Three Months Ended June 30, 2006
Statement of Operations Data:

Revenues	$46,508,144	$99,013,467	$22.505,845	$23,342,786
Operating Costs and Expenses	50,029,303	106,238,075	21,154,479	27,276,617

Operating Income/(Loss)	(3,521,159)	(7,224,608)	1,351,366	(3,933,831)
Interest Expense, net	(1,838,563)	(2,838,394)	(932,175)	(394,075)
Loss on Extinguishment of Debt	-	-	-	(409,601
Minority Interests	-	(113,405	-	-

Net Income/(Loss) Applicable to Common Shares	$(5,359,722)	$(10,176,407)	$419,191	$(4,737,507)

Net Income/(Loss) Per Share
Basic	$(0.0185)	$(0.0248)	$0.0012	$(0.0082)
Diluted	$(0.0185)	$(0.0248)	$0.0010	$(0.0082)

	March 31, 2005	March 31, 2006	June 30, 2006
Balance Sheet Data:

Assets
Cash and Cash Equivalents	$4,669,787	$5,397,881	$4,398,979

Total Current Assets	$20,269,751	$19,631,577	$17,743,562
Total Non-Current Assets	52,553,180	74,359,476	76,465,281

Total Assets	$72,822,931	$93,991,053	$94,208,843

Liabilities and Stockholders Equity
Total Current Liabilities	$48,869,082	$30,516,184	$32,930,416
Total Long-Term Liabilities	999,196	10,645,662	5,693,834

Total Liabilities (1)	49,868,278	41,161,846	38,624,250
Minority Interests	600,000	-	-
Total Stockholders’ Equity	22,354,653	52,829,207	55,584,593

Total Liabilities and Stockholders’ Equity	$72,822,931	$93,991,053	$94,208,843

(1) At March 31, 2006, total liabilities included $15,000,000 in principal amount owed to Cornell Capital Partners, L.P. under a secured convertible debenture that was issued on May 13, 2005 (the “Debenture”). The Debenture was payable in installments over a three-year period with $4,500,000 scheduled to be paid during the year ending March 31, 2007. On June 30, 2006, we issued an amended debenture to Cornell Capital (the “Amended Debenture”), replacing the Debenture. Pursuant to the Amended Debenture, the new principal amount of $15,149,650 (this amount combined the principal amount of the Debenture plus accrued interest at June 30, 2006) will be retired at a rate of $250,000 per week, commencing September 1, 2006. However, under the Amended Debenture, we have the option of making the weekly payments in the form of cash or our common stock provided that all such shares may only be issued by the Company if such shares are tradable under Rule 144 of the Securities and Exchange Commission, are registered for sale under the Securities Act of 1933 or are freely tradable by Cornell Capital without restriction. Like the Debenture, the Amended Debenture bears interest at an annual rate of 7.75%. See the Liquidity and Capital Resources section of “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for additional discussion of the Amended Debenture.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or future operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose part or all of your investment.

We Have Lost Money Historically Which Means That We May Not Be Able to Achieve and Maintain Profitability

We have historically lost money. In the years ended March 31, 2006 and 2005, we sustained net losses of $10,176,407 and $5,359,722, respectively. In addition, we incurred a net loss of $4,737,507 in the quarter ended June 30, 2006. Future losses may occur. Accordingly, we will experience liquidity and cash flow problems if we are not able to improve our operating performance or raise additional capital as needed and on acceptable terms.

Our Operations Are Recently Acquired Which Means That We Have a Limited Operating History upon Which You Can Base Your Investment Decision

Prior to January 2004, we were a development stage company. Although we were incorporated less than six years ago, we have undergone a number of changes in our business strategy and organization.

We have had several major shifts in our business strategy. In June 2001, we focused our business on the integration and marketing of complete mobile information solutions that satisfy the needs of mobile professionals. In April 2002, we acquired NeoReach and shifted our focus toward solutions supporting the third generation wireless market. We shifted our business strategy in December 2003 by beginning to expand significantly the scope of our business activity to include Internet access services, local and long distance telephone services and the ownership and operation of payphones. In 2005, we began to invest in the business of deploying wireless broadband networks and providing wireless network access services in wireless access zones to be primarily located in municipality-sponsored areas. We entered these businesses primarily through the acquisition of established companies. These operations have all been acquired subsequent to January 1, 2004. Accordingly, the Company has a limited operating history upon which an evaluation of its prospects can be made.

Our strategy is unproven and the revenue and income potential from our strategy is unproven. We may encounter risks and difficulties frequently encountered by companies that have grown rapidly through acquisition, including the risks described elsewhere in this section. Our business strategy may not be successful and we may not be able to successfully address these risks. If we are unsuccessful in the execution of our current strategic plan, we could be forced to reduce or cease our operations.

The Success of Our Business Is Based on Unproven Revenue Generation Models Which Means That We May Not Achieve Anticipated Revenues

Our revenue models, especially for our municipal wireless network business, are new and evolving. Our ability to generate revenue depends, among other things, on our ability to provide quality wireless technology, telecommunications, broadband and integrated data communication services to our customers utilizing new technologies, new products and innovative bundled service packages. Because our businesses are either newly acquired, based on emerging opportunities and technologies, or based on new bundled services with new price packages, we have limited experience with our revenue models.

Our ability to achieve organic revenue growth is dependent upon the success of long-term projects, such as our wireless initiatives, that require us to incur significant up-front costs. We expect to confront multiple challenges in reaching the point where significant revenues are provided by this business. For example, the securing of a city contract is a multi-step process that can take over six months to complete, including a pilot demonstration, the RFP preparation, response and evaluation, contract negotiation, development of the deployment plan, and equipment installation and testing. Although we attempt to minimize development risks by carefully analyzing demographics, topography, climate and other factors, each project includes the utilization of newly developed transmission equipment. For example, operating costs incurred by our municipal wireless network business in the current year approximated $1,960,000 and we expect that the cost of the equipment required for the completion of the Tempe network will exceed $2.9 million. Further, in order to generate revenues from these projects, we will be required to successfully complete marketing efforts to obtain individual subscribers willing to pay us for wireless Internet service and negotiate contracts with large Internet service providers allowing them use of the network.

In addition, during the current fiscal year, the activities of the Internet services operation have focused on the integration of the acquired companies. The efforts are focused on combining service offerings, consolidating network operations and customer support locations, and reducing operating expenses. The success of our overall growth strategy depends, in part, on our ability to transition customers to new Internet access services, especially broadband wireless, and/or to sell additional voice services to the existing customer base. However, at present, dial-up subscribers represent a significant number of our Internet service customers. The erosion of this customer base is likely to continue until our new efforts to transition these customers to enhanced services become more effective.

There can be no assurance that the projects will be successfully completed or that the completed projects will provide the anticipated revenues. Accordingly, there can be no assurance that our business revenue models will be successful or that we can sustain revenue growth or maintain profitability.

We Have Limited Experience Running Our Businesses Which May Hamper Our Ability to Make Effective Management Decisions

Virtually all of our operations have been acquired or started in the last 30 months. Therefore, our experience in operating the current business is limited. Further, we intend to pursue additional acquisitions to further the development of our Internet services business, competitive local exchange and wireless broadband businesses.

Mr. Jay O. Wright became our Chief Executive Officer in December 2003. In February 2006, Mr. Jerry M. Sullivan, Jr. became our President and Chief Operating Officer. Prior to Mr. Sullivan joining the Company in June 2005 as President of our subsidiary Kite Broadband, Messrs. Wright and Sullivan had no experience working together. Since Mr. Wright joined our Company we have completed numerous acquisitions and integrated various different management teams into our operations. Prior to closing these acquisitions, Messrs. Wright and Sullivan had not previously worked with management at any of our subsidiaries and divisions. The other senior executives, including the general managers of each of the three operating business segments, have joined the Company in connection with acquisitions or been recently hired. None of these executives has significant experience working with the others. Consequently, internal communication and business-decision making processes are evolving. We may react too slowly or incorrectly to trends that may emerge and affect our business. Our future success depends on the ability of the senior executives to establish an effective organizational structure and to make effective management decisions despite their limited experience.

The Conversion of the Amended Debenture into Shares of Our Common Stock Could Result in Significant Near-Term Dilution to Our Stockholders

On June 30, 2006, we entered into an amended 7.75% secured convertible debenture in the amount of $15,149,650 (the “Amended Debenture”) with Cornell Capital Partners, L.P. (“Cornell Capital”), replacing the convertible debenture in the principal amount of $15,500,000 dated May 13, 2005 issued to Cornell Capital. Under the terms of the Amended Debenture, we have agreed to make weekly scheduled principal payments of at least $250,000 commencing September 1, 2006 with interest on the outstanding principal balance payable at the same time. Under the Amended Debenture and under certain conditions, we have the right to make any and all such principal payments by issuing shares of its common stock to Cornell Capital with the amount of such shares based upon the lower of $0.275 per share or 93% of the average of the two lowest daily volume weighted average per share prices of our common stock during the five days immediately following the scheduled payment date. Cornell Capital may convert all or any part of the unpaid principal and accrued interest owed under the Amended Debenture into shares of our common stock at a conversion price of $0.275 per share.

On August 1, 2006, the price of our common stock closed at $0.16 per share. Should the price of our stock remain at the current level and we choose to make scheduled principal payments with our common stock, the issuance of shares of our common stock to Cornell Capital may result in significant dilution to the value of common stock currently held by our stockholders. For example, using 93% of the closing price per share on August 1 ($0.1488 per share) as the conversion price, each weekly conversion of debt in the amount of $250,000 would result in the issuance of approximately 1,680,000 shares of our common stock to Cornell Capital commencing September 1, 2006.

As a Microcap Company, Raising Money on Commercially Reasonable Terms is Difficult. If We Are Unable to Raise Additional Capital, We May Be Unable to Make Acquisitions or to Fund Our Future Operations

We have relied almost entirely on external financing to fund our operations and acquisitions to date. We have been particularly reliant on funds provided by Cornell Capital. Such financing has historically come from a combination of borrowings and sale of common stock. In addition to the funds borrowed from Cornell Capital under the Amended Debenture, we have drawn a total of $39,173,129 in funds under the $100 million Standby Equity Distribution Agreement (the “SEDA”) resulting in the issuance of approximately 183,996,589 shares of our common stock to Cornell Capital. Our SEDA expired on May 19, 2006 and was not renewed.

Over the next two years we anticipate that we may need to raise additional or alternative capital to fund major acquisitions and to grow our emerging businesses. We anticipate that these additional funds will be in the range of $25 million to $200 million, depending on the pace of growth and/or the size of future acquisitions.

Small, publicly traded companies like Mobilepro, historically have found raising money difficult due to numerous factors including (a) the desire of large Wall Street firms to focus on larger companies where larger fee opportunities exist; (b) the consolidation of small Wall Street firms; (c) the reduced liquidity of smaller public companies compared to larger ones; (d) the increased business risks that a small firm faces; (e) the heavy regulatory scrutiny the SEC imposes on small companies including the lack of availability of “shelf registration” rules under Rule 415 and the burdensome “penny stock” rules which limit the ability of many microcap companies to market to retail investors; (f) misbehavior by so-called “PIPEs” investors, as reported in the press, including illegal short-selling of companies seeking to raise money and/or conspiring to drive down the prices of microcap companies looking to raise capital; (g) the lack of bargaining power of a microcap company relative to a multi-billion dollar PIPE fund; (h) the lack of national brand awareness which may motivate a potential investor to invest; (i) limited market cap which may make a large fund’s minimum investment size too large for the particular company; (j) investment limitations which prevent certain funds from investing in unlisted securities; and (k) the slow process by which the SEC often reviews registration statements of smaller companies which creates significant regulatory uncertainty and thereby increases the negotiating leverage of PIPEs funds. Due to these factors and others, there can be no assurance that we will be able to raise funds on commercially reasonable terms, or at all.

If We Are Unable to Successfully Acquire the Necessary Equipment, the Deployment and Management of Our Wireless Networks Could Be Delayed

The successful deployment and management of a broadband wireless network, like the Tempe network, depends on our ability to obtain the necessary technical equipment and to acquire such equipment when needed at prices and on terms acceptable to us. Required equipment includes antennas, transmitters and network routers. For the Tempe network, we have been able to successfully obtain such equipment. To date, we have made capital expenditures related to the Tempe network in the amount of approximately $2,900,000. However, there can be no assurance that our purchasing efforts will continue to be successful. If we are unable to acquire the remainder of the equipment necessary for the successful completion of the Tempe wireless network when needed, or are unable to purchase equipment for future networks, all at prices and on terms acceptable to us, the deployment, ownership and management of broadband wireless networks could be delayed.

 We May Not Successfully Execute or Integrate Our Acquisitions Which Could Harm Our Business

Our business model is dependent upon growth through acquisition of other telecommunication service providers. We have completed 21 acquisitions during the 31-month period ended June 30, 2006. We expect to continue making acquisitions that will enable us to build our Internet services, competitive local exchange carrier, and wireless broadband businesses. Acquisitions involve numerous risks, including the following:

•	Difficulties in integrating the operations, technologies, products and personnel of the acquired companies;
•	Diversion of management’s attention from normal daily operations of the business;
•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
•	Initial dependence on unfamiliar partners;
•	Insufficient revenues to offset increased expenses associated with acquisitions; and
•	The potential loss of key employees of the acquired companies.

Acquisitions may also cause us to:

•	Issue common stock that would dilute our current stockholders’ percentage ownership;
•	Assume liabilities;
•	Record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;
•	Incur amortization expenses related to certain intangible assets;
•	Incur large and immediate write-offs, and restructuring and other related expenses; or
•	Become subject to litigation.

Mergers and acquisitions are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we plan to continue making strategic acquisitions and significantly increase the number of strategic partners and customers that use our technology and services. This growth has placed, and will continue to place, significant strain on our personnel, systems, and resources. We expect that we will continue to hire employees, including technical, management-level employees, and sales staff, in the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls, and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

Many of the companies that we have acquired have been very small and/or privately held. Consequently, we have made acquisition decisions based on historical information that has not been audited. Generally, we structure our merger agreements to give us the right to make subsequent adjustments to the purchase consideration based on the subsequent discovery of inaccuracies. However, the process requires that senior management spend significant amounts of time resolving disputes with former owners of the acquired companies. In addition, we have been confronted with the challenges of managing many remotely located operations and combining different systems. Although we have been successful in retaining key managers and other employees of our major acquired companies, the lack of employee retention at certain smaller acquired companies has adversely affected the integration of operations and the retention of customers.

Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way.

Impairment of Goodwill Could Result in Significant Future Charges That Could Jeopardize Our Ability to Raise Capital

At June 30, 2006, our balance sheet included intangible assets with a total carrying value of approximately $56,201,000, representing 59.7% of total assets and including approximately $47,750,000 in goodwill. Substantially, this goodwill has been recorded in connection with the series of acquisitions completed by us since January 1, 2004. GAAP requires that we assess the fair values of acquired entities at least annually in order to identify any impairment in the values. We perform our annual impairment tests for goodwill at fiscal year-end. However, on a quarterly basis, we are alert for events or circumstances that would more likely than not reduce the fair value of a reporting segment below its carrying amount. If we determine that the fair value of an acquired entity is less than the net assets of the entity, including goodwill, an impairment loss would be identified and recorded at that time.

During the three months ended December 31, 2005, both the Internet and voice services segments incurred operating losses that were not expected. As a result, management reviewed the carrying values of the assets of these segments and determined that an adjustment for goodwill impairment was appropriate at December 31, 2005. The Company recorded an impairment charge in the amount of $3,764,429, including $1,945,519 related to the Internet service companies and $1,818,910 related to Affinity Telecom (“Affinity”), a CLEC business located in the State of Michigan that was acquired in August 2004. The negative customer churn of dial-up Internet access customers has exceeded management's expectations, contributing to the net loss incurred by this segment during the most recent three quarters. The Company has experienced a significant and steady loss of Affinity customers, and Affinity has incurred bad debt losses at a greater rate than in our other CLEC companies. The impairment charges represented approximately 17.2% and 84.5% of the goodwill related to the Internet service companies (excluding InReach) and Affinity, respectively. In the quarters ended March 31, 2006 and June 30, 2006, we recorded additional ISP goodwill impairment charges of $682,116 and $348,118, respectively, as customer churn continued to exceed expectations.

Future assessments of the acquisition fair values could identify material impairment losses resulting in substantial write-offs of goodwill. Such adjustments could have material adverse effects on our results of operations and our financial position, and could impede our continuing ability to raise capital and/or to make acquisitions.

If We Are Not Able to Compete Effectively in Our Markets That Are Highly Competitive, We May Be Forced to Reduce or Cease Operations

We believe that our ability to compete successfully in our markets depends on a number of factors, including market presence; the adequacy of our member and technical support services; the capacity, reliability and security of our network infrastructures; the ease of access to and navigation of the Internet provided by our services; our pricing policies and those of our competitors and suppliers; the timing of introductions of new services by us and our competitors; our ability to support existing and emerging industry standards; and general industry and economic trends. Other specific factors that could impact our ability to compete successfully include the following items, among others:

•	our success in withstanding the continued shift from dial-up ISP service to broadband ISP service;

•	the performance of our products, services and technology in a manner that meets customer expectations;

•	the success of our efforts to develop effective channels of distribution for our products;

•	our ability to price our products that are of a quality and at a price point that is competitive with similar or comparable products offered by our competitors;

•	the success of our efforts to develop, improve and satisfactorily address any issues relating to our technology;

•
our ability to effectively compete with companies that have substantially greater market presence and financial, technical, marketing and other resources than us including (i) local ISPs, (ii) national and regional ISPs, (iii) established online services; (iv) nonprofit or educational ISPs; (v) national telecommunications companies; (vi) Regional Bell Operating Companies (“RBOCs”); (vii) competitive local exchange carriers; and (viii) cable operators;

•
our ability to adapt to the consolidation of existing ISPs with or into larger entities, or entry of new entities into the Internet services market, would likely result in greater competition for the Company;

•	our ability to collect dial around compensation owed to our pay telephone business from third party payors; and

•	the continued erosion of coin revenues in our pay telephone business resulting from the penetration of wireless technologies and prepaid calling cards.

There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Failure to do so could harm our business and operating results in a material way and could cause us to reduce or cease operations.

Recent Industry Trends Could Adversely Affect Our Ability to Compete in the Wireless Communications Industry and Significantly Reduce the Likelihood of Our Success

The wireless communications industry has experienced consolidation of participants, and this trend may continue. If wireless carriers consolidate with companies that utilize technologies that are similar to or compete with our wireless technology, our proportionate share of the emerging market for wireless technologies may be reduced or eliminated. This reduction or elimination of our market share could reduce our ability to obtain profitable operations and could even cause us to reduce or cease operations.

In addition, the increasing number of municipally sponsored wireless network opportunities is attracting the interest of very large competitors. For example, competitors for the Philadelphia network included Verizon, Comcast, and Earthlink. According to a published report, the city of San Francisco received plans from 26 companies in response to a request for proposals, including Cingular Wireless, Earthlink, and Google. Other potential competitors, such as Sprint and Clearwire, have also recently announced plans to utilize WiMax technology to compete for broadband wireless customers.

The activity of these competitors, with resources far greater than ours, could adversely affect our ability to obtain additional awards for the deployment and management of wireless networks and significantly reduce the likelihood of success for our emerging wireless network and other businesses.

Our Payphone Division is Experiencing Intense Competition That Has Resulted in Revenue Declines That May Continue

Through our Davel subsidiary, we compete with other independent pay telephone providers and large local exchange carriers for the locations where we install and operate pay telephones. Many of these competitors have substantially greater financial, marketing and other resources than us.

Additionally, Davel indirectly competes with other telecommunications providers, including providers of wireless services and prepaid calling card companies, for end users to utilize our pay telephones to make local and long distance calls. The proliferation of wireless communication devices has continued to reduce the use of pay telephones. For example, the cellular telephone business of CloseCall represents indirect competition for Davel.  Furthermore, certain providers of wireless communication devices have continued to introduce rate plans, including pre-paid rate plans, that are competitively priced with certain of the products offered by us and have negatively impacted the usage of pay telephones throughout the nation. The effect on our business is that revenues of Davel are steadily declining. Davel’s revenues were $40,305,697 for the twelve months ended March 31, 2006 compared with $55,091,465 (including the pre-acquisition portion) for the corresponding period of the prior year, a decline of 26.8%. Further, Davel’s revenues were $8,197,498 for the quarter ended June 30, 2006 compared with $11,138,907 for the quarter ended June 30, 2005, a decline of 26.4%.

If we are unsuccessful in increasing revenues from other sources, the declining payphone business may contribute to declines in consolidated revenues and the incurring of additional operating losses.

Davel’s Reliance on Third Party Providers Could Delay the Timely Receipt of Accounts Receivable

Davel relies on third party providers to provide local access, long distance and operator services to its pay telephones. The uncertainty with the greatest potential negative financial impact relates to revenue from and collectibility of access code calls and toll-free dialed calls, or dial around compensation (i.e., intercarrier compensation paid to us by the providers of 800 numbers at the rate of 49.4 cents per call). In current quarters, Davel initially recognizes revenue related to non-coin dial-around calls that are initiated from a Company payphone in order to gain access to a long distance company or to make a standard toll free call based on estimates. The inter-exchange carriers have historically paid for fewer dial-around calls than are actually made and the collection period for dial-around revenue is generally four to six months, but can be in excess of a year. The estimates of revenue are based on the historical analysis of calls placed and amounts collected. These analyses are updated on a quarterly basis. Recorded amounts of revenue relating to prior periods may be adjusted based on the amounts of actual receipts and/or an unexpected change in the historical trends of calls and/or collections.

Dial around compensation represents a material percentage of our consolidated revenues. Dial around revenue was approximately $9,655,000 in the year ended March 31, 2006, representing approximately 9.8% of consolidated revenues. Dial around revenue was $1,620,273 in the quarter ended June 30, 2006, representing 6.9% of consolidated revenues for the period. The amount of dial-around revenue estimated to be collectible and included in the balance of accounts receivable at June 30, 2006 was $3,944,131. We depend on the third-party service providers to quickly and accurately report and pay amounts owed to us as dial around compensation. Our inability to obtain such reports and/or our inability to collect amounts owed to us could result in material reductions in accounts receivable with material adverse effects to future consolidated revenues and net income.

We May Not Be Successful in Obtaining and Retaining Key Employees Which Could Adversely Affect Our Ability to Operate, Grow and Manage Our Businesses

 Over the last twelve month period, we have been successful in making important additions to our management, including not only members of the management teams of certain acquired companies but new hires as well. For example, our executive management team has been expanded to include senior executive officers for each of our three operating business segments, an executive vice president focused on the integration of our acquired operations, and a general counsel. In addition, employment contract extensions were negotiated with our chief executive and other officers. On February 1, 2006, we negotiated an employment agreement with Mr. Jerry M. Sullivan, Jr., our President and Chief Operating Officer. Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our chief executive officer, Mr. Jay O. Wright, is important to the overall management of our Company as well as the development and implementation of our business strategy. Although we have designed employment agreements with Mr. Wright and other key executives that we believe provide incentives to perform at high levels and to fulfill the terms of their agreements with us, each executive, or any other employee, may terminate their employment with us at any time. Our future success also depends on our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, sales and marketing personnel. There can be no assurance that these professionals will be available in the market or retained, or that we will be able to meet or to continue to meet their compensation requirements. Failure to establish and maintain an effective management team and work force could adversely affect our ability to operate, to grow and to manage our businesses.

We May Not Be Able to Effectively Protect Our Intellectual Property Rights Which Could Harm Our Business by Making it Easier for Our Competitors to Duplicate Our Services

We regard certain aspects of our products, processes, services, and technology as proprietary. We have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure, and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could seriously harm our business.

We have filed patent applications with respect to our ZigBee wireless technology and for certain aspects of our chips, but these may not be issued to us, and if issued, may not protect our intellectual property from competition which could seek to design around or invalidate these patents. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our services.

We own several Internet domain names including, among others, www.mobileprocorp.com, www.nationwide.net www.closecall.com, www.wazmetro.com, www.tommywireless.com, www.neoreach.com and www.neoreachwireless.com. The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies could establish additional top-level domains or modify the requirements for holding domain names, any or all of which may dilute the strength of our names. We may not acquire or maintain our domain names or additional common names in all of the countries in which our marketplace may be accessed, or for any or all of the top-level domains that may be introduced. The relationship between regulations governing domain names and laws protecting proprietary rights is unclear. Therefore, we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

If We Fail to Negotiate Definitive Agreements, the Deployment of Municipal Wireless Networks in Cities That Have Selected Us to Do So Will Not Occur

Selection of our Company for the deployment, ownership and operation of a city-wide wireless networks may result after a formal bid and proposal process or it may result from a directed award. We have been selected by nine municipalities in total. However, negotiation of a definitive contract covering the engagement typically follows the announcement of the selection. There can be no assurance that we will, complete a deployment until a definitive contract is in place. For example, earlier last year, we announced our selection by the city of Sacramento, California. However, more recently, we announced our decision to terminate the pursuit of this project during contract negotiation as we determined that certain new requirements were inconsistent with our current business model and original award. Of the seven remaining projects, we have not yet completed contract negotiation with the cities of Akron and Cuyahoga Falls, Ohio. There can be no assurance that we will reach a definitive agreement for the deployment, ownership and operation of wireless networks in these cities.

We May Not Be Able to Keep Up with Rapid Technological Changes Which Could Render Our Services Obsolete

Our industry is characterized by rapid technological change, changes in customer requirements and preferences, frequent introduction of products and services embodying new technologies and the emergence of new industry standards and practices that could render our existing services obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our services including providing broadband for existing dial-up ISP customers. We expect that our marketplace will require extensive technological upgrades and enhancements to accommodate many of the new products and services that we anticipate will be added to our marketplace. We cannot assure you that we will be able to expand and upgrade our services, or successfully introduce new services or features that we develop in the future. Failure to keep pace with technology gains or to satisfy the desire of customers to utilize such new technology could render our services obsolete resulting in future reductions in revenues.

Disruptions to the Growth and Maintenance of the Internet Infrastructure Could Harm Our Internet Services Business

Our future success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms, and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. To date, we have not experienced significant disruptions to our business as the result of such problems. However, these outages and delays, if they were to occur, could reduce the level of Internet usage as well as our ability to provide our solutions. If the growth, maintenance or growth of the Internet infrastructure is disrupted in any of these ways, our revenues, especially the revenues of our Internet services segment, could be adversely affected resulting in harm to our business.

The Unavailability of Telecommunication Lines Could Threaten Our Business

Our ability to deliver good quality services at competitive prices depends on our ability to obtain access to T-l and dial-up lines pursuant to pricing and other terms that are acceptable to us. Access to these lines necessary for providing services to a significant portion of our subscribers is obtained from incumbent local exchange carriers like Verizon, SBC, and Bell South. In 2005, we have been successful in reaching certain important agreements with each of these carriers providing us with opportunities to expand services and the geographic coverage of such services and predictable prices, avoiding any interruption in service to our customers. In the event that any of the carriers would be unable or unwilling to provide service to us, even if legally required to do so, our ability to service existing customers or add new customers could be adversely impaired in a material manner.

The Federal and State Regulations under Which Our Payphone Business Operates Could Change, Resulting in Harm to This Business

The enactment of the Telecommunications Act of 1996 significantly altered the regulatory landscape in which payphone companies operate. Although the Telecommunications Act of 1996, as implemented by the FCC, addressed certain historical inequities in the payphone marketplace, uncertainties relating to the impact and timing of the implementation of this framework still exist.

The uncertainty with the greatest potential financial impact relates to revenue from and collectibility of access code calls and toll-free dialed calls, or dial around compensation. Dial around compensation accounts for a material percentage of our revenues.

Historically, many parties legally obligated by the FCC to pay dial around compensation have nevertheless failed to do so. We believe that such failures exist today. While we believe that we would have the right to sue in order to collect amounts owed, such efforts may consume management time and attention and our cash, and there can be no assurance that such efforts would result in the collection of any additional amounts. Consequently, such illegal nonpayment activities may adversely affect our cash flows, receivable collectibility, and future business profitability. In addition, the December 2004 decision by the Federal Communications Commission to abolish "UNE-P" rules and rates has increased local line rates for us. The March 2004 United States Court of Appeals, D.C. Circuit decision to vacate the Federal Communications Commission Unbundled Network Element rules will have an unknown effect on local access pricing for pay telephone providers; however, it is likely that the impact will cause price increases to pay telephone providers.

Our Payphone Division’s Revenue Is Subject to Seasonal Variations

Davel's revenue from pay telephone operations is affected by seasonal variations. Since many of its pay telephones are installed outdoors, weather patterns have differing effects on our revenue depending upon the region of the country where the pay telephones are located. For example, the pay telephones installed and operated throughout the Midwestern and eastern United States produce their highest call volumes during the second and third calendar quarters, when the climate tends to be more favorable. Currently, approximately 25% of our payphones are located in these regions of the country. Unusually severe weather in these regions could exacerbate the seasonal variations in revenues resulting in adverse effects on our business. In addition, changes in the geographic distribution of Davel's pay telephones in the future may result in differing seasonal variations in our operating results.

Our Common Stock Is Deemed to Be “Penny Stock,” Which May Make It More Difficult for Investors to Resell Their Shares Due to Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. A penny stock has the following characteristics:

•	It is traded at a price of less than $5.00 per share;

•	It is not traded on a “recognized” national exchange;

•	Its price is not quoted on the Nasdaq automated quotation system (Nasdaq-listed stock must still have a price of not less than $5.00 per share); or

•
Its issuer has net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or has average annual revenues of less than $6.0 million for the last three years.

Trading of our stock may be restricted by the SEC’s penny stock regulations that may limit a stockholder’s ability to buy and sell our stock.

The penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. The penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effects of reducing the number of potential investors and the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

In addition, the National Association of Securities Dealers, or NASD, has adopted sales practice requirements that may also limit a stockholder’s ability to buy and sell our stock. Before recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit investors’ ability to buy and sell our stock and have an adverse effect on the market for our shares.

Federal Regulators May Take Positions that are Contrary to Existing Law and Regulation which may Impose Substantial Litigation Costs on our Business, Impede our Access to Capital and/or Force us to Seek a Merger Partner.

As a publicly traded telecommunications company, we are subject to the regulatory scrutiny of both the FCC and SEC. Both agencies are so-called “administrative agencies” with statutory authority to implement and enforce laws passed by the U.S. Congress. Despite this limited scope, both the FCC and SEC have the ability to use discretion in certain cases both in interpreting what the laws passed by Congress mean and when to enforce such laws. The FCC and/or SEC may even take positions which are unfounded in statute, regulation, or prior agency guidance which are adverse to Mobilepro. For instance, the FCC has been repeatedly overruled by federal courts in recent years for misinterpretations of the 1996 Telecom Act. In order to contest such behavior, Mobilepro may be forced to resort to litigation. In the context of the SEC, Mobilepro’s ability to have its registration statements “go effective” may be impeded if the SEC were to take a position unfounded by law, regulation or prior interpretative guidance in its comments to Mobilepro’s registration statement. Such behavior would materially impair Mobilepro’s access to the capital markets, potentially force Mobilepro to incur substantial litigation related costs and may force Mobilepro to seek a merger with another company.

RISKS RELATED TO THIS OFFERING

If the Selling Stockholders Sell Part or All of Their Shares of Common Stock in the Market, Such Sales May Cause Our Stock Price to Decline

After this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may sell in the public market up to all of the shares of common stock being registered in this offering, subject to the provisions of “lock-up” agreements executed by Mr. Wright which prohibits the sale or disposition of more than one million (1,000,000) shares of the Company’s common stock during any calendar quarter during his employment period.

That means that up to 238,852,745 shares of common stock, the number of shares being registered in this offering, may be sold. The number of shares being registered in this offering represents approximately 32.92% of the total number of shares of common stock outstanding upon their issuance. Such sales may cause our stock price to decline.

If the Selling Stockholders Sell a Material Amount of Common Stock, the Significant Downward Pressure on the Price of Our Stock Caused by Those Sales Could Encourage Short Sales by Third Parties, Which Could Contribute to the Further Decline of Our Stock Price

The significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties. Such short sales could place further downward pressure on our stock price.

A Large Percentage of the Shares Held by Our Senior Management and Directors Are Fully Vested. These Employees and Directors May Not Have Sufficient Financial Incentive to Stay with Us

This offering registers a large percentage of the shares held by our executive officers and directors. While we are not aware of any plans of any officer or director to leave Mobilepro, it is not uncommon for similarly situated officers and directors to leave a company after they are able to sell a sufficient number of shares to meet their individual financial goals, which time frame may be accelerated if the shares appreciate in value. Our officers and directors may be similarly disposed.

SELLING STOCKHOLDERS

The following table presents information with respect to the selling stockholders and the shares of our common stock that they may offer with this Prospectus. To our knowledge, except as described below, the selling stockholders have not, or within the past three years have not had, any position, office or other material relationship with us or any of our affiliates. The share information provided in the table below is based on information provided to us by the selling stockholders on or about June 30, 2006.

We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Beneficial ownership generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of June 30, 2006 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholders may beneficially own after this offering. However, for presentation of the data in the table below, we have estimated the number of shares of our common stock beneficially owned after the completion of the offering based on the assumptions that the selling stockholders exercise the outstanding stock options and warrants described below, convert the outstanding debentures described below and sell all of the shares being offered.  We may update, amend or supplement this Prospectus from time to time to update the disclosure in this section. The following table presents information regarding the selling stockholders.
Selling Stockholder	Non-Contingent Shares Beneficially Owned Before Offering	Contingent Shares Beneficially Owned Before Offering	Total Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Contingent Shares Not Considered Beneficially Owned		Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering (1)

The Bethell Family Trust	10,000,000	-	10,000,000		1.70%	-		10,000,000	(2)	0.00%

Tom Millitzer	7,026	-	7,026		0.00%	-		7,026		0.00%
Paul Halvorsen	14,638	-	14,638		0.00%	-		14,638		0.00%
Estate of Roger L. Beck, Jr.	587,471	-	587,471		0.10%	-		587,471		0.00%
Jared B. Reimer	153,156	-	153,156		0.03%	-		153,156		0.00%
Dr. Ronald Reimer	72,456	-	72,456		0.01%	-		72,456		0.00%
Pankaj Sharma	72,456	-	72,456		0.01%	-		72,456		0.00%
Kim DeWitt	42,215	-	42,215		0.01%	-		42,215		0.00%
Robert Doggett	351,133	-	351,133		0.06%	-		351,133		0.00%
Dr. Bhagwab Swaroop Misra	7,319	-	7,319		0.00%	-		7,319		0.00%
Subtotal	1,307,870	-	1,307,870		0.22%	-		1,307,870	(4)	0.00%

Cornell Capital Partners, L.P.	6,450,000	24,150,000	30,600,000	(5)	4.99%	46,939,635	(5)	71,089,635	(5)	0.98%
-
Airlie Master Opportunity Fund, Ltd.	-	1,866,666	1,866,666		0.32%	-		1,866,666		0.00%
Richard Berritt	-	1,866,667	1,866,667		0.32%	-		1,866,667		0.00%
Jonathan Heine	-	1,866,667	1,866,667		0.32%	-		1,866,667		0.00%
Subtotal	-	5,600,000	5,600,000		0.94%	-		5,600,000	(6)	0.00%

ABLECO Finance, LLC	-	456,250	456,250		0.08%	-		456,250	(7)	0.00%
ARK-CLO 2000-1	-	447,303	447,303		0.08%	-		447,303	(8)	0.00%
Avenue Special Situations Fund II, LP	-	118,386	118,386		0.02%	-		118,386	(9)	0.00%
BNP Paribas	-	208,727	208,727		0.04%	-		208,727	(10)	0.00%
Cerberus Partners, L.P.	-	1,884,475	1,884,475		0.32%	-		1,884,475	(11)	0.00%
Foothill Partners III, L.P.	-	684,375	684,375		0.12%	-		684,375	(12)	0.00%
Morgan Stanley Prime Income Trust	-	98,655	98,655		0.02%	-		98,655	(13)	0.00%
PNC Bank N.A.	-	208,727	208,727		0.04%	-		208,727	(14)	0.00%
US Bank, N.A.	-	208,727	208,727		0.04%	-		208,727	(15)	0.00%
Wells Fargo Foothill, Inc.	-	684,375	684,375		0.12%	-		684,375	(16)	0.00%
Subtotal	-	5,000,000	5,000,000		0.84%	-		5,000,000	(17)	0.00%

Peter Aquino	-	300	300		0.00%	-		300		0.00%
Alexander Enterprise Holdings	-	101,455	101,455		0.02%	-		101,455		0.00%
Daniel P. Behuniak	-	20,291	20,291		0.00%	-		20,291		0.00%
Yakob Ben-Shlomo	-	4,870	4,870		0.00%	-		4,870		0.00%
Brent & Patrice Clapacs Family Trust	49,587	4,339	53,926		0.01%	-		4,339		0.01%
Tiffany Brown	6,224	545	6,769		0.00%	-		545		0.00%
Adrian Catalano	55,655	4,870	60,525		0.01%	-		4,870		0.01%
Diane Clarence	12,388	1,084	13,472		0.00%	-		1,084		0.00%
George F. Conniff	46,379	4,058	50,437		0.01%	-		4,058		0.01%
William Cortez	47,307	4,139	51,446		0.01%	-		4,139		0.01%
William P. Dioguardi	127,542	55,800	183,342		0.03%	-		55,800		0.02%
Drax Holdings LP	-	101,455	101,455		0.02%	-		101,455		0.00%
Chris Drazdys	-	9,188	9,188		0.00%	-		9,188		0.00%
Val Drazdys	37,850	3,312	41,162		0.01%	-		3,312		0.01%
Natasha Ervin	2,619	229	2,848		0.00%	-		229		0.00%
Donald F. Farley	69,569	6,087	75,656		0.01%	-		6,087		0.01%
Mohinder Goswami	231,897	20,291	252,188		0.04%	-		20,291		0.04%
Mary Guerra	111,310	9,740	121,050		0.02%	-		9,740		0.02%
Peter Habib	48,698	4,261	52,959		0.01%	-		4,261		0.01%
Raja B. Hannush	27,828	2,435	30,263		0.01%	-		2,435		0.00%
Health Care Professionals, Inc.	1,391,378	121,746	1,513,124		0.26%			121,746		0.24%
David Hoachman	104,353	9,131	113,484		0.02%	-		9,131		0.02%
Jimayne Howser	6,840	599	7,439		0.00%	-		599		0.00%
Lawrence R. Hyman	27,828	2,435	30,263		0.01%	-		2,435		0.00%
Lawrence R. and Lois Hyman as TBE	278,276	24,349	302,625		0.05%	-		24,349		0.05%
Ammar Kawash	139,090	12,170	151,260		0.03%	-		12,170		0.02%
Timothy Keating	-	8,899	8,899		0.00%	-		8,899		0.00%
Allen H. Kupetz	23,189	2,029	25,218		0.00%	-		2,029		0.00%
Frank Frost Lane	62,612	5,479	68,091		0.01%	-		5,479		0.01%
JoAnn Lanning	6,821	597	7,418		0.00%	-		597		0.00%
Paul Latchford	-	17,936	17,936		0.00%	-		17,936		0.00%
Jerry and Michelle Levine as TBE	139,138	12,175	151,313		0.03%	-		12,175		0.02%
Grover A. Lewis	13,914	1,217	15,131		0.00%	-		1,217		0.00%
Brian Leyda	12,857	1,125	13,982		0.00%	-		1,125		0.00%
Ezra P. Mager	2,353,253	205,910	2,559,163		0.43%	-		205,910		0.40%
Thomas Mazerski	1,882,615	164,729	2,047,344		0.35%	-		164,729	(18)	0.32%
Robert William McCausland	463,794	40,582	504,376		0.09%	-		40,582		0.08%
Hugh McConnell	88,907	7,779	96,686		0.02%	-		7,779		0.02%
Paul B. McHugh	35,479	3,104	38,583		0.01%	-		3,104		0.01%
Randy Moore	122,203	8,505	130,708		0.02%	-		8,505		0.02%
Mark Norris	-	12,175	12,175		0.00%	-		12,175	(34)	0.00%
Richard O’Connell	1,168,055	102,205	1,270,260		0.22%	-		102,205		0.20%
Jennifer Orem	857	75	932		0.00%	-		75		0.00%
John C. Payne	858,017	75,076	933,093		0.16%	-		75,076		0.15%
Jamie Pollock	3,185	279	3,464		0.00%	-		279		0.00%
Richard Ramlall	-	26,114	26,114		0.00%	-		26,114		0.00%
Cynthia A. Ryan	-	15,218	15,218		0.00%	-		15,218		0.00%
Frederick Sass	23,189	2,029	25,218		0.00%	-		2,029		0.00%
Joseph P. Schmelzeis	28,987	2,536	31,523		0.01%	-		2,536		0.00%
Fredrik C. Schreuder	231,895	20,291	252,186		0.04%	-		20,291		0.04%
Stephen Schwartz	57,975	5,073	63,048		0.01%	-		5,073		0.01%
Shah, Vipul	57,973	5,073	63,046		0.01%	-		5,073		0.01%
Spencer Segura	417,413	36,524	453,937		0.08%	-		36,524		0.07%
Spencer Trask Illumination Fund	584,379	51,133	635,512		0.11%	-		51,133	(36)	0.10%
Spencer Trask Media & Communication Group, LLC	6,956,890	608,728	7,565,618		1.28%	-		608,728	(36)	1.18%
Melissa Stoneberg	3,402	298	3,700		0.00%	-		298		0.00%
Stacey Swoboda	3,428	300	3,728		0.00%	-		300		0.00%
Paul Taylor	125,948	10,145	136,093		0.02%	-		10,145		0.02%
Luca Toscani	-	2,914	2,914		0.00%	-		2,914		0.00%
Michele Toscani	11,827	1,035	12,862		0.00%	-		1,035		0.00%
Greg Van Allen	35,357	1,125	36,482		0.01%	-		1,125		0.01%
John Vandewalle	27,828	2,435	30,263		0.01%	-		2,435		0.00%
Viventures 2 Entrepeneurs Fund LP	40,002	3,500	43,502		0.01%	-		3,500	(37)	0.01%
Viventures 2 FCPR	14,054,707	1,229,782	15,284,489		2.59%	-		1,229,782	(37)	2.38%
Nancy Walcutt	3,622	317	3,939		0.00%	-		317		0.00%
Subtotal	32,722,336	3,223,625	35,945,961		6.07%	-		3,223,625	(19)	5.53%

Martin Levetin	-	400,000	400,000		0.07%	200,000	(3)	600,000	(20)	0.00%

Geoffrey B. Amend	-	3,064,311	3,064,311		0.52%	935,689		4,000,000	(21)	0.00%
Doug Bethell	-	208,333	208,333		0.04%	791,667		1,000,000	(40)	0.00%
Lisa Bickford	-	72,917	72,917		0.01%	277,083		350,000	(41)	0.00%
Larry Bouts	-	862,500	862,500		0.15%	187,500		1,050,000	(22)	0.00%
Dr. Bruce Bowman	10,000	312,500	322,500		0.05%	187,500		500,000	(22)	0.00%
Hank Deily	-	354,167	354,167		0.06%	895,833		1,250,000	(23)	0.00%
John Dumbleton	831,615	-	831,615		0.14%	-		831,615	(24)	0.00%
Kurt Gordon	6,071,524	1,375,000	7,446,524		1.26%	125,000		1,500,000	(25)	1.03%
Don Gunther	39,500	862,500	902,000		0.15%	187,500		1,050,000	(22)	0.01%
Hawk Associates, Inc.	-	200,000	200,000		0.03%	-		200,000	(26)	0.00%
John von Harz	-	933,333	933,333		0.16%	266,667		1,200,000	(27)	0.00%
Kevin Kuykendall	38,950	3,500,000	3,538,950		0.60%	-		3,500,000	(28)	0.01%
Michael Kleeman	-	250,000	250,000		0.04%	-		250,000	(22)	0.00%
Paul Latchford	-	62,500	62,500		0.01%	187,500		250,000	(22)	0.00%
Chris MacFarland	-	1,209,091	1,209,091		0.20%	90,909		1,300,000	(29)	0.00%
James Magruder	-	2,208,333	2,208,333		0.37%	791,667		3,000,000	(42)	0.00%
Tammy Martin	-	1,604,167	1,604,167		0.27%	395,833		2,000,000	(30)	0.00%
Tom Mazerski	-	1,812,839	1,812,839		0.31%	187,161		2,000,000	(35)	0.00%
Michael O’Neil	111,500	1,209,091	1,320,591		0.22%	90,909		1,300,000	(38)	0.02%
Ocean Avenue Advisors	-	2,000,000	2,000,000		0.34%	-		2,000,000	(31)	0.00%
Philip Otto	-	312,500	312,500		0.05%	187,500		500,000	(22)	0.00%
Ryan Beck & Co.	500,000	-	500,000		0.08%	-		500,000	(44)	0.00%
Bruce Sanguinetti	-	4,000,000	4,000,000		0.67%	-		4,000,000	(32)	0.00%
Paul Silverman	-	1,062,500	1,062,500		0.18%	187,500		1,250,000	(22)	0.00%
Don Sledge	-	909,091	909,091		0.15%	90,909		1,000,000	(39)	0.00%
Jerry Sullivan	-	3,190,789	3,190,789		0.54%	6,809,211		10,000,000	(43)	0.00%
Fred Tarter	-	1,000,000	1,000,000		0.17%	-		1,000,000	(22)	0.00%
Byron Wagner	-	18,493	18,493		0.00%	231,507		250,000	(22)	0.00%
Jay O. Wright	302,000	17,606,742	17,908,742		2.95%	2,575,758		5,000,000	(33)	2.54%
Subtotal	7,905,089	50,201,697	58,106,786		9.09%	15,680,803	(3)	52,031,615		3.32%

Kevin Kimberlin Partners, LP	17,272	-	17,272		0.00%	-		17,272		0.00%
Spencer Trask Media & Comm Group, LLC	6,150,700	-	6,150,700		1.04%	-		6,150,700		0.00%
Spencer Trask Illumination Fund, LLC	244,705	-	244,705		0.04%	-		244,705		0.00%
Southern Farm Bureau Life Insurance Co.	34,806,125	-	34,806,125		5.91%	-		34,806,125		0.00%
McCarty Wireless, LLC	9,216,626	-	9,216,626		1.57%	-		9,216,626		0.00%
Tony Tam	11,081	-	11,081		0.00%	-		11,081		0.00%
Pacific Infinity Company, Inc.	496,169	-	496,169		0.08%	-		496,169		0.00%
Terry Kwong	2,999,093	-	2,999,093		0.51%	-		2,999,093		0.00%
Wilson Wong	578,471	-	578,471		0.10%	-		578,471		0.00%
Chida Tse	227,368	-	227,368		0.04%	-		227,368		0.00%
Ray Tong	129,366	-	129,366		0.02%	-		129,366		0.00%
Philip Matos	784,107	-	784,107		0.13%	-		784,107		0.00%
Jack Wong	4,508,852	-	4,508,852		0.77%	-		4,508,852		0.00%
Robert Kane	97,644	-	97,644		0.02%	-		97,644		0.00%
Julie Baigent SEP IRA	28,991	-	28,991		0.00%	-		28,991		0.00%
Jenifer and John E. Smyth	5,754	-	5,754		0.00%	-		5,754		0.00%
Elizabeth H. Kinney	5,754	-	5,754		0.00%	-		5,754		0.00%
Lane Cockrell	3,019	-	3,019		0.00%	-		3,019		0.00%
Christopher P. Truhan	2,877	-	2,877		0.00%	-		2,877		0.00%
Andria Langenberg	2,820	-	2,820		0.00%	-		2,820		0.00%
Jerry M. Sullivan, Jr.	10,001,856	-	10,001,856		1.70%	-		10,001,856	(43)	0.00%
John Greathouse	240,079	-	240,079		0.04%	-		240,079		0.00%
Jonathan B. Steadman	5,434,899	-	5,434,899		0.92%	-		5,434,899	(46)	0.00%
Randy James Eure	3,564,597	-	3,564,597		0.61%	-		3,564,597		0.00%
John Yerger	1,502,309	-	1,502,309		0.26%	-		1,502,309	(48)	0.00%
Ken Harris	83,422	-	83,422		0.01%	-		83,422		0.00%
David McIntosh	614,909	-	614,909		0.10%	-		614,909	(48)	0.00%
Gregory Wolff	538,409	-	538,409		0.09%	-		538,409	(48)	0.00%
Jerry O'Rear	339,067	-	339,067		0.06%	-		339,067	(48)	0.00%
Sandra Miller	593,690	-	593,690		0.10%	-		593,690	(48)	0.00%
Scott Tenney	3,733	-	3,733		0.00%	-		3,733		0.00%
Jim Cade	736	-	736		0.00%	-		736		0.00%
Scott Goodno	1,470	-	1,470		0.00%	-		1,470		0.00%
Dan Berry	589	-	589		0.00%	-		589		0.00%
Jennifer Relfe	8,821	-	8,821		0.00%	-		8,821		0.00%
Lisa Vicory	2,353	-	2,353		0.00%	-		2,353		0.00%
Ricky G. Luke	3,059,836	-	3,059,836		0.52%	-		3,059,836	(47)	0.00%
Alan Crancer	1,422,748	-	1,422,748		0.24%	-		1,422,748	(48)	0.00%
Troy Browning	603,226	-	603,226		0.10%	-		603,226	(48)	0.00%
Paul Latchford	280,009	-	280,009		0.05%	-		280,009		0.00%
Johnny McCarty	280,009	-	280,009		0.05%	-		280,009		0.00%
Bobby Lloyd	542,026	-	542,026		0.09%	-		542,026	(48)	0.00%
Ashley Barlow	75,937	-	75,937		0.01%	-		75,937	(48)	0.00%
Penny Melvin	258,976	-	258,976		0.04%	-		258,976	(48)	0.00%
Rebekah Schomisch	229,500	-	229,500		0.04%	-		229,500	(48)	0.00%
Subtotal	90,000,000	-	90,000,000		15.28%	-		90,000,000	(45)	0.00%

Grand Totals	148,385,295	88,575,322	236,960,617		34.98%	62,820,438		238,852,745		8.23%

(1)
The percentage of outstanding shares is based on 588,888,574 shares of common stock outstanding on June 30, 2006, together with shares deemed beneficially owned by each such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of June 30, 2006 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The Bethell Family Trust received a total of 10,000,000 shares of our common stock, 6,000,000 shares on July 13, 2005 and 4,000,000 shares on August 24, 2005, in connection with our acquisition of American Fiber Network, Inc. Doug Bethell, the former CEO of AFN is currently an Executive Vice President of the Compnay subsequent to our acquisition. Mr. Bethell maintains investment and voting control of the Bethell Family Trust.

(3)
Represents shares of our common stock that will become exercisable pursuant to the terms of outstanding stock warrant and stock option agreements beyond 60 days from June 30, 2006. Consequently, these shares are not considered beneficially owned by the holder of the stock warrant or option on June 30, 2006.

(4)
These former owners of The River Internet Access Co., acquired by us in September 2004, hold 1,307,870 shares of our common stock that were issued on October 6, 2005 upon the conversion of debentures received by them in connection with the acquisition. The debentures had a maturity date of September 16, 2006, bore interest at the annual rate of 3.00%, and were convertible into shares of our common stock at any time during their terms at $0.20 per share. The debenture principal amounts were subject to downward adjustments pending the results of an acquisition audit or the occurrence of any damages as defined in the merger agreement.

(5)
Cornell Capital holds a secured debenture in the amount of $15,149,650 that is convertible into 55,089,635 shares of our common stock at a per share price of $0.275 and a warrant to purchase 10,000,000 shares of our common stock at a per share price of $0.275, both dated June 30, 2006. This warrant expires one year after the shares of our common stock subject to the warrant are registered for resale by the SEC. Cornell Capital also holds a 5-year warrant to purchase 6,000,000 shares of our common stock at a per share price of $0.50 dated May 13, 2005. Mr. Mark Angelo maintains investment and voting control of the shares. For presentation purposes above, the shares of our common stock issuable upon the conversion of the debenture that would result in ownership greater than 4.99% are not considered beneficially owned by Cornell Capital at June 30, 2006. Pursuant to the terms of the debenture, conversion of the debenture for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital to exceed 4.99% of our outstanding shares following such conversion requires at least 65 days prior notice. No such notice has been received by us. Upon the receipt of such notice, conversion could occur pursuant to the terms of the debenture with Cornell Capital becoming the beneficial owner of the shares. See Note 7 to the Condensed Consolidated Financial Statements as of June 30, 2006 for additional information about the convertible debenture and the stock warrants.

(6)
Represents warrants to purchase shares of our common stock that were issued on November 15, 2004 to Airlie Master Opportunity Fund, Ltd., the source of the Davel bridge financing, and the brokers involved with the arrangement of this loan. Dort and Seth Cameron maintain investment and voting control of the Airlie Fund. These warrants are exercisable at a per share price of $0.20, and they expire on November 14, 2011.

(7)	Steven Feinberg maintains investment and voting control of Ableco Finance, LLC.

(8)	Lynn Tilton maintains investment and voting control of ARK-CLO 2000-1, Limited.

(9)	Matthew Kimble maintains investment and voting control of Avenue Special Situations Fund, II, LP.

(10)	Everett Schenk maintains investment and voting control of BNP Paribus.

(11)	Steven Feinberg maintains investment and voting control of Cerberus Partners, L.P.

(12)	Dennis Archer maintains investment and voting control of Foothill Partners III.

(13)	Sheila Finnerty maintains investment and voting control of Morgan Stanley Prime Income Trust.

(14)	Frank Devine maintains investment and voting control of PNC Bank N.A.

(15)	James P. Cecil maintains investment and voting control of U.S. Bank, N.A.

(16)	Scott Diehl maintains investment and voting control of Wells Fargo Foothill, Inc.

(17)
Represents warrants to purchase shares of our common stock that were issued on November 15, 2004 to certain lenders in connection with our acquisition of 100% of the senior secured debt of Davel and an assignment by those lenders of their shares of Davel's common stock representing approximately 95% of Davel's issued and outstanding common stock. These warrants are exercisable at a per share price of $0.30 and expire on November 14, 2009.

(18)
Represents warrants to purchase shares of our common stock, 117,663 shares at $0.30 per share and 47,065 shares at $0.35 per share, that expire on October 15, 2009. Mr. Mazerski, a founder and the President and CEO of CloseCall prior to our acquisition, currently serves as Chief Executive Officer of Close Call.

(19)
Represents warrants to purchase shares of our common stock that were issued on October 15, 2004 to the former owners of CloseCall America in connection with its acquisition by us and that expire on October 15, 2009. Warrants to purchase approximately 2,302,590 shares are exercisable at $0.30 per share, and warrants to purchase approximately 921,035 shares are exercisable at $0.35 per share.

(20)
Martin Levetin, a former owner of Evergreen Open Broadband Corporation, received a warrant to purchase 600,000 shares of our common stock on April 21, 2005 in connection with our acquisition of Evergreen. Mr. Levetin's warrant is exercisable at a per share price of $0.16, and expires on April 21, 2010.

(21)
Represents warrants to purchase 2,000,000, 1,500,000 and 500,000 shares of our common stock that were awarded to Geoffrey Amend, who currently serves as our Senior Vice President, General Counsel and Secretary, on November 1, 2004, April 20, 2005, and February 7, 2006, respectively. 50% of the warrant for 2,000,000 shares vests ratably over 24 months from the award date, and 1,000,0000 shares vested upon our achieving $5 million in EBITDA over a consecutive 12 month period. The warrant for 1,500,000 shares vests over a 23-month period from the award date. The warrant for 500,000 shares vests over a 24-month period from April 1, 2006. These warrants are exercisable at per share prices of $0.20, $0.155 and $0.233, respectively, and expire on November 1, 2014, April 20, 2015, and February 7, 2016, respectively.

(22)
Represents warrants to purchase common stock issued to each member of our board of advisors as follows - Messrs. Silverman and Tarter were each issued a 10-year warrant to purchase 1,000,000 shares of our common stock on January 1, 2004 and July 20, 2004, respectively. These warrants are exercisable at $.02 and $0.20 per share, respectively and they were fully vested at March 31, 2006. Messrs. Bouts and Gunther were each issued a 10-year warrant to purchase 800,000 shares of our common stock on January 1, 2004 and June 28, 2004, respectively. These warrants are exercisable at $0.02 and $0.20 per share, respectively, and they were fully vested at March 31, 2006. Mr. Otto and Dr. Bowman were each issued a 10-year warrant to purchase 250,000 shares of our common stock, dated February 17, 2005, that vests ratably over 12 months from the date of award. These warrants are exercisable at a per share price of $0.155 and $0.193, respectively. Mr. Kleeman was issued a 10-year warrant to purchase 250,000 shares of our common stock on May 17, 2005 that vests ratably over 12 months from the date of award. This warrant is exercisable at a price of $0.33 per share. Messrs. Bouts, Bowman, Gunther, Latchford, Otto, Silverman and Dr. Bowman were each awarded a 10-year warrant to purchase 250,000 shares of our common stock on March 31, 2006 that vests in quarterly installments during fiscal year 2007, and that is exercisable at a per share price of $0.22. On April 1, 2006, Mr. Wagner was awarded a 10-year warrant to purchase 250,000 shares of our common stock that vests in equal quarterly installments during fiscal year 2007 and that is exercisable at a per share price of $0.20.

(23)
Represents 10-year warrants to purchase 750,000 shares and 500,000 share of our common stock awarded on June 20, 2005 and February 7, 2006, respectively, to Hank Deily, who currently serves as our Senior Vice President, Chief Accounting Officer. The warrant to purchase 750,000 shares vests in three equal installments on March 31, 2006, 2007 and 2008, and is exercisable at a per share price of $0.31. The warrant to purchase 500,000 shares vests over a 24-month period beginning April 1, 2006, and is exercisable at a per share price of $0.233.

(24)	Mr. Dumbleton was our Executive Vice President, Sales and Business Development, until his employment with us ended on January 15, 2006.

(25)
Represents a warrant to purchase 1,500,000 shares of our common stock awarded on April 1, 2005 to Kurt Gordon, who served as our Chief Financial Officer until March 31, 2006. This warrant vested over 12 months from the date of award, is exercisable at a per share price of $0.22 per share, and expires on April 1, 2015.

(26)
Represents a warrant to purchase 200,000 shares of our common stock issued on February 1, 2003 to Hawk Associates, Inc., a firm that currently provides investor and public relations services to us. This warrant was fully vested at December 31, 2005, is exercisable at a per share price of $0.15, and expires on February 1, 2010.

(27)
Includes a 10-year warrant to purchase 800,000 shares of our common stock awarded on January 1, 2004 to John von Harz, a former member of our board of advisors, who currently serves as a Vice President of our Kite Networks organization in the area of business development; this warrant was fully vested on December 31, 2005, and is exercisable at a per share price of $0.02. Also includes a 10-year option to purchase 400,000 shares of our common stock awarded on January 25, 2006 that is exercisable at a per share price of $0.26 and that vests in three equal installments on March 31, 2006, 2007 and 2008.

(28)
Represents warrants to purchase 3,500,000 shares of our common stock awarded on June 10, 2004 to Kevin Kuykendall who served as President of our voice business segment from June 2004 through December 2004. These warrants were fully vested on December 31, 2005, are exercisable at a per share price of $0.20, and expire on June 10, 2014.

(29)
Represents a 10-year warrant to purchase 800,000 shares of our common stock awarded on March 1, 2004 to Chris MacFarland, a member of our Board of Directors, that is fully vested; a 10-year warrant to purchase 250,000 shares of our common stock, awarded on June 16, 2005, that is fully vested; and a 10-year warrant to purchase 250,000 shares of our common stock that was awarded on February 7, 2006 and that vests ratably until December 7, 2006. These warrants are exercisable at per share prices of $0.10, $0.15 and $0.233, respectively.

(30)
Represents 10-year warrants to purchase 1,500,000 shares and 500,000 of our common stock awarded on April 20, 2005 and February 7, 2006, respectively, to Tammy Martin, formerly the General Counsel of Davel, who currently serves as its Chief Executive Officer, and who also serves as our Senior Vice President, Chief Administrative Officer, and Treasurer. The warrant to purchase 1,500,000 shares is fully vested and the warrant to purchase 500,000 shares vests ratably over a 24-month period beginning April 1, 2006. The warrants are exercisable at a per share price of $0.155, and $0.233, respectively.

(31)
Represents shares issuable upon the exercise of a warrant to purchase our common stock that was granted in July 2004 in connection with the provision of investor relations services. This warrant was fully vested at December 31, 2005, is exercisable at a per share price of $0.18, and expires on July 1, 2014.

(32)
Represents 10-year warrants to purchase 3,000,000 and 1,000,000 shares of our common stock awarded on January 1, 2005 and January 23, 2006, respectively to Bruce Sanguinetti, the former President and Chief Executive of NeoReach Wireless. The warrant to purchase 3,000,000 shares is fully vested, and is exercisable at a per share price of $0.16. The warrant to purchase 1,000,000 shares is fully vested and is exercisable at a per share price of $0.19.

(33)
Represents a warrant to purchase 5,000,000 shares of our common stock awarded on April 1, 2005 to Jay O. Wright who currently serves as our Chief Executive Officer; Mr. Wright also serves as Chairman of our Board of Directors. This warrant vests ratably over 33 months from April 1, 2005, is exercisable at a per share price of $0.22, and expires on April 1, 2015.

(34)
Represents warrants to purchase shares of our common stock, 8,696 shares at $0.30 per share and 3,478 shares at $0.35 per share, that expire on October 15, 2009. Mr. Norris currently serves as Chief Financial Officer of our voice business segment on a temporary basis. This warrant was fully vested on December 31, 2005.

(35)
Represents a warrant to purchase 1,500,000 shares of our common stock that was awarded to Mr. Mazerski on April 20, 2005. The warrant vests over an 18-month period in equal monthly installments from April 20, 2005, is exercisable at a per share price of $0.155 and expires on April 20, 2015.

(36)	William Dioguardi, President of Spencer Trask Ventures, Inc. maintains investment and voting control of these shares.

(37)	Gabriel Montessus maintains investment and voting control of these shares.

(38)
Includes a 10-year warrant to purchase 800,000 shares of our common stock awarded on January 1, 2004 to Michael O'Neil, a member of our Board of Directors, that was fully vested on December 31, 2005, a 10-year warrant to purchase 250,000 shares of our common stock, awarded on June 16, 2005, that is fully vested, and a 10-year warrant to purchase 250,000 shares of our common stock that was awarded on February 7, 2006, and that vests ratably until December 7, 2006. These warrants are exercisable at per share prices of $0.02, $0.15, and $0.223, respectively.

(39)
Includes a 10-year warrant to purchase 500,000 shares of our common stock awarded on January 19, 2005 to Don Sledge, a member of our Board of Directors, that is fully vested, a 10-year warrant to purchase 250,000 shares of our common stock, awarded on June 16, 2005, that is fully vested, and a 10-year warrant to purchase 250,000 shares of our common stock that was awarded on February 7, 2006 and that vests ratably until December 7, 2006. These warrants are exercisable at per share prices of $0.185, $0.15, and $0.233, respectively.

(40)
Represents a warrant to purchase 1,000,000 shares of our common stock that was awarded on February 7, 2006, that vests ratably over a 24-month period that commenced on April 1, 2006, and that is exercisable at a price of $0.233 per share.

(41)
Represents a warrant to purchase 350,000 shares of our common stock awarded on February 7, 2006 to Lisa Bickford, our Vice President, Network Operations, and former president of InReach Internet, LLC, that vests ratably over a 24-month period commencing April 1, 2006, that expires on April 1, 2016, and that is exercisable at a per share price of $0.233.

(42)
Includes a 10-year option to purchase 2,000,000 shares of our common stock awarded on September 15, 2005 to James Magruder, our Executive Vice President, Integration, that is fully vested and exercisable at a per share price of $0.27 per share. Also includes a 10-year warrant to purchase 1,000,000 shares of our common stock that vests ratably over a 24-month period commencing April 1, 2006, and that is exercisable at a per share price of $0.233.

(43)
Includes a 10-year warrant to purchase 10.000,000 shares of our common stock awarded on December 30, 2005 to Jerry Sullivan, our President and Chief Operating Officer, at an exercise price of $0.174 per share. Vesting related to 2,500,000 occurred on February 1, 2006; vesting related to 3,750,000 shares will occur ratably over a 38-month period that commenced on February 1, 2006; and vesting related to 3,750,000 shares will occur pursuant to goals mutually established by our Compensation Committee and Mr. Sullivan.

(44)	Ryan, Beck & Co. received these shares in connection with their providing investment banking services to us.

(45)	Represents shares received by the minority-interest owners of Kite Broadband LLC and the stockholders of Kite Networks, Inc. in connection with their acquisition by us on January 31, 2006.

(46)	Mr. Steadman was chief operating officer of our wireless networks business segment from February 1, 2006 through July 31, 2006.

(47)	Mr. Luke is employed by Kite Broadband LLC as its general counsel.

(48)	These individuals are employees of Kite Broadband LLC.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,”  “should,”  “expect,”  “anticipate,”  “estimate,”  “believe,”  “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Description of Business” and “Management’s Discussion and Analysis or Plan of Operations” as well as in other places in this Prospectus. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

DESCRIPTION OF BUSINESS

The Company

Overview

We are a broadband wireless, telecommunications, and integrated data communication services company. We deliver a comprehensive suite of voice and data communications services, including local exchange, long distance, enhanced data, Internet, wireless and broadband services to our end-user customers. We are focused on deploying wireless technologies, acquiring and growing profitable telecommunications and broadband companies, growing our current customer bases and forging strategic alliances with well positioned companies with complementary product lines and in complementary industries.

The adoption of initiatives by cities to create areas within city limits where residents, visitors, students, and businesses can obtain wireless access to the Internet has created an increased interest in so-called wireless access zones. We are concentrating efforts on the deployment, management and ownership of such municipally sponsored wireless access zones. As a result, we are an innovator in the deployment of wireless broadband networks and services. Our wireless broadband networks and services will be provided in our wireless access zones to be primarily located in municipality sponsored areas. These network systems are scalable and flexible and will be readily modified to offer a variety of broadband services. To date, we have been selected by seven (7) municipalities for pilot or complete projects. The deployment of our first network in Tempe, Arizona was substantially completed in February 2006. To date, material revenues have not been provided from this business although the revenue generated by our Tempe wireless network has been increasing each month.

We market and sell our integrated communications services through 12 branch offices in eight states and we service over 150,000 billed accounts representing over 263,000 equivalent subscriber lines including approximately 150,000 local and long-distance telephone lines, 57,000 dial-up lines, 7,000 broadband lines, 6,000 cellular lines and over 18,000 wireless customers. We own and operate approximately 33,000 payphones located predominantly in 44 states and the District of Columbia.

Our revenues are generated through three of our four business reporting segments, wireless networks, voice services and Internet services.

The revenues of the voice services business segment are provided primarily by the operations of Davel and CloseCall. Davel’s revenues represented approximately 50% and 35% of voice services revenues and consolidated revenues, respectively, for the quarter ended June 30, 2006. CloseCall’s revenues represented approximately 37% and 25% of voice services revenues and consolidated revenues, respectively, for the quarter ended June 30, 2006.

The costs of the network services that we provide to our customers are comprised primarily of telecommunications charges, including data transmission and database access, leased digital capacity charges, circuit installation charges, and activation charges. The costs of database access, circuits, installation charges and activation charges are based on fixed fee and/or measured services contracts with local exchange carriers, inter-exchange carriers and data services providers. Our operating expenses also include salaries, equipment maintenance and other costs related to the ongoing operation of our network facilities. Our other operating expenses include costs related to sales, marketing, administrative and management personnel; outside legal, accounting and consulting services; advertising and occupancy expenses; and other costs of being a publicly traded company, including legal and audit fees, insurance premiums and board of director fees.

Substantially, our business has been built through acquisitions. We expect that future revenue growth will occur largely through the deployment, ownership and management of broadband wireless networks that we expect to provide subscription and advertising revenues, the consummation of additional acquisitions, and the growth of our CLEC businesses. We do not expect our payphone or dial-up Internet businesses to show meaningful growth in future years due to strong industry trends, which reflect a decline in customer demand for such services. Our strategy is largely unproven and the revenue and income potential from our strategy is uncertain. We may encounter risks and difficulties frequently encountered by companies that have grown rapidly through acquisition, including the risks described elsewhere in this report. Our business strategy may not be successful and we may not be able to successfully address these risks.

Geographic Markets

Through our various businesses, we provide service to customers located throughout the United States. However, certain portions of our consolidated business are concentrated in certain geographic markets. For example, the business of CloseCall is concentrated in the mid-Atlantic region of the country. Although Davel has payphones located across the United States, approximately 73%, of the payphones are located in warm climate states of the southwest, southeast and west and approximately 27% of the payphones are located in Midwest, Northwest, and Northeast sections of the country, with usage during the winter months reduced by the cold climate. The Internet services business provides service to customers that are primarily located in the states of Texas, Arizona, Louisiana, Kansas, Missouri, Wisconsin, and Ohio.

Recent Developments

Because of the increased pace in the emergence of municipal wireless networking opportunities, we have accelerated our business development efforts in this market. Including the operating costs being incurred to support the Tempe network, total operating expenses for Kite Networks in the quarter ended June 30, 2006 were $524,920. Such costs were $200,488 in the quarter ended June 30, 2005. In order to complete the Tempe network, we have made capital expenditures that exceeded $2,900,000 including the development of the deployment plan, networking equipment (i.e., antennas, transmitters and network routers) and equipment installation.

The cities of Chandler, Yuma and Gilbert, Arizona; Farmers’ Branch, Texas; Akron, Ohio; and Cuyahoga Falls, Ohio, have also selected us for the proposed deployment, ownership and management of their planned wireless networks. Currently, we are negotiating definitive contracts and/or developing pilot deployments with certain of these municipalities. We have begun the deployments of the networks in Farmers’ Branch and Chandler. As of June 30, 2006, we had purchased networking equipment for these networks in the amounts of approximately $1,231,000 and $1,499,000, respectively.

On June 9, 2006, the Company announced that it would no longer pursue a project to establish a wireless broadband network for the City of Sacramento, California. The Company arrived at this decision after it determined that the demands made upon the Company by the city of Sacramento during contract negotiations were inconsistent with the Company’s current business model and the original award made by the city.

On June 28, 2006, we signed agreements with an equipment leasing firm in order to execute a sale/leaseback transaction covering certain of the municipal wireless network equipment in Tempe, Arizona. The sale of the equipment provided $2,000,000 in proceeds; the leaseback period is 36 months and includes a fair-market-value purchase option at the end of the lease term. See the Liquidity and Capital Resources section of below for additional discussion of this sale/leaseback transaction.

On May 19, 2006, the Company’s SEDA with Cornell Capital expired following the end of its two-year term. The Company entered into the SEDA in May 2004 providing, generally, that Cornell Capital would purchase up to $100 million of the common stock of Mobilepro over a two-year period, with the time and amount of such purchases, if any, at the Company’s discretion. The Company drew approximately $39 million from the SEDA during its two-year term.

On June 6, 2006, the Company terminated its exclusive financial advisory agreement with Ryan Beck & Co., Inc. that it executed on December 12, 2005.

On June 30, 2006, we issued an amended debenture to Cornell Capital Partners, LP (“Cornell Capital”), replacing the original debenture. The original debenture was payable in quarterly installments over a three-year period with $4,500,000 scheduled to be paid in cash over the year ending March 31, 2007. Pursuant to the amended debenture, the amended principal amount of $15,149,650 will be retired at a rate of $250,000 per week, commencing September 1, 2006. However, under the amended debenture and under certain conditions, we have the option of making the weekly payments in the form of cash or our common stock. Like the original debenture, the amended debenture bears interest at an annual rate of 7.75%. See the Liquidity and Capital Resources section below for additional discussion of the amended debenture.

In December 2005, the Company formed a new subsidiary, ProGames Network, Inc. (ProGames”), a Delaware corporation, to pursue select opportunities in the Internet gaming space. Under U.S. law, the ability to market “games of chance” is limited by the federal Wire Act and various state anti-gambling laws. In the quarter ended June 30, 2006, we expensed approximately $88,000 in organizational costs associated with the start-up of this business.

Operations

We currently operate in four segments: (1) Wireless Networks, (2) Voice Services, (3) Internet Services and (4) Corporate. For additional financial information about our segments, see the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of this report, Note 16 to our audited consolidated financial statements for the year ended March 31, 2006 and Note 12 to our condensed consolidated financial statements for the quarter ended June 30, 2006; both Notes are entitled “Segment Information”.

We market and sell our products and services primarily to residential customers. However, the business customers that we do service fall into the following categories: (1) small businesses; (2) national businesses; (3) governmental entities; and (4) public and private educational institutions.

Wireless Networks

Municipally Sponsored Broadband Wireless Networks

In May 2005, we entered this business when NeoReach Wireless (renamed Kite Networks, Inc. in March 2006) acquired Transcordia, LLC, d/b/a/ WazAlliance, a group of metro-wide commercial and residential wireless Internet access zone business opportunities. We expanded this operation as it focused its efforts on the design and deployment of the Tempe wireless network.

In June 2005, we acquired Evergreen Open Broadband (“Evergreen”), a wholesale wireless Internet service provider based in Boston, Massachusetts. Evergreen provided us with a developed scoring model that we now utilize to evaluate municipal wireless network opportunities. The model considers a variety of factors in the areas of demographics, climate and topography in rating a city as a desirable opportunity for our business development activities. Evergreen actively participated in our bidding for Tempe and has been involved with business development opportunities represented by numerous other citywide wireless network projects that are pending or under consideration.

We were selected by the city of Tempe, Arizona, to deploy, own and manage a city-wide broadband wireless access network covering 40 square miles and serving a population of approximately 160,000 people. In August 2005, we executed a definitive, fifteen-year agreement with the city, including a base period of five years and two five-year extensions, for the deployment, ownership, and management of the wireless network. The network reaches approximately 65,000 households, 1,100 businesses, 50,000 students, and the annual visitors to Tempe. The completed network enables a range of free and fee-based services and provides secure high-speed access to data, voice, and video throughout the coverage area. The network also provides municipal services to the city’s police, fire, emergency, and administrative personnel. Subscription services are offered on a monthly, daily, and hourly basis and will allow access to multiple Internet service providers. The network was substantially completed in February 2006 at which time we began to acquire paying customers. In June 2006, we had approximately 380 customers paying monthly subscription fees and 210 nomadic customers paying weekly, daily, or hourly subscription fees. Regardless of the term of the subscription, subscribers receive the same level of service.

We believe that the Tempe broadband wireless network project is one of the first and largest of its kind by providing a cost-effective alternative to residential dial-up service and local area hot-spot wireless access and serving as an alternative and/or complement to DSL and cable. Wireless Internet access is available in these areas on a fixed and mobile basis, to the city, and to residents, businesses, students, and visitors. The network enables a range of free and fee-based services and provides secure high-speed access to data, voice, and video throughout the coverage area. Subscription services are offered on a monthly, daily, and hourly basis and allow access to multiple Internet service providers. Any subscriber may use an existing web-based email account in connection with the wireless service. A subscriber is able to use an existing Internet account if an access agreement is in place between us and the subscriber's Internet service provider.

The Tempe network represents an open platform, offering freedom of service choices to subscribers over a mixture of public, restricted and licensed bands. Our target customers are wholesale Internet service providers that would provide e-mail messaging, VoIP, web-hosting and emergency services to subscribers. Although we do not yet have any such agreements at this time, we expect to receive a majority of subscriptions pursuant to service agreements with major wholesale service providers that will, we believe, provide payments to us based on the actual amount of network usage. We plan to operate the network, and host the splash page, provide free service, and hospitality. As a result, we expect low customer acquisition costs, rapid increases in the number of subscribers and reduced churn.

The user start-up splash page for the Tempe network will be sponsored by the Arizona Republic pursuant to an agreement with us that was announced on October 11, 2005. In summary, we have agreed to share any revenues related to the placement of advertising on the splash page on a 50 percent basis once the minimum “clicks” are achieved. Although no material revenues have yet been generated, we are hopeful that this agreement in the future will provide a significant new source of revenues. We are also exploring alternative means of generating advertising revenue, including other potential business alliances which could supplement or replace our existing arrangement.

We believe that 2005 was a year of experimentation and small deployments for municipal wireless networks and 2006 is the year where such networks should scale into major markets and prove their viability. High profile cities such as Denver, Houston, Minneapolis and New York City are considering the technology, and Chicago and San Francisco have issued RFPs for the deployment of such networks. We believe that the view of such networks by cities has evolved. Wireless networks deployed within a city may now be considered a means to reduce municipal operating expenses and encourage economic development. Networks are being required to support a range of uses covering commercial hotspot connectivity, public safety access, real-time video surveillance applications and remote municipal worker connectivity, such as on-site access to survey records, report filing by building inspectors and the automated reading of utility and parking meters.

We have accelerated our business development efforts in this surging market that did not exist three years ago. Our internal municipal wireless network opportunity report has included approximately eighty opportunities at various stages of pre-award activity. However, we do not respond to all opportunities. We have developed a metro scoring methodology that we use to evaluate opportunities. Factors considered include demographics, topography, climate, and other business factors. The securing of a city contract is a multi-step process that can take over six months to complete, including the RFP preparation, response and evaluation, contract negotiation, development of the deployment plan and equipment installation and testing any may include a pilot demonstration as a pre-requirement to finalizing the agreement with the municipality. With our Tempe network operational, it is Mobilepro’s position that we will agree to a pilot demonstration only if it includes a definitive path to contract execution, when demonstration milestones are achieved. Including the operating costs being incurred to support the Tempe network, total operating expenses for this business in the year ended March 31, 2006 were $1,960,256. Such costs were $524,920 in the three months ended June 30, 2006. To date, we have spent approximately $2,900,000 in capital expenditure funds in connection with the deployment of this network, including the development of the deployment plan, networking equipment (i.e., antennas, transmitters and network routers) and equipment installation.

The cities of Chandler, Yuma and Gilbert, Arizona; Farmers’ Branch, Texas; Akron, Ohio; and Cuyahoga Falls, Ohio, have also selected us for the proposed deployment, ownership and management of their planned wireless networks. Currently, we are negotiating definitive contracts and/or developing pilot deployments with certain of these municipalities. We are aware of five other publicly-announced municipal wireless network projects that we have lost including Philadelphia, Pennsylvania, that was awarded to Earthlink, and Minneapolis, Minnesota, and Portland, Oregon, where we were not included as a finalist for the pending awards.

Kite Broadband LLC

In June 2005, we participated in the formation of Kite Broadband, a wireless broadband Internet service provider, resulting in the 51% ownership of this venture. Kite Broadband intends to establish a nationwide presence through the pursuit of acquisitions and other growth opportunities in the wireless broadband industry. On January 31, 2006, we acquired the remaining 49% of Kite Broadband.

On June 30, 2005, Kite Broadband executed a Master Agreement for Services with Sprint under which Kite Broadband shall provide services to Sprint’s broadband customers in 14 metropolitan markets for a period of three years utilizing the Sprint mark. The agreement covers, among other things, the provisioning of certain customer-facing services, such as customer operations and call center management, sales, marketing, billing, collection, installation, and repair. Kite Broadband is entitled to have Sprint remit all collected customer revenues in exchange for these services and remit a monthly fee back to Sprint for network support and transport services. The customers remain Sprint customers during the three-year term of the agreement. Upon expiration of the agreement, Kite Broadbandwill have the option to acquire the then existing customers pursuant to the terms of the agreement. All network and spectrum assets will remain the property of Sprint.

The agreement with Sprint established us as a leading wireless broadband company in North America by providing approximately 17,700 (including 242 non-paying guest accounts) subscribers to our RF broadband wireless service. Based on the results of a published survey in the September / October 2005 issue of Broadband Wireless Business of the leading U.S. wireless service providers, the next nearest competitor was estimated to service approximately 15,000 subscribers. Our number one rank in this market was reconfirmed by a recent ranking of wireless Internet service providers by Broadband Wireless Exchange magazine. This survey ranked wireless ISPs on the number of residential and business customers receiving high-speed wireless Internet access via fixed antennas mounted at customer premises.

Also, Kite Broadband provides a complete and experienced team of employees who, in addition to running the operations of Kite Broadband, have been assigned the responsibility for the management of our municipal wireless network business.

Research and Development

NeoReach previously conducted development efforts related to certain wireless networking technologies, in particular, ZigBee chip development work. NeoReach also worked toward developing a semiconductor chip for use in home networking and selected industrial monitoring applications based on the ZigBee standard. ZigBee is an IEEE standard (802.15.4) developed for certain low power, short-range devices. The scope of this development activity has been significantly reduced over the last few years. In the year ended March 31, 2006, we incurred research and development costs of approximately $139,000 in connection with this effort with the objective of making the technologies ready for sale or licensing on an OEM basis. The development of these technologies was unrelated to the deployment, ownership, and management of the broadband wireless networks in Tempe.

NeoReach has filed a total of eight patent applications with the U.S. Patent and Trademark Office (PTO) in the areas of “Smart Antenna” technology and RF Transceiver Chip Design for “Low Noise Amplifier for wireless communications.” As of March 31, 2006, we have been granted approval of five patents in the area of “Smart Antenna” technology and three patent applications are still pending approval. The five approved patents are as follows:

1. “Smart Antenna with Adaptive Convergence Parameter” with PTO Patent Number 6,369,757, issued April 9, 2002.

2. “A Smart Antenna with No Phase Calibration for CDMA Reverse Link” with PTO Patent Number 6,434,375, issued August 13, 2002.

3. “PN Code Acquisition with Adaptive Antenna Array and Adaptive Threshold for DS-CDMA Wireless Communication” with PTO Patent Number 6,404,803, issued June 11, 2002.

4. “New Cellular Architecture for Code Division Multiple Access SMOA Antenna Array Systems” with PTO Patent Number 6,459,895, issued October 1, 2002.

5. “Direction of Arrival Angel Tracking Algorithm for Smart Antennas” with PTO Patent Number 6,483,459, issue date November 19, 2002.

The three patents pending approval are as follows:

1. “Improvement of PN Code Chip Time Tracking with Smart Antenna,” a patent application filed on February 6, 2002 is pending - awaiting first Office Action from United States Patent and Trademark Office.

2. “Low Noise Amplifier for Wireless Communications,” a patent application filed on April 7, 2004 is pending - awaiting first Office Action from the United States Patent and Trademark Office.

3. “Voltage Controlled Oscillator using Complementary Transistors,” a patent application filed on September 15, 2004 is pending - awaiting first Office Action from the United States Patent and Trademark Office.

As our other businesses have grown in both revenue and number of employees, our research and development activities have been reduced. In fiscal 2007, we do not anticipate pursuing new research initiatives but rather looking to harvest the value of the intellectual property portfolio which we own via licensing, joint venture and/or sale of certain intellectual property. The ZigBee chip project continues, in our view, to have potential future value as ZigBee chips can be used for sensors and other wireless devices, including potentially as a complement to Wi-Fi. However, stockholders should be advised that given the limited focus and limited resources we plan to devote to these initiatives, material revenue should not be expected from the utilization of these technologies. If the U.S. patent office were to grant certain patent claims made in our patent filings with respect to ZigBee and other wireless technologies, we may choose to re-focus on these initiatives; however, there can be no assurance that the U.S. PTO will act in a prompt manner or, if it does act, that it will resolve favorably our patent claims. In sum, we do not anticipate that these activities will represent a meaningful percentage of our revenue in the future.

We cannot guarantee that we will succeed in the disposal of these technologies or that any such disposal will provide material proceeds to the Company.

Voice Services

Competitive Local Exchange Carrier Business

Overview

Our efforts in the competitive local exchange carrier business are led by CloseCall, a company that we acquired in October 2004 and AFN, a company we acquired in June 2005. CloseCall and AFN offer our customers a full array of telecommunications products and services including local, long-distance, 1-800-CloseCall anytime/anywhere calling, digital wireless, high-speed telephone (Voice over IP), and dial-up and DSL Internet services.

Our entrance into this business began with two acquisitions consummated in the summer of 2004. In June 2004, we acquired US1Telecommunications, Inc. (“US1”), a long distance provider located in Kansas. In July 2004, we completed our acquisition of Affinity, a Michigan-based CLEC, and long distance carrier. The operations of US1 and Affinity have been integrated into the operations of AFN and CloseCall, respectively. For the time being, we intend for AFN to operate on a standalone basis. However, the operating results of both AFN and CloseCall are included in our voice services segment.

In the fiscal year ended March 31, 2006, we completed two acquisitions intended to add revenues, profits and licensed coverage areas to our voice services segment. On June 30, 2005, we acquired AFN that added approximately 15,000 customer lines to our customer base. AFN is focused on four major customer segments - hotels and resorts, corporate housing, resort-area property management and other business services. In September 2005, AFN acquired the assets of AllCom USA and their long distance and T-1 customers providing an additional customer base for bundled services.

In the quarter ended December 31, 2005, the voice services segment incurred an operating loss that was not expected. As a result, we reviewed the carrying values of the assets of this segment and determined that an adjustment for goodwill impairment was appropriate. We recorded an impairment charge in the amount of $1,818,910 related to Affinity Telecom, Inc. (“Affinity”), a CLEC business located in the state of Michigan that was acquired in August 2004. We have experienced a significant and steady loss of Affinity customers, and Affinity has incurred bad debt losses at a greater rate than in our other CLEC companies. The impairment charges represented approximately 84.5% of the goodwill related to Affinity.

On June 24, 2005, CloseCall filed its first provisional patent application with the U.S. PTO: “System and Method for Secure Web-Based Mobile Phone Parental Controls.”

Business Strategy

Our primary objective in the voice division is to be a leading provider of high-quality integrated communications services in each of our major service areas, acting as a reseller of local, long distance, wireless, Internet access and data services to residential customers and small to medium-sized business enterprises. We deliver high-value bundled and individual services tailored to the needs of our customers presented on a single invoice.

We offer our integrated communications services in a high-quality bundle to residential customers, and small to medium-sized businesses at attractive prices. When economically advantageous for us to do so, we seek to bundle our integrated communications services. Our targeted customers often will have multiple vendors for voice and data communications services, each of which may be billed separately. Unlike many of these vendors, we are able to provide a comprehensive package of local telephone, long distance, Internet access, and other integrated communications services. Our future business strategy will focus on the establishment of effective cross-selling programs in order to leverage the combined customer base of the voice and Internet service provider business segments, the effective delivery of such services and the provision of excellent customer service.

Since its acquisition, CloseCall has focused on the expansion of its telecommunications service offerings and the securing of long-term agreements with local exchange carriers. During the year ended March 31, 2006, we completed five-year commercial agreements with Verizon and SBC covering six and thirteen states, respectively. In addition, we executed a similar agreement with BellSouth covering nine states that runs through December 31, 2007. Completion of these agreements 1) allows the expansion of CloseCall’s overall geographic market, and the expansion and bundling of service offerings in these states including Florida, and 2) provides predictability of the pricing of wholesale services provided to us by these carriers during the terms of the agreements.

CloseCall also expanded its advertising programs in the year ended March 31, 2006. It uses print, signage, radio, and television advertising to market services to customers of certain local professional sports teams including the Baltimore Ravens, Baltimore Orioles, Ripken Baseball, Aberdeen Ironbirds, Frederick Keys, Bowie Baysox, and the Delmarva Shorebirds.

Services

This portion of our voice business segment provides service to over approximately 151,000 equivalent subscriber lines, including approximately 103,000 long distance lines and approximately 40,000 local lines. This business also has approximately 6,000 cell phone subscribers and approximately 1,700 Internet access customers. In addition, we have recently begun to offer VoIP telephone service to customers. The majority of our customers in this business segment are residential.

Bundled Services Approach. We offer our integrated communications services in a high-quality bundle to residential customers, and small to medium-sized businesses at attractive prices. When economically advantageous for us to do so, we seek to bundle our integrated communications services. Our targeted customers often will have multiple vendors for voice and data communications services, each of which may be billed separately. Unlike many of these vendors, we are able to provide a comprehensive package of local telephone, long distance, Internet access, and other integrated communications services.

Local Services. We offer a wide range of local services, including local access services, voicemail, universal messaging, directory assistance, call forwarding, return call, hunting, call pick-up, repeat dialing and speed dialing services. We provide our local services primarily over local connections utilizing Incumbent Local Exchange Carrier (ILEC) facilities.

Long Distance Services. We offer both domestic and international switched and dedicated long distance services, including “1+” outbound dialing, inbound toll-free and calling card services. Many of our customers prefer to purchase our long distance services as part of a bundle that includes some of our other integrated communications services offerings. We also offer for convenience an away from home or business service using our own network platform with 1-800-CloseCall.

High Speed Internet Access via Digital Subscriber Line. We offer xDSL combined with our local access service in selected markets. DSL technology provides continuous high-speed local connections to the Internet and to private and local area networks.

Internet Access. We offer dial-up Internet access utilizing multiple wholesale vendors and have also added our five times (“5X”) traditional dial-up speeds in select locations.

Digital Wireless Phones. We offer digital wireless phone services in many of our target markets. We believe that CloseCall America is one of the few companies that has the capability to add wireless service to an existing customer invoice.

Digital Wireless Data. We offer digital wireless data services under our FlyDSL brand in many of our target markets. We believe that CloseCall America is one of the few companies that has the capability to add wireless data services to an existing customer invoice.

Digital Broadband Phones via Voice over IP (“VoIP”). We offer digital phones for customers that have access to high-speed Internet connections utilizing VoIP technologies.

American Fiber Network. AFN is licensed to provide local, long-distance and Internet services in all 48 contiguous United States. Its successful CLEC business attempts to establish strong business relationships in important vertical markets such as multi-dwelling units, temporary housing units and resort area properties in order to leverage its service offerings. It has crafted special system capabilities that accurately and quickly capture the effects of frequent connects and disconnects that are encountered with these types of customers. On July 11, 2006, AFN announced that it had entered into a letter agreement with FSH Communications LLC pursuant to which AFN will provide FSH with local exchange service at a discount to the tariffed rates filed by the ILEC. AFN expects that this agreement with FSH will eventually generate annual revenues of approximately $12 million.

Payphone Services

Overview

Our subsidiary, Davel, is one of the largest independent payphone service providers in the United States. Davel operates in a single business segment within the telecommunications industry, and primarily utilizes subcontractors to operate, service, and maintain its system of payphones throughout the United States. On November 15, 2004, we completed our acquisition of 100 percent of the senior secured debt of Davel and received an assignment of the secured lenders’ shares of Davel common stock representing approximately 95.2 percent of Davel issued and outstanding common stock. We subsequently acquired the remaining 4.8 percent of the issued and outstanding Davel common stock in May 2005.

Davel owns and operates a network of approximately 33,000 payphones predominantly located in 44 states and the District of Columbia, providing it with one of the broadest geographic ranges of coverage of any payphone service provider, or PSP, in the country. Davel’s installed payphone base generates revenue through coin calls (local and long-distance), non-coin calls (calling card, credit card, collect, and third-party billed calls using the Company’s pre-selected operator services providers) and dial-around calls (utilizing a 1-800, 1010XXX or similar “toll free” dialing method to select a carrier other than the Company’s pre-selected carrier). For the quarter ended June 30, 2006, approximately 20% of Davel’s revenues, or approximately 7% of consolidated revenues, are comprised of dial-around revenues. A significant portion of Davel’s payphones are located in high-traffic areas such as convenience stores, shopping centers, truck stops, service stations, and grocery stores.

As part of the Telecommunications Act of 1996, or 1996 Telecom Act, Congress directed the Federal Communications Commission, or FCC, to ensure widespread access to payphones for use by the general public. The most recent estimates of payphone deployment released by the FCC suggest that there are approximately 1.5 million payphones currently operating in the United States, of which approximately 0.8 million are operated by the Regional Bell Operating Companies, or RBOCs, and approximately 0.1 million are operated by the smaller independent local exchange carriers, or LECs. The remaining approximately 0.6 million payphones are owned or managed by the major long distance carriers such as Verizon, Sprint and AT&T and more than 1,000 independent payphone providers, or IPPs, currently operating in the United States.

On September 30, 2005, Davel sold the majority of the payphones and certain related assets and liabilities of its Bronx, New York, field service office, representing 2,204 payphones, for a net selling price of $962,246. We recognized a $91,373 gain on the sale of the net assets, but we incurred $144,073 of exit and disposal activity costs associated with the closing of the field service office resulting in a net loss of $52,700. On the same date, Davel also entered into agreements with the purchaser of the New York payphones to acquire certain of its payphones in Florida and to maintain, to service and to collect Davel’s remaining payphones in the New York City area. In an agreement dated September 30, 2005, Davel acquired 2,240 payphones located in Florida from for a net purchase price of $784,000. We expect that the purchase of the payphones in Florida will allow us to maintain a substantially similar level of revenues at a reduced level of operating expenses.

On or about May 10, 2006, Davel entered into an agreement with its operator service provider to, among other things, extend the term of its existing agreement through May 1, 2010.

Payphone Services Business - Background

Today’s telecommunications marketplace was principally shaped by the 1984 court-approved divestiture by AT&T of its local telephone operations (the “AT&T Divestiture”), and the many regulatory changes adopted by the FCC and state regulatory authorities in response to and subsequent to the AT&T Divestiture, including the authorization of the connection of competitive or independently owned payphones to the public switched network. The “public switched network” is the traditional, copper based, domestic landline public telecommunications network used to carry, switch, and connect telephone calls. The connection of independently owned payphones to the public switched network has resulted in the creation of additional business segments in the telecommunications industry. Prior to these developments, only the consolidated Bell system or independent LECs were permitted to own and operate payphones. Following the AT&T Divestiture and subsequent FCC and state regulatory rulings, the independent payphone sector developed as a competitive alternative to the consolidated Bell system and other LECs with the goal of providing more responsive customer service, lower cost of operations and higher commissions to the owners or operators of the premises at which a payphone is located (“Location Owners”).

Prior to the AT&T Divestiture, the LECs could refuse to provide payphone service to a business operator or, if service was installed, would typically pay no or relatively small commissions for the right to place a payphone on the business premises. Following the AT&T Divestiture and the FCC’s authorization of payphone competition, IPPs began to offer Location Owners higher commissions on coin calls made from the payphones in order to obtain the contractual right to install the equipment on the Location Owners’ premises. Initially, coin revenue was the only source of revenue for the payphone operators because they were unable to participate in revenues from non-coin calls. However, the operator service provider, or OSP, industry emerged and enabled the competitive payphone operators to compete more effectively with the regulated telephone companies by paying commissions to payphone owners for non-coin calls. For the first time, IPPs were able to receive non-coin call revenue from their payphones. With this incremental source of revenue from non-coin calls, IPPs were able to compete more vigorously on a financial basis with RBOCs and other LECs for site location agreements, as a complement to the improved customer service and more efficient operations provided by the IPPs.

Business Strategy

Rationalization of Low-Revenue Phones. In recent years, Davel has experienced revenue declines as a result of increased competition from cellular and other telecommunications products. As a result of declining revenues, Davel’s strategy has been to remove low revenue payphones that do not meet its minimum criteria of profitability and to promote improved density of its payphone routes. During the fiscal year ending March 31, 2006, Davel removed approximately 3,300 payphones. Although a portion of these removals resulted from competitive conditions or decisions not to renew contracts with Location Owners under unfavorable terms, a large portion of these removals was to eliminate unprofitable payphones. Davel has an ongoing program to identify additional payphones to be removed in fiscal 2007 based upon low revenue performance and route density considerations. Additionally, prior to the expiration or renewal of the term of its agreements with Location Owners, Davel regularly evaluates the economics of such agreements to determine whether more favorable terms can be negotiated in order to minimize the number of payphones that do not meet its minimum criteria of profitability and which may be subject to removal.

Outsourcing Service, Maintenance and Collection Activities. Davel continues to examine its cost structure to identify additional ways to improve the profitability of the business. During 2003, Davel outsourced the assembly and repair of its payphone equipment, as well as, outsourced the collection, service, and maintenance of its payphones to a limited number of unrelated third parties. Davel plans to continue to evaluate additional outsourcing opportunities and to implement those strategies that can further reduce its fixed operating costs.

Utilize Advanced Payphone Technology. The payphones installed and operated by Davel utilize “smart” technology which provides voice synthesized calling instructions, detects and counts coins deposited during each call, informs the caller at certain intervals of the time remaining on each call, identifies the need for and the amount of an additional deposit in order to continue the call, and provides other functions associated with the completion of calls. Through the use of a non-volatile, electronically erasable, programmable memory chip, the payphones can also be programmed and reprogrammed from Davel’s central computer facilities to update rate information or to direct different types of calls to particular carriers. Davel’s payphones can also distinguish coins by size and weight, report to its central host computer the total amount of coin in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number.

Apply Sophisticated Monitoring and Management Information Systems. Davel utilizes a blend of enterprise-class proprietary and non-proprietary software that continuously tracks coin and non-coin revenues from each payphone, as well as expenses relating to each payphone, including commissions payable to the Location Owners. Davel’s technology also allows it to efficiently track and facilitate the activities of its subcontractors via interactions from the pay telephone with its computer systems and technical support personnel at its headquarters.

Provide Outstanding Customer Service. The technology used by Davel enables it to (i) respond quickly to equipment malfunctions and (ii) maintain accurate records of payphone activity that can be verified by customers. Davel strives to minimize “downtime” on its payphones by identifying service problems as quickly as possible. Davel employs both advanced telecommunications technology and utilizes trained subcontractors as part of its commitment to provide superior customer service. The records generated through Davel’s technology also allow for the more timely and accurate payment of commissions to Location Owners.

Consolidation of Carrier Services. As part of its strategy to reduce costs and improve service quality, Davel has consolidated its coin and non-coin services with a limited number of major carriers. This enables Davel to maximize the value of its traffic volumes and has translated into more favorable economic and service terms and conditions in these key aspects of its business. Davel has entered into service agreements with certain Competitive Local Exchange Carriers (“CLECs”), including AFN, which has allowed it to significantly reduce its costs of obtaining local line service while improving the efficiency and quality of entering its billing information through electronically generated billing.

Pursue Regulatory Improvements. Davel continues to actively pursue regulatory changes that will enhance its near and long-term performance and viability. Notably, Davel is pressing, through regulatory channels, the reduction in line and related charges and improvements to the dial around compensation collection system that are critical to the economic viability of the payphone industry generally and Davel’s operations specifically.

Enhance Product Offerings. As part of its strategy to maintain and grow its customer base, Davel continues to pursue additional product offerings made available to it through its affiliated companies in order to enhance the benefits provided to its customers.

Internet Services

Overview

We provide broadband, dial-up, web-hosting services, VoIP, and other related Internet services to business and residential customers in over 40 states through the efforts of DFW and its eight ISP subsidiaries and InReach Internet.

Most of our efforts in the Internet services division are led by DFW, d/b/a Nationwide Internet, a Texas-based ISP that we acquired in January 2004. Nationwide provides a wide array of Internet services tailored to meet the needs of individual and business subscribers. On November 1, 2005, we completed the acquisition of InReach Internet.

As of June 30, 2006, we served approximately 102,000 equivalent subscriber lines, including approximately 57,000 dial-up lines and 6,000 DSLs. Through this group of companies, we also provide web-hosting services, e-mail accounts, colocation services and VoIP service.

Business Strategy

Our strategy has been to expand our current customer base by acquiring ISPs in new markets. We intend to gain new customers and improve retention of existing customers through improved marketing, increased broadband service availability and the introduction of new value-added services.

The recent activities of this operation have focused on the integration of the operations of the acquired companies comprising this business segment. Since 2004, we have been confronted with the challenges of managing many remotely located operations and combining different systems. Although many of the acquired companies have been operationally integrated into DFW, the business continues to maintain multiple offices in Texas and Arizona, locations that are currently necessary to support existing customers. The lack of employee retention at certain smaller acquired companies has, at times, adversely affected the integration of operations and the retention of customers. However, efforts are continuing to focus on combining service offerings, consolidating network operations and customer support locations, eliminating leases, merging companies and otherwise reducing operating costs. As a result of this effort, we recorded a restructuring charge of $825,703 during the Year ended March 31, 2006, including $393,312 related to the loss expected on the abandonment of leased facilities, $339,391 related to the loss expected upon the disposal of excess equipment, and $93,000 related to certain employees terminated in January 2006. During the quarter ended June 30, 2006, we recorded an additional restructuring charge of $303,671 related to the termination of additional employees. As employee terminations occur, we may record additional charges for restructuring costs during the remainder of fiscal 2007. These amounts have not yet been determined.

At present, dial-up subscribers represent the largest group of customers of the Internet services group (approximately 56%). Our strategy to quickly create a viable telecommunications company positioned to capitalize on emerging opportunities, including municipally sponsored broadband wireless networks, was launched through the acquisition of a series of readily available, reasonably priced ISPs, operating in second and third tier markets and largely providing dial-up Internet access service. We believe that this tactic was successful. We expect that we will be less aggressive in making additional acquisitions in this business. The success of our overall growth strategy depends, in part, on our ability to transition customers to new Internet access services, especially broadband wireless. However, at present, dial-up subscribers represent the largest group of customers of the Internet services group. The erosion of this customer base is likely to continue.

During the year ended March 31, 2006, the Internet services segment began to incur operating losses that were not expected. As a result, we reviewed the carrying values of the assets of this segment and determined that adjustments for goodwill impairment were appropriate. We recorded impairment charges totaling $2,627,634 related to the Internet services businesses previously purchased by the Company in the year ended March 31, 2006. The negative customer churn of dial up Internet service provider customers has exceeded our expectations, contributing to the net losses incurred by this segment during the last three quarters. As a result, we recorded an additional impairment charge of $348,118 in the quarter ended June 30, 2006. The impairment charges represented approximately 19.5% of the total recorded amount of goodwill initially recorded related to the ISP companies (excluding InReach).

Services

We offer Internet services tailored to meet the needs of both individual and business subscribers. Our primary service offerings are broadband and dial-up Internet access, as well as related value-added services. For our business subscribers, we offer dedicated high speed Internet access, Web hosting, co-location, VoIP and other business related services. Our services are offered in several different packages to provide subscribers a broad range of choices to satisfy their Internet needs. The majority of our consumer subscribers have month-to-month subscriptions and the majority of our business customers are under service contracts for a term. We bill consumer subscribers through automatic charges to their credit cards or bank accounts, and by invoice and we bill most of our business customers by monthly invoices.

High Speed Connectivity; DSL Services. We offer broadband connectivity for business and consumers, including 64k/128k Integrated Service Digital Network (ISDN) access, 1.5M Asymmetrical Digital Subscriber Lines (ADSL), fractional to full T-1, DS-3 level connectivity and wireless connectivity. Our DSL products provide high-speed Internet access over existing telephone lines, and may allow subscribers to simultaneously use a single telephone line for voice service and for access to the Internet. DSL provides an “always on” connection thereby removing wait times associated with dialing into a network. The DSL products offer our residential and business subscribers a cost-effective way to substantially increase the speed at which they access the Internet.

Dial-Up Internet Access. Our most popular dial-up Internet access package includes basic Internet access and related Internet applications such as World Wide Web browsing, e-mail, file transfer protocol (FTP), and news access. Available value-added services include multiple e-mail mailboxes, national roaming services, personalized e-mail addresses, and personal Web sites.

Web Services. We offer Web hosting for businesses and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. Web hosting subscribers are responsible for building their own Web sites and then uploading the pages to a Nationwide server. This Web hosting service features state-of-the-art servers for high speed and reliability, a high quality connection to the Internet, specialized customer support and advanced services features, such as secure transactions and site usage reports.

T1/VoIP. We deliver VoIP services over a single all-IP network using T-1 connections. This gives us the ability to provide a wide range of voice and data services. Unlike traditional voice-centric circuit switched communications networks, which require separate networks in order to provide voice and data services, we employ a single integrated network, which uses technologies that digitize voice communications into IP packets and converges them with other data services for transport on an IP network. Our network design exploits the convergence of voice and data services and requires significantly lower capital expenditures and operating costs compared to traditional service providers using legacy technologies. The integration of our network with our automated front and back office systems allows us to monitor network performance, quickly provision customers and in the future, offer our customers the ability to add or change services online, thus reducing our customer care expenses. We believe that our all-IP network and automated support systems enable us to continue to offer new services to our customers in an efficient manner.

Customer Service

We focus on scalability, reliability, and speed in the technical design and maintenance of our systems. In addition to the provision of quality systems and network performance, we emphasize high quality customer care and technical support. We strive to retain our subscribers by prompt response to customer problems via telephone, email, and newsgroups.

Customer service is available to subscribers 24-hours-a-day, 7-days-a-week. The customer care department is organized in tiers designed to respond to varying types of support needs. In addition to diagnosing and resolving subscribers’ technical problems, our customer care department answers questions about account status and billing information, provisions new product requests and provides configuration information.

Infrastructure

Our network provides subscribers with local dial-up across the United States and broadband (DSL) in select markets. Our systems and network infrastructure are designed to provide reliability and speed. Reliability is achieved through redundancy in mission critical systems that minimize the number of single points of failure. Speed is achieved through clustered systems, diverse network architecture, multi-peered Internet backbone connections, and aggressive load balancing.

Physical and Virtual POPs. Subscribers dial a local phone number and connect to one of our points of presence (POPs), consisting of inbound telephone lines, modems and related computer equipment. The POPs are either facilities owned by Nationwide or “Virtual POPs” owned by other telecommunication companies. Virtual POP architecture allows us to provide local access services without deploying additional physical infrastructure. The Virtual POP architecture enables subscribers to dial a local phone number and connect to a modem owned and housed by a telecommunications provider. The subscriber’s data call is then routed across leased lines to our internal network. Unlike simply leasing network capacity from a third-party provider, the Virtual POP architecture allows us to maintain substantial control over quality of service and capacity. The benefits of this architecture include substantially reduced capital expenditures and reduced exposure to technological obsolescence. In addition, when entering new markets, the Virtual POP architecture allows us to more precisely match capacity needs to actual sales in that market.

Internal Network Infrastructure. Subscribers enter our network from either the physical POP or Virtual POP. Our primary internal network is designed to maximize sustained high-speed traffic and provide both resiliency to failure and redundancy. Our facilities are powered by a computer controlled uninterruptible power supply that provides battery backup, surge protection, and power conditioning. Automatic onsite diesel generators provide power for prolonged power outages.

We also maintain a Network Operations Center (“NOC”) in Tucson, AZ, which is staffed 24 hours a day. The NOC is responsible for monitoring the status of all networking facilities, components, applications, and equipment deployed throughout our infrastructure. The NOC is responsible for operational communications among internal departments and is also responsible for communication with external service providers.

We maintain our applications on a variety of systems from a number of vendors. The major applications, such as e-mail and newsgroup access services, utilize a network of servers, which are connected directly to our network backbone through high-availability network routers. We deploy PC style hardware in clusters for distributing the load of other applications and providing fault-tolerance against application failure. These distributed applications are housed on low cost, easily obtainable components with minimal interdependency.

Corporate

Our Corporate business segment generally serves as the holding company for our three operating divisions: wireless, voice, and Internet services. The Corporate business segment occasionally enters into business and consulting agreements whereby it receives compensation for its services. We do not expect that any future revenues for these services will materially impact the financial statements of the Company.

In June 2004, we entered into a Business Development Agreement with Solution Technology International, Inc. (“STI”), a Frederick, Maryland-based software company, whereby the Company provided services to STI and received 5,121,855 shares of its common stock valued in the amount of $150,000. In August 2004, we announced our intention to issue a property dividend of a portion of our shares of common stock of STI to our stockholders. In March 2005, STI withdrew its registration statement previously filed with the United States Securities and Exchange Commission. On May 19, 2005, STI executed an agreement and plan of merger with Networth Technologies, Inc., an OTC Bulletin Board listed company. The completion of this transaction is subject to closing conditions. We intend to pursue the issuance of a property dividend upon STI obtaining its public listing. At this time, no date has been established for such listing.

In August 2004, we signed a Business Development Agreement with Texas Prototypes, Inc. (“Texas Prototypes”), an electronic prototype manufacturing company, to jointly pursue a working relationship covering a number of potential technology projects and business development initiatives. We received shares of its common stock as consideration for services under the agreement. We valued this ownership at $300,000 and it was reflected in the consolidated balance sheet at March 31, 2006 at this amount. Texas Prototypes completed its process of becoming a publicly traded company following its reverse merger with Stock Market Solutions, Inc., and its shares of common stock are now quoted on the Over-the-Counter Bulletin Board under the symbol “YTXP.” As a result, we own 1,116,226 shares of YTXP restricted stock.

Through our new ProGames subsidiary, we intend to pursue select opportunities in the Internet gaming space. Under U.S. law, the ability to market “games of chance” is limited by the federal Wire Act and various state anti-gambling laws.

Competition

Wireless Networks

Delivery of broadband wireless Internet access is a highly competitive industry that is a fast growing segment of the technology sector. Kite Networks primarily operates in the city-sponsored sector of this industry. The market for broadband services is highly competitive, and includes companies that offer a variety of services using a number of distinctly different technological platforms, such as cable modems, DSL, third-generation cellular, satellite, wireless internet service and other emerging technologies. We compete with these companies on the basis of the portability, ease of use, speed and price of our respective services. Principal competitors include:

Cable Modem and DSL Services

We compete with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as Cox, and incumbent telephone companies, such as AT&T or Verizon. Both the cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional services.

Cellular and PCS Services

Cellular and PCS carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we will have. If one or more of these providers can display technologies that compete effectively with our services, the mobility and coverage offered by these carriers may provide even greater competition than we currently face. Moreover, more advanced cellular and PCS technologies, such as 3G mobile technologies currently offer broadband service with packet data transfer speeds of up to 2 Mbps for fixed applications, and slower speeds for mobile applications. We believe mobile operators, including Cingular, Sprint Nextel, T-Mobile, Verizon, and others, are rolling out 3G cellular services across most major U.S. markets by the end of 2006. We also expect that 3G technology will be improved to increase connectivity speeds to make it more suitable for a range of advanced applications.

Satellite

Satellite providers offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge the ability to provide some services, such as VoIP, and reduces the size of the addressable market.

WISPs

We also compete with other wireless Internet service providers that use unlicensed spectrum. Unlicensed spectrum may be subject to interference from other users of the spectrum, which can result in disruptions and interruptions of service. The Sprint Broadband Direct business operated by Kite Broadband operates using FCC licensed spectrum, where interference is typically not an issue. The municipal wireless networks operate in the unlicensed spectrum, where interference may occur. Many of the unlicensed operators recognize the need to coordinate unlicensed frequencies with other unlicensed operators. Coordination has allowed us to operate successfully in the unlicensed spectrum in various networks over the past several years. Additionally, to date the municipalities have awarded the citywide WiFi contracts to a single operator in a market, thereby limiting network-wide interference, which could arise from multiple operators. Any interference that is experienced by users is typically localized to a very small area, with the interference typically arising from a cordless phone or wireless router within a home or business. Other potential competitors, such as Sprint and Clearwire, have also recently announced plans to utilize WiMax technology to compete for broadband wireless customers.

Other

We believe other emerging technologies may also seek to enter the broadband services market. For example, we are aware that several power generation and distribution companies intend to provide broadband Internet services over existing power lines.

We also face competition from other wireless broadband service providers that use licensed spectrum. In addition to these commercial operators, many local governments, universities, and other governmental or quasi-governmental entities are providing or subsidizing free WiFi networks.

Voice Services

The communications industry is highly competitive. We compete primarily on the basis of the quality of our offerings, quality of our customer service, bundling (offering multiple services), price, availability, reliability, and variety. Our ability to compete effectively depends on our ability to maintain high-quality services at prices generally equal to or below those charged by our competitors. In particular, price competition in our sector has been intense and is not expected to decrease. Our competitors include, among others, various “competitive carriers” like us, as well as larger providers such as Verizon/MCI, AT&T/SBC, Sprint Qwest and BellSouth. These larger providers have substantially greater infrastructure, financial, personnel, technical, marketing, and other resources, larger numbers of established customers and more prominent name recognition than CloseCall and AFN. We increasingly face competition in the local and long distance market from local carriers, resellers, cable companies, wireless carriers and satellite carriers, and may compete with electric utilities. We also may increasingly face competition from businesses offering long distance data and voice services over the Internet such as Vonage or Skype. These businesses could enjoy a significant cost advantage because, even though Congress is considering a bill to “level the playing field,” they currently they generally do not pay carrier access charges or universal service fees.

We face significant competition from “competitive carriers” that are similar to us, principally in terms of size, structure and market share. Some of these carriers already have established local operations in some of our current and target markets. We cannot predict which of these carriers will be able to continue to compete effectively against us over time.

We also compete in the provision of local services against the incumbent local telephone company in each market, which is either Verizon or AT&T in a large majority of our market areas. Incumbent carriers enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including pre-existing customer relationships with all or virtually all end-users. Further, we are highly dependent on incumbent carriers for local network facilities and wholesale services required in order for us to assemble our own local services. In addition, incumbent carriers may compete in each other’s markets in some cases or attempt to merge and create even larger competitors, which will increase the competitive pressures we face. Wireless communications providers such as T-Mobile are competing with wireline local telephone service providers, which further increases competition.

Local and long-distance marketing is converging, as other carriers offer integrated communications services. For example, the mergers of AT&T and SBC and Verizon and MCI have created companies that can offer a full array of products and services to customers, a strategy similar to what our CloseCall subsidiary has pursued. We also compete with numerous direct marketers, telemarketers and equipment vendors and installers with respect to portions of our business.

Regional Bell operating companies, such as Verizon, are currently allowed to provide, both inside and outside their home regions, “interLATA” long distance and mobile services, which are long distance services that originate and terminate in different local access and transport areas. These companies already have extensive fiber optic cable, switching, and other network facilities in their regions that they can use to provide long distance services throughout the country. By offering in-region long distance services in our markets, Verizon is able to offer substantially the same integrated local and long distance services as CloseCall, and will have a competitive advantage over us in marketing those services to its existing local customers due to their historical customer relationship with their local customers.

A recent trend toward deregulation, particularly in connection with incumbent carriers and service providers that use Voice over Internet Protocol applications, could increase the level of competition we face in our markets and, in turn, adversely affect our operating results. Incumbent carriers and, in particular, the regional Bell operating companies, continue to seek deregulation for many of their services at both the federal and state levels. If their efforts are successful, these companies will gain additional pricing flexibility, which could affect our ability to compete with them. The recent emergence of service providers that use Voice over Internet Protocol applications also could present a competitive threat. Because the regulatory status of Voice over Internet Protocol applications is largely unsettled, providers of such applications may be able to avoid costly regulatory requirements, including the payment of inter-carrier compensation. This could impede our ability to compete with these providers on the basis of price. More generally, the emergence of new service providers will increase competition, which could adversely affect our ability to succeed in the marketplace for communications and other services.

Our payphone business competes for payphone locations directly with LECs and other IPPs. We also compete, indirectly, with long-distance companies, which can offer Location Owners commissions on long-distance calls made from LEC-owned payphones. Most LECs and long-distance companies against which we compete, as well as some IPPs, may have substantially greater financial, marketing and other resources than us. Many LECs and IPPs faced with competition for payphone locations have increased their compensation arrangements with Location Owners to offer increased commission payments.

We believe that the competitive factors among payphone providers are (1) the quality of service and the availability of specialized services provided to a Location Owner and payphone users, (2) the ability to serve accounts with locations in several LATAs or states, (3) the commission payments to a Location Owner, and (4) responsiveness to customer service needs. We believe we are currently competitive in each of these areas.

We also compete with inter-exchange carriers (“IXCs”) that provide access to alternative operator services, which can be accessed through our payphones. Payphone calls placed using this method are referred to as “dial around calls.” Certain national long-distance operator service providers and prepaid calling card providers have implemented extensive advertising promotions and distribution schemes which have increased dial-around activity on payphones owned by LECs and IPPs, including us, thereby reducing traffic to our primary providers of operator assisted and long-distance services.

Notwithstanding the foregoing, we believe that our principal competition in our payphone business is from providers of wireless communications services for both local and long distance traffic. Certain providers of wireless communication services have introduced rate plans that are competitively priced with certain of the products offered by us and have negatively impacted the overall usage of payphones throughout the nation.

Although certain RBOCs such as Qwest and Bell South have exited the payphone business due to declining call volumes and lower revenues, there remain a large number of LEC’s, IXCs and IPPs that compete for payphone locations. Davel continues to renew its existing location contracts and compete for new business at sites that can generate sufficient call volumes to support the installation of payphones.

Internet Services

We compete for subscription revenues with multiple companies providing Internet services, such as AOL, the Microsoft Network, EarthLink and AT&T Worldnet, NetZero and smaller regional ISPs. We also compete with companies that provide Internet access via narrowband and broadband technologies, such as Internet access providers, cable companies, and telephone companies. Like us, other companies offer some of the same Internet connectivity services to their customers. We also compete more broadly for subscription revenues and members’ time with cable, information, entertainment, and media companies. We compete for advertising and commerce revenues with a wide range of companies, including those that focus on the Internet, such as online services, internet access companies, web-based portals and individual web sites providing content, commerce, community and similar features, as well as media companies, such as those with newspaper or magazine publications, radio stations and broadcast stations or networks.

We face competition in developing technologies, and risks from potential new developments in distribution technologies and equipment in Internet access. In particular, we face competition from developments in the following types of internet access distribution technologies or equipment: broadband distribution technologies used in cable Internet access services; advanced personal computer-based access services offered through DSL technologies offered by local telecommunications companies; other advanced digital services offered by wireless companies; television-based interactive services; personal digital assistants or handheld computers; and enhanced mobile phones. We must keep pace with these developments and also ensure that we either have comparable and compatible technology or access to distribution technologies developed or owned by third parties.

Governmental Regulation

Voice Services

Competitive Local Exchange Carrier

Overview. Our services are subject to federal, state, and local regulation. Through our wholly owned subsidiaries, we hold numerous federal and state regulatory authorizations. The Federal Communications Commission, or FCC, exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over some issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate, or terminate intrastate communications. Local governments may require us to obtain licenses, permits or franchises to use the public rights-of-way necessary to install and operate our networks.

Federal Regulation. We are classified as a non-dominant carrier by the FCC and, as a result, are subject to relatively limited regulation of our interstate and international services. Some general policies and rules of the FCC apply to us, and we are subject to some FCC reporting requirements, but the FCC does not review our billing rates. We possess the operating authority required by the FCC to conduct our long distance business as it is currently conducted. As a non-dominant carrier, we may install and operate additional facilities for the transmission of domestic interstate communications without prior FCC authorization, except to the extent that radio licenses are required.

Local Competition. The FCC’s role with respect to local telephone competition arises principally from the Telecommunications Act of 1996 (the “Telecommunications Act”) that preempts state and local laws to the extent that they prevent competition in the provision of any telecommunications service. Subject to this limitation, state and local governments retain telecommunications regulatory authority over intrastate telecommunications. The Telecommunications Act imposes a variety of duties on local carriers, including competitive carriers such as CloseCall and AFN, to promote competition in the provision of local telephone services. These duties include requirements for local carriers to: interconnect with other telecommunications carriers; complete calls originated by customers of competing carriers on a reciprocal basis; permit the resale of their services; permit users to retain their telephone numbers when changing carriers; and provide competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

Incumbent carriers lime Verizon, AT&T and BellSouth also are subject to additional duties. These duties include obligations of incumbent carriers to: offer interconnection on a non-discriminatory basis; offer co-location of competitors’ equipment at their premises on a non-discriminatory basis; make available certain of their network facilities, features and capabilities on non-discriminatory, cost-based terms; and offer wholesale versions of their retail services for resale at discounted rates.

Collectively, these requirements recognize that local telephone service competition is dependent upon cost-based and non-discriminatory interconnection with, and use of, some elements of incumbent carrier networks and facilities under specified circumstances. Failure to achieve and maintain such arrangements could have a material adverse impact on our ability to provide competitive local telephone services. Under the Telecommunications Act, incumbent carriers are required to negotiate in good faith with carriers requesting any or all of the foregoing arrangements.

In August 2003, the FCC adopted changes to the rules defining the circumstances under which incumbent carriers must make network elements available to competitive carriers at cost-based rates. These rule changes were appealed by both incumbent carriers and competitive carriers to a federal court of appeals, which in March 2004 vacated and remanded to the FCC several aspects of those changes. In February 2005, the FCC issued a decision in response to the court’s March 2004 ruling. That decision, which is known as the Triennial Review Remand Order, or TRRO, became effective on March 11, 2005, and revised the rules for when incumbent carriers must unbundle and make available to competitive carriers various types of UNEs, including high-capacity loops and interoffice transport. The following sets forth information about the application of the new rules.

UNE Loops

DS0 Loops. A DS0 loop is a single, voice-grade channel. Typically, individual business lines are DS0 loops. Incumbent carriers must make DS0 loops available at UNE rates on an unlimited basis.

DS1 Loops. A DS1 loop is a digital loop with a total speed of 1.544 megabits per second, which is the equivalent of 24 DS0s. Multiple voice lines and Internet access can be provided to a customer over a single DS1 loop. We understand the FCC’s new rules to require that incumbent carriers make available to competitive carriers DS1 loops at UNE rates in the majority of incumbent carrier central offices.

UNE Transport

DS1 Transport. Whether transport is available as a UNE is determined on a route-by-route basis. Incumbent carriers must make transport at UNE rates available at DS1 capacity levels between any two incumbent carrier central offices unless both central offices either serve more than 38,000 business lines or have four or more fiber-based colocators.

Incumbent carriers are not required to provide access to transport at greater-than DS3 capacity levels. Incumbent carriers also are not required to provide transport at any capacity level to connect an incumbent carrier central office with a competitive carrier’s facilities.

In addition to addressing high-capacity loops and transport, the TRRO confirmed the eventual elimination of mass market local switching as a UNE, thereby phasing out the availability of UNE-P at cost-based rates to competitive carriers such as us. Although CloseCall has an embedded base of UNE-P customers, we have begun to migrate our existing UNE-P customers to other provisioning arrangements where we have facilities and it is advantageous for us to do so. We also have a five-year “commercial agreement” in place with Verizon that locks in rates through 2010 and agreements in place with BellSouth, AT&T/SBC, and Qwest.

The FCC also confirmed in the TRRO that the availability of special access services for competitive carriers does not excuse incumbent carriers from the requirement to make available prescribed UNEs at rates based on the FCC’s “Total Element Long Run Incremental Cost,” or TELRIC, pricing methodology.

To the extent incumbent carriers no longer need to provide to competitive carriers the above-described switching, loop and transport elements as UNEs, the FCC established a transitional period during which incumbent carriers must continue to make these elements available at prescribed rates for a defined period of time. We anticipate that some incumbent and competitive carriers will use this transition period to enter into commercial agreements for these elements, but these agreements are likely to contain rates, terms and conditions that are less favorable to competitive carriers than they have been in the past.

The TRRO continued the recent trend of reducing the number and types of UNEs that incumbent carriers must make available to competitive carriers. Although the TRRO has been appealed, we cannot predict the outcome of this appeal or whether the result of any such appeal will be favorable or unfavorable to our business. On June 16, 2006, the U.S. Court of Appeals, D.C. Circuit, rejected various CLEC arguments in connection with the FCC’s decisions on the unbundling of local switching and UNE-P rate increases, including the overall elimination of the local switching unbundling requirement. The court also rejected ILEC arguments to eliminate DS1, DS3 loop and DS1 transport unbundling. The court also rejected arguments that the FCC cannot preempt the states over such matters.

TELRIC Pricing. The FCC has initiated a re-examination of its TELRIC pricing methodology for network elements. The FCC has proposed a number of changes to these pricing rules that would be unfavorable to us. Legislation has been proposed in Congress in the past and may be proposed in the future that would further restrict the access of competitive carriers to incumbent carriers’ network elements. Future restrictions on, or reductions in, the network elements available to us, or any increase in the cost to us of such network elements, could have a material adverse effect on our business.

Broadband. In the future, an important element of providing competitive local service may be the ability to offer customers high-speed broadband local connections. The FCC recently reduced the number and types of unbundled network elements, such as FTTC and FTTH that incumbent carriers must make available to competitive carriers to enable them to provide broadband services to customers using incumbent carrier networks. These restrictions were largely upheld by a federal court of appeals. Although the court’s decision regarding so-called “naked DSL” may be appealed, we cannot predict the outcome of any such appeal. The FCC also recently held that incumbent carriers such as Verizon cannot be required by state commissions to make digital subscriber line services available to end users when a competitive carrier provides the end user with voice service. This is known in the industry as “naked DSL.” Although this decision also may be appealed, we cannot predict the outcome of any such appeal.

In other proceedings affecting broadband policy, the FCC is considering what regulatory treatment, if any, should be accorded to digital subscriber line services provided by communications companies and has already considered what regulatory treatment should be accorded to cable modem services, which are used by cable companies to deploy high-speed Internet access services. The FCC found in 2002 that cable modem service is an “information service” that is exempt from regulation. A federal court of appeals overturned that decision as being inconsistent with an earlier ruling by the court that cable modem service has both “information service” and “telecommunication service” components, which would make that service subject to regulation. Additionally, the U.S. Supreme Court in June 2005 in the Brand X opinion ruled that cable operators are not required to make their cable infrastructures available to Internet service providers on a wholesale basis. Subsequently, the FCC deregulated the pricing of naked DSL, allowing ILECs to charge much higher wholesale prices to independent Internet service providers.

The FCC has sought comment on a number of other regulatory proposals that could affect the speed and manner in which high-speed broadband local services are deployed by our competitors. We cannot predict the outcome of these proposals at the FCC or in the courts or the effect they will have on our business and the industry.

Congress also has considered in the past, and may consider in the future, legislation that would deregulate some aspects of the incumbent local carriers’ broadband services and would reduce the extent to which those carriers must provide access to their networks to competitive local carriers for the provision of broadband services. Several cable companies already are offering broadband Internet access over their network facilities, and incumbent carriers and competitive carriers also offer these services through digital subscriber line technology. If we are unable to meet the future demands of our customers for broadband local access on a timely basis at competitive rates, we may be at a significant competitive disadvantage.

Internet Protocol-Enabled Services. The FCC is considering clarifications and changes to the prospective regulatory status of services and applications using Internet Protocol, including Voice over Internet Protocol offerings. Voice over Internet Protocol is an application that manages the delivery of voice information across data networks, including the Internet, using Internet protocol. Rather than send voice information across traditional circuits, Voice over Internet Protocol sends voice information in digital form using discrete packets that are routed in the same manner as data packets. Voice over Internet Protocol is widely viewed as a more cost-effective alternative to traditional circuit-switched telephone service. Because Voice over Internet Protocol can be deployed by carriers in various capacities, and because it is widely considered a next-generation communications service, its regulatory classification has not yet been determined.

The FCC thus far has issued a series of declaratory rulings in connection with the regulatory treatment of Voice over Internet Protocol, but those rulings have been narrowly tailored. In one case, the FCC held that a computer-to-computer Voice over Internet Protocol application provided by Pulver.com is an unregulated information service, in part because it does not include a transmission component, offers computing capabilities, and is free to its users. In another case, the FCC reached a different conclusion, holding that AT&T’s use of Voice over Internet Protocol to transmit the long-haul portion of certain calls constitutes a telecommunications service, thus subjecting it to regulation, because the calls use ordinary customer premises equipment with no enhanced functionality, originate and terminate on the public switched telephone network, and undergo no net protocol conversion and provide no enhanced functionality to end users. In a third case, which involved the Voice over Internet Protocol application of Vonage, the FCC preempted the authority of the State of Minnesota (and presumably all other states) and ruled that Vonage’s Voice over Internet Protocol application, and others like it, is an interstate service subject only to federal regulation, thus preempting the authority of the Minnesota commission to require Vonage to obtain state certification. The FCC, however, refused to rule in the Vonage case whether Vonage’s Voice over Internet Protocol application is a telecommunications service or an information service, thus leaving open the question of the extent to which the service will be regulated. A number of other petitions addressing the application of existing regulations to Voice over Internet Protocol and other Internet Protocol services have been filed at the FCC and are pending. We cannot at this time predict the outcome of those petitions on our business or the industry.

The FCC has initiated a more generic proceeding to address the many regulatory issues raised by the development and growth of Voice over Internet Protocol services, including the extent to which Voice over Internet Protocol will be regulated at the federal level, and has expressly reserved the right to reconsider its declaratory rulings in the generic proceeding. The FCC also is examining what requirements, if any, should be applied to Voice over Internet Protocol service to enable law enforcement agencies, when necessary and appropriate, to access information transmitted through Voice over Internet Protocol applications; the extent to which Voice over Internet Protocol providers should contribute to the Universal Service Fund; and whether and to what extent E-911 requirements should apply to Voice over Internet Protocol providers. Federal and state rulings in connection with Voice over Internet Protocol will likely have a significant impact on us, our competitors and the communications industry.

Congress also has considered in the past, and may consider in the future, legislation addressing Voice over Internet Protocol. We cannot at this time predict if or when such legislation will be enacted, or its effect on our business and the industry. Additionally, the U.S. Supreme Court in June 2005 in the Brand X opinion ruled that cable operators are not required to make their cable infrastructures available to Internet service providers on a wholesale basis. Subsequently, the FCC deregulated the pricing of naked DSL, allowing ILECs to charge much higher wholesale prices to independent Internet service providers. These two changes increase the risk of operating an independent Internet service provider absent a wireless broadband strategy.

Inter-carrier Compensation. The FCC regulates the interstate access rates charged by local carriers for the origination and termination of interstate long distance traffic. These access rates make up a significant portion of the cost of providing long distance service. The FCC has adopted policy changes that over time are reducing incumbent carriers’ access rates, which have the impact of lowering the cost of providing long distance service, especially to business customers. In addition, the FCC has adopted rules that require competitive carriers to reduce gradually the levels of their tariffed access charges until those charges are no greater than those of the incumbent carriers with which they compete. In March 2005, the FCC initiated a proceeding designed to examine and reform comprehensively intercarrier compensation, including access charges, in the telecommunications market. Intercarrier compensation typically is the largest single expense incurred by companies that provide telecommunications services, including us. Further FCC action in this area may reduce most access charges in the future or shift all forms of intercarrier compensation to flat rate pricing. We cannot predict at this time the result of this proceeding, the full impact of the FCC’s decisions in this area, or the effect these decisions will have on our business and the industry.

The FCC has granted incumbent carriers some flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The FCC recently has been granting incumbent carriers additional pricing flexibility on a market-by-market basis as local competition develops in their markets. This pricing flexibility could place us at a competitive disadvantage, either as a purchaser of access for our long distance operations or as a vendor of access to other carriers or end-user customers.

In April 2001, the FCC issued a ruling changing the compensation mechanism for traffic exchanged between telecommunications carriers that is destined for Internet service providers. In doing so, the FCC prescribed a new rate structure for this traffic and prescribed gradually reduced caps for its compensation. In the course of our business, we may exchange the traffic of Internet service providers with other carriers. The FCC’s ruling in connection with such traffic affected a large number of carriers, including us, and further developments in this area could have a significant impact on the industry and on us. Although a federal court remanded that FCC decision for further consideration, the court did not reverse the decision, so it remains in effect. In March 2005, in the context of its generic proceeding on intercarrier compensation, the FCC sought comment on broad policy changes that could harmonize the rate structure and levels of all forms of intercarrier compensation, and ultimately could eliminate most forms of carrier-to-carrier payments for interconnected traffic, including traffic destined for Internet service providers.

Universal Service. Access charges historically have been used to subsidize universal telephone service. Together with access and other intercarrier compensation reform, the FCC in recent years has changed the methodology used to subsidize universal telephone service and achieve other related public policy goals. Any reform in connection with intercarrier compensation will, by necessity, require revisions to the FCC’s policies governing universal service. Congress is currently considering changes to the USF rules; however, it is unclear what changes, if any, will ultimately become law. Because the effects of these revisions are uncertain, the fees we pay to subsidize universal service may increase or decrease substantially in the future.

The FCC continues to consider related questions regarding the applicability of access charges and universal service fees to providers of Internet access service and other services and applications using Internet protocol, including Voice over Internet Protocol. Currently, Internet access providers are not subject to these expenses, and a federal court of appeals has upheld the FCC’s decision not to impose such fees. However, there are open questions about how the existing rules apply to providers of data, voice, or other services using the Internet or Internet protocol-based technology. The FCC is in the process of re-examining these issues in the context of its generic proceeding on IP-enabled services. We are not in a position to determine how these issues regarding access charges and universal service fees will be resolved, or whether the resolution of these issues will be harmful to our competitive position or our results of operations.

Detariffing. The FCC required non-dominant long distance companies, including us, to detariff interstate long distance domestic and international services in 2001. In 2001, the FCC also permitted competitive local exchange carriers, including us, to choose either to detariff the interstate access services that competitive carriers sell to long distance companies that originate or terminate traffic from or to their local customers, or to maintain tariffs but comply with rate caps. Tariffs set forth the rates, terms and conditions for service and must be updated or amended when rates are adjusted or products are added or removed. Before detariffing, we filed tariffs with the FCC to govern our relationship with most of our long distance customers and with long distance companies that originated or terminated traffic from or to our local customers. The detariffing process has required us, among other things, to post these rates, terms and conditions on our web site instead of filing them as tariffs with the FCC. Because detariffing precludes us from filing our tariffs with the FCC, some may argue that we are no longer subject to the “filed rate doctrine,” under which the filed tariff controls all contractual disputes between a carrier and its customers. The detariffing process has effectively required us to enter into individual contracts with each of our customers and to notify our customers when rates are adjusted or products are added or removed. This process increases our costs of doing business. Detariffing may expose us to legal liabilities and costs if we can no longer rely on the filed rate doctrine to settle contract disputes.

Other Federal Regulations. The FCC imposes prior approval requirements on transfers of control and assignments of radio licenses and operating authorizations. The FCC has the authority generally to condition, modify, cancel, terminate, revoke, or decline to renew licenses and operating authority for failure to comply with federal laws and the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. The FCC or third parties may raise issues with regard to our compliance with applicable laws and regulations.

Federal Excise Tax Changes. IRS Notice 2006-50 instructs companies collecting the Federal Excise Tax to "cease collecting and paying over tax under §4251 the of Internal Revenue Code on nontaxable service billed after July 31, 2006". Several recent rulings have held that "service for which there is a toll charge that varies with elapsed transmission time and not distance (time-only service) is not taxable toll telephone service." On August 1, 2006 the Company will no longer be responsible for collecting and remitting the Federal Excise Tax.

State Regulation. We are subject to various state laws and regulations. Most state public utility commissions require providers such as CloseCall to obtain authority from the commission before initiating service in the state. We are subject to various reporting and record-keeping requirements. In addition, some states are ordering the de-tariffing of services, which may impede our reliance on the filed rate doctrine and increase our costs of doing business.

Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. The scope of state regulation will be refined through rules and policy decisions made by public utility commissions as they address local service competition issues.

State public utility commissions have responsibility under the Telecommunications Act to oversee relationships between incumbent carriers and their new competitors with respect to such competitors’ use of the incumbent carriers’ network elements and wholesale local services. Public utility commissions arbitrate interconnection agreements between the incumbent carriers and competitive carriers such as CloseCall when necessary. Pursuant to the Telecommunications Act, the decisions of state public utility commissions with regard to interconnection disputes may be appealed to federal courts.

There also remain unresolved important issues regarding the scope of the authority of public utility commissions and the extent to which the commissions will adopt policies that promote local telephone service competition. For example, although the FCC recently preempted the ability of states to regulate some aspects of Voice over Internet Protocol services, the FCC’s decision has been appealed, and it is difficult to predict how this and other matters will affect our ability to pursue our business plan.

States also regulate the intrastate carrier access services of the incumbent carriers. We are required to pay access charges to the incumbent carriers when they originate or terminate our intrastate long distance traffic. Our business could be harmed by high access charges, particularly to the extent that the incumbent carriers do not incur the same level of costs with respect to their own intrastate long distance services or to the extent that the incumbent carriers are able to offer their long distance affiliates better access pricing. Some states also regulate the intrastate access charges of competitive carriers. States also will be developing intrastate universal service charges parallel to the interstate charges created by the FCC. Another issue is the use by some incumbent carriers, with the approval of the applicable public utility commissions, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or may be addressing various intraLATA dialing parity issues that may affect competition. Our business could be harmed by these developments.

We also will be affected by how states regulate the retail prices of the incumbent carriers with which we compete. We believe that, as the degree of intrastate competition increases, the states will offer the incumbent carriers increasing pricing flexibility and deregulation of particular services deemed to be competitive. This flexibility and deregulation may present the incumbent carriers with an opportunity to subsidize services that compete with our services with revenues generated from their non-competitive services, thereby allowing incumbent carriers to offer competitive services at prices lower than most or all of their competitors.

Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings, and incurrence by carriers of significant debt obligations. Certificates of authority generally can be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. Public utility commissions or third parties may raise issues with regard to our compliance with applicable laws or regulations.

Payphone Service Providers

The Telecommunications Act substantially restructured the telecommunications industry, included specific provisions related to the payphone industry and required the FCC to develop rules necessary to implement and administer the provisions of the Telecommunications Act on both an interstate and intrastate basis.

Federal Regulation of Local Coin and Dial-Around Calls. The Telephone Operator Consumer Services Improvement Act of 1990, or TOCSIA, established various requirements for companies that provide operator services and for call aggregators, including payphone service providers, or PSPs, who send calls to those operator service providers, or OSPs. The requirements of TOCSIA as implemented by the FCC included call branding, information posting, rate quotations, the filing of informational tariffs and the right of payphone users to access any OSP in order to make non-coin calls. TOCSIA also required the FCC to take action to limit the exposure of payphone companies to undue risk of fraud upon providing this “open access” to carriers.

TOCSIA further directed the FCC to consider the need to provide compensation to IPPs for dial-around calls made from its payphones. Accordingly, the FCC ruled in May 1992 that IPPs were entitled to dial-around compensation. Because of the complexity of establishing an accounting system for determining per call compensation for these calls, and for other reasons, the FCC temporarily set this compensation at $6.00 per payphone per month based on an assumed average of 15 interstate carrier access code dial-around calls per month and a rate of $0.40 per call. The failure by the FCC to provide compensation for 800 “toll free” dial-around calls was challenged by the IPPs, and a federal court subsequently ruled that the FCC should have provided compensation for these toll free calls.

Pay Phone Services. In 1996, recognizing that IPPs had been at a severe competitive disadvantage under the existing system of regulation and had experienced substantial increases in dial-around calls without a corresponding adjustment in compensation, Congress enacted Section 276 to promote both competition among payphone service providers and the widespread deployment of payphones throughout the nation. Section 276 directed the FCC to implement rules by November 1996 that would:

-	create a standard regulatory scheme for all public payphone service providers;

-
establish a per call compensation plan to ensure that all payphone service providers are fairly compensated for each and every completed intrastate and interstate call, except for 911 emergency and telecommunications relay service calls;

-	terminate subsidies for LEC payphones from LEC regulated rate-base operations;

-	prescribe, at a minimum, nonstructural safeguards to eliminate discrimination between LECs and IPPs and remove the LEC payphones from the LEC’s regulated asset base;

-
provide for the RBOCs to have the same rights that IPPs have to negotiate with Location Owners over the selection of interLATA carrier services, subject to the FCC’s determination that the selection right is in the public interest and subject to existing contracts between the Location Owners and interLATA carriers;

-
provide for the right of all PSPs to choose the local, intraLATA and interLATA carriers subject to the requirements of, and contractual rights negotiated with, Location Owners and other valid state regulatory requirements;

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evaluate the requirement for payphones which would not normally be installed under competitive conditions but which might be desirable as a matter of public policy, and establish how to provide for and maintain such payphones if it is determined they are required; and

-	preempt any state requirements which are inconsistent with the FCC’s regulations implementing Section 276.

In September and November 1996, the FCC issued its rulings implementing Section 276, or the 1996 Payphone Order. In the 1996 Payphone Order, the FCC determined that the best way to ensure fair compensation to independent and LEC PSPs for each and every call was to deregulate, to the maximum extent possible, the price of all calls originating from payphones. For local coin calls, the FCC mandated that deregulation of the local coin rate would not occur until October 1997 in order to provide a period of orderly transition from the previous system of state regulation.

To achieve fair compensation for dial-around calls through deregulation and competition, the FCC in the 1996 Payphone Order directed a two-phase transition from a regulated market. In the first phase, November 1996 to October 1997, the FCC prescribed flat-rate compensation payable to the PSPs by the interexchange carriers (“IXCs”) in the amount of $45.85 per month per payphone. This rate was arrived at by determining that the deregulated local coin rate was a valid market-based surrogate for dial-around calls. The FCC applied a market-based, deregulated coin rate of $0.35 per call to a finding from the record that there was a monthly average of 131 compensable dial-around calls per payphone. This total included both carrier access code calls dialed for the purpose of reaching a long distance company other than the one designated by the PSP as well as 800 “toll free” calls. The monthly, per phone flat-rate compensation of $45.85 was to be assessed only against IXCs with annual toll-call revenues in excess of $100 million and allocated among such IXCs in proportion to their gross long-distance revenues. During the second phase of the transition to deregulation and market-based compensation (initially from October 1997 to October 1998, but subsequently extended in a later order by one year to October 1999), the FCC directed the IXCs to pay the PSPs on a per-call basis for dial-around calls at the assumed deregulated coin rate of $0.35 per call. At the conclusion of the second phase, the FCC set the market-based local coin rate, determined on a payphone-by-payphone basis, as the default per-call compensation rate in the absence of a negotiated agreement between the PSP and the IXC. To facilitate per-call compensation, the FCC required the PSPs to transmit payphone-specific coding digits which would identify each call as originating from a payphone and required the LECs to make such coding available to the PSPs as a tariffed item included in the local access line service.

In July 1997, a federal court responded to an appeal of the 1996 Payphone Order, finding that the FCC erred in (1) setting the default per-call rate at $0.35 without considering the differences in underlying costs between dial-around calls and local coin calls, (2) assessing the flat-rate compensation against only the carriers with annual toll-call revenues in excess of $100 million, and (3) allocating the assessment of the flat-rate compensation based on gross revenues rather than on a factor more directly related to the number of dial-around calls processed by the carrier. The Court also assigned error to other aspects of the 1996 Payphone Order concerning inmate payphones and the accounting treatment of payphones transferred by an RBOC to a separate affiliate.

In response to the Court’s remand, the FCC issued its modified ruling implementing Section 276, or the 1997 Payphone Order, in October of 1997. The FCC determined that distinct and severable costs of $0.066 were attributable to coin calls that did not apply to the costs incurred by the PSPs in providing access for dial-around calls. Accordingly, the FCC adjusted the per call rate during the second phase of interim compensation to $0.284 (which is $0.35 less $0.066). While the FCC tentatively concluded that the $0.284 default rate should be utilized in determining compensation during the first phase and reiterated that PSPs were entitled to compensation for each and every call during the first phase, it deferred a decision on the precise method of allocating the initial interim period (November 1996 through October 1997) flat-rate payment obligation among the IXCs and the number of calls to be used in determining the total amount of the payment obligation.

On March 9, 1998, the FCC issued a Memorandum Opinion and Order, FCC 98-481, which extended and waived certain requirements concerning the provision by the LECs of payphone-specific coding digits, which identify a call as originating from a payphone. Without the transmission of payphone-specific coding digits, some of the IXCs have claimed they are unable to identify a call as a payphone call eligible for dial-around compensation. With the stated purpose of ensuring the continued payment of dial-around compensation, the FCC’s Memorandum and Order issued on April 3, 1998 left in place the requirement for payment of per-call compensation for payphones on lines that do not transmit the requisite payphone-specific coding digits but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from RBOC payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone.

On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court opined that the FCC had failed to explain adequately its derivation of the $0.284 default rate. The Court stated that any resulting overpayment may be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court’s decision.

In response to the Court’s second remand, the FCC conducted further proceedings and sought additional comment from interested parties to address the relevant issues posed by the Court. On February 4, 1999, the FCC released the Third Report and Order and Order on Reconsideration of the Second Report and Order, or 1999 Payphone Order, in which the FCC abandoned its efforts to derive a “market-based” default dial-around compensation rate and instead adopted a “cost-based” rate of $0.24 per dial-around call, which was to be adjusted to $0.238 on April 21, 2002. Both PSPs and IXCs petitioned the Court for review of the 1999 Payphone Order’s determination of the dial-around compensation rate. On June 16, 2000, the Court affirmed the 1999 Payphone Order setting a $0.24 dial-around compensation rate. On all the issues, including those raised by the IXCs and the IPPs, the Court applied the “arbitrary and capricious” standard of review and found that the FCC’s rulings were lawful and sustainable under that standard. The new $0.24 rate became effective April 21, 1999 and was applied retroactively to the period beginning on October 7, 1997 and ending on April 20, 1999 (the “intermediate period”), less a $0.002 amount to account for FLEX ANI payphone tracking costs, for a net compensation rate of $0.238 per call.

In a decision released January 31, 2002, or the 2002 Payphone Order, the FCC partially addressed the remaining issues concerning the “true-up” required for the earlier dial-around compensation periods. The FCC adjusted the per-call rate to $0.229, for the interim period only, to reflect a different method of calculating the delay in IXC payments to PSPs for the interim period, and determined that the total interim period compensation rate should be $33.89 per payphone per month ($0.229 multiplied by an average of 148 calls per payphone per month). The 2002 Payphone Order deferred to a later order its determination of the allocation of this total compensation rate among the various carriers required to pay compensation for the interim period. In addition to addressing the rate level for dial-around compensation, the FCC has also addressed the issue of carrier responsibility with respect to dial-around compensation payments.

On October 23, 2002 the FCC released its Fifth Order on Reconsideration and Order on Remand, or the Interim Order, which resolved all of the remaining issues surrounding the interim/intermediate period true-up and specifically addressed how the liability for flat rate monthly per-phone compensation owed to PSPs would be allocated among the relevant dial-around carriers. The Interim Order also resolved how certain offsets to such payments would be handled and a host of other issues raised by parties in their remaining FCC challenges to the 1999 Payphone Order and the 2002 Payphone Order. In the Interim Order, the FCC ordered a true-up for the interim period and increased the adjusted monthly rate to $35.22 per payphone per month, to compensate for the three-month payment delay inherent in the dial-around payment system. The new rate of $35.22 per payphone per month is a composite rate, allocated among approximately five hundred carriers based on their estimated dial-around traffic during the interim period. The FCC also ordered a true-up requiring the PSPs, including Davel, to refund an amount equal to $0.046 (the difference between the old $.284 rate and the current $.238 rate) to each carrier that compensated the PSP on a per-call basis during the intermediate period. Interest on additional payments and refunds is to be computed from the original payment due date at the IRS prescribed rate applicable to late tax payments. The FCC further ruled that a carrier claiming a refund from a PSP for the Intermediate Period must first offset the amount claimed against any additional payment due to the PSP from that carrier. Finally, the Interim Order provided that any net claimed refund amount owing to carriers cannot be offset against future dial-around payments without (1) prior notification and an opportunity to contest the claimed amount in good faith (only uncontested amounts may be withheld); and (2) providing PSPs an opportunity to “schedule” payments over a reasonable period of time.

Davel and its billing and collection clearinghouse have previously reviewed the order and prepared the data necessary to bill or determine the amount due to the relevant dial-around carriers pursuant to the Interim Order. As of November 15, 2004, the date we acquired Davel, Davel had accrued a liability relating to dial-around compensation due to certain carriers pursuant to the Interim Order of $1,172,789. In addition, Davel had recorded $2,683,774 relating to the sale of a portion of Davel’s accounts receivable bankruptcy claim for dial-around compensation due from WorldCom (now MCI), a part of which related to the amount due from WorldCom under the Interim Order. Subsequent to the acquisition date, Davel received $2,683,774 million in cash and MCI common stock in full settlement of the remaining portion of its claim, including the accounts receivable bankruptcy claim previously sold and Davel’s retained interest in the bankruptcy claim. In January 2005, certain carriers deducted $453,431 from their current dial-around compensation payments, thus reducing the liability accrued by Davel applicable to the Interim Order. The remaining amounts outstanding were deducted from the quarterly payments of dial-around compensation received by Davel in April 2005.

For the fiscal year ended March 31, 2006, Davel received $420,366 of receipts from carriers under the Interim Order that has been reported as revenues in the consolidated statements of operations. In accordance with Davel’s accounting policy on regulated rate actions, revenue from dial-around compensation pursuant to the Interim Order was recognized as revenue in March 2006, the period such revenue was received. Although Davel is entitled to receive a substantial amount of additional dial-around compensation pursuant to the Interim Order, such amounts, subject to certain limitations, have been assigned to Davel’s former secured lenders in exchange for a reduction in Davel’s secured debt prior to the acquisition of such debt by Mobilepro.

On August 2, 2002 and September 2, 2002 respectively, the American Public Communications Council, the APCC, and the Regional Bell Operating Companies, the RBOCs, filed petitions with the FCC to revisit and increase the dial-around compensation rate level. Using the FCC’s existing formula and adjusted only to reflect current costs and call volumes, the APCC and RBOCs’ petitions supported an approximate doubling of the current $0.24 rate. On August 12, 2004, the FCC released an order to increase the dial-around compensation rate from $0.24 to $0.494 per call, or the 2004 Order. The new rate became effective September 27, 2004, 30 days after publication of the 2004 Order in the Federal Register, and may be subject to appeal by IXCs or other parties. Dial-around revenues at the new rate of $0.494 per call, which aggregated $9,655,514 for the year ended March 31, 2006, are included in revenues reported in the Mobilepro’s consolidated financial statements.

Regulatory actions and market factors, often outside Davel’s control, could significantly affect Davel’s dial-around compensation revenues. These factors include (i) the possibility of administrative proceedings or litigation seeking to modify the dial-around compensation rate, and (ii) ongoing technical or other difficulties in the responsible carriers’ ability and willingness to properly track or pay for dial-around calls actually delivered to them.

Effect of Federal Regulation of Local Coin and Dial-Around Calls. To ensure “fair compensation” for local coin calls, the FCC previously determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed showing by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order that upheld the FCC’s authority to deregulate local coin call rates. In accordance with the FCC’s ruling and the court order, certain LECs and IPPs, including Davel, have increased rates for local coin calls. Initially, when Davel increased the local coin rate to $0.35, Davel experienced a large drop in call volume. When Davel subsequently raised its local coin rates to $0.50, it did not experience call volume declines at the same levels. Davel has experienced, and continues to experience, lower coin call volumes on its payphones resulting not only from increased local coin calling rates, but from the growth in wireless communication services, changes in call traffic and the geographic mix of Davel’s payphones, as well.

Other Provisions of The Telecommunications Act and FCC Rules. As a whole, the Telecommunications Act and FCC Rules significantly altered the competitive framework of the payphone industry. Davel believes that implementation of the Telecommunications Act has addressed certain historical inequities in the payphone marketplace and has, in part, led to a more equitable and competitive environment for all payphone providers. However, there remain several key areas of implementation of the Telecommunications Act yet to be fully and properly implemented such that the 1996 congressional mandate for widespread deployment of payphones is not being realized. This circumstance creates an uncertain environment in which Davel and the industry must operate. Davel has identified the following such uncertainties:

Various matters pending in several federal courts and raised before the Congress which, while not directly challenging Section 276, relate to the validity and constitutionality of the Telecommunications Act, as well as other uncertainties related to the impact, timing and implementation of the Telecommunications Act.

The 1996 Payphone Order required that LEC payphone operations be removed from the regulated rate base on April 15, 1997. The LECs were also required to make the access lines that are provided for their own payphones equally available to IPPs and to ensure that the cost to payphone providers for obtaining local lines and services met the FCC’s new services test guidelines, which require that LECs price payphone access lines at the direct cost to the LEC plus a reasonable allocation of overhead. Proceedings are still pending in various stages and formats before the FCC and numerous state regulatory bodies across the nation to implement these provisions.

In the past, RBOCs were allegedly impaired in their ability to compete with the IPPs because they were not permitted to select the interLATA carrier to serve their payphones. Recent changes to the FCC Rules remove this restriction. Under the existing rules, the RBOCs are now permitted to participate with the Location Owner in selecting the carrier of interLATA services to their payphones; effective upon FCC approval of each RBOC’s Comparably Efficient Interconnection plans. Existing contracts between Location Owners and payphone or long-distance providers that were in effect as of February 8, 1996 were grandfathered and will remain in effect pursuant to their terms.

The 1996 Payphone Order preempts state regulations that may require IPPs to route intraLATA calls to the LEC by containing provisions that allow all payphone providers to select the intraLATA carrier of their choice. Outstanding questions still exist with respect to 0+ local and 0 - call routing, whose classification will await the outcome of various state regulatory proceedings or initiatives and potential FCC action. The 1996 Payphone Order determined that the administration of programs for maintaining public interest payphones should be left to the states within certain guidelines. Various state proceedings have been undertaken in reviewing this issue, but no widespread or effective actions have been taken to stem the tide of payphone removal around the nation. The FCC has pending various “universal service” proposals under consideration, which may impact Davel, both positively and negatively.

Billed Party Preference and Rate Disclosure. On January 29, 1998, the FCC released its Second Report and Order on Reconsideration entitled In the Matter of Billed Party Preference for InterLATA 0+ Calls, Docket No. 92-77. Effective July 1, 1998, all carriers providing operator services were required to give consumers using payphones the option of receiving a rate quote before a call is connected when making a 0+ interstate call. The system appears to be functioning adequately to meet its designated goals.

State and Local Regulation. State regulatory authorities have been primarily responsible for regulating the rates, terms and conditions for intrastate payphone services. Regulatory approval to operate payphones in a state typically involves submission of a certification application and an agreement by Davel to comply with applicable rules, regulations, and reporting requirements. The states and the District of Columbia have adopted a variety of state-specific regulations that govern rates charged for coin and non-coin calls, as well as a broad range of technical and operational requirements. The Telecommunications Act contains provisions that require all states to allow payphone competition on fair terms for both LECs and IPPs. State authorities also in most cases regulate LEC tariffs for interconnection of independent payphones, as well as the LECs’ own payphone operations and practices.

Davel is also affected by state regulation of operator services. Most states have capped the rates that consumers can be charged for coin toll calls and non-coin local and intrastate toll calls made from payphones. In addition, Davel must comply with regulations designed to afford consumers notice at the payphone location of the long-distance company or companies servicing the payphone and the ability to access alternate carriers. Davel believes that it is currently in material compliance with all such regulatory requirements.

In accordance with requirements under the Telecommunications Act, state regulatory authorities are currently reviewing the rates that LECs charge IPPs for local line access and associated services. Local line access charges have been reduced in certain states, and Davel believes that selected states’ continuing review of local line access charges, coupled with competition for local line access service resulting from implementation of the Telecommunications Act, may lead to more options available to Davel for local line access at competitive rates. Davel cannot provide assurance, however, that such options or local line access rates will become available in all states.

Davel believes that an increasing number of municipalities and other units of local government have begun to impose taxes, license fees and operating rules on the operations and revenues of payphones. Davel believes that some of these fees and restrictions may be in violation of provisions of the Telecommunications Act prohibiting barriers to entry into the business of operating payphones and the policy of the Act to encourage wide deployment of payphones. However, in at least one instance, involving a challenge to a payphone ordinance adopted by the Village of Huntington Park, California, the FCC declined to overturn a total ban on payphones in a downtown area. The proliferation of local government licensing, restriction, taxation and regulation of payphone services could have an adverse affect on Davel and other PSPs unless the industry is successful in resisting or moderating this trend.

Employees

As of March 31, 2006, we employed 314 full-time employees. We anticipate that we will need additional people to fill administrative, sales, and technical positions if we continue to be successful in raising capital to implement our strategic business plan. We have no collective bargaining agreements with our employees. The breakout of full-time employees is as follows:

Retail operations (includes CloseCall America, Inc. and the call centers)	161 employees
Wireless networks (includes Kite Broadband, LLC and Kite Networks, Inc.)	76 employees
Business operations (includes Davel Communications, Inc and American Fiber Network, Inc.)	53 employees
Finance, accounting legal and administration	24 employees

DESCRIPTION OF PROPERTY

Our principal executive offices are located in approximately 2,000 square feet of leased office space at 6701 Democracy Boulevard, Suite 202, Bethesda, Maryland 20817. The term of the lease expires on February 28, 2009.

In addition, our subsidiary operations currently occupy leased office space in locations around the country. A description of the occupancy terms for each of our significant locations follows.

CloseCall occupies approximately 14,000 square feet of leased office space in Stevensville, Maryland, that includes management, finance, sales, and a customer support call center. The initial term of the lease expires on February 28, 2007, but the lease contains a provision providing CloseCall with the option of extending the lease for two additional years at the end of the initial term and at the end of each option term.

AFN occupies approximately 3,200 square feet of leased office space in Overland Park, Kansas that includes management, finance, sales, and operations. The initial term of the lease expires on July 31, 2006.

Davel occupies approximately 16,700 square feet of leased office space in Cleveland, Ohio; the lease term expires on September 29, 2008. Approximately 4,000 square feet of storage space is also rented in Cleveland on a month-to-month basis.

Kite operates 1) a call center in Tucson, Arizona, under a lease of 8,150 square feet that expires on July 31, 2008, and that includes two three-year options, and 2) a data center in Ridgeland, Mississippi, under a lease of 1,500 square feet that expires on August 31, 2008. Its corporate office is also located in Ridgeland, Mississippi, occupying approximately 6,100 square feet of space under a lease term that expires on February 28, 2009.

Kite Networks occupies an office in Tempe, Arizona, consisting of approximately 1,800 square feet, under a lease that terminated on May 31, 2006 and converted to a month-to-month rental arrangement.

The operations of our Internet services business segment, including DFW, occupy small leased office space facilities in numerous locations around the United States. The lease expiration dates for the most significant properties are September 30, 2010 (Houston, Texas), April 30, 2006 (Seattle, Washington), November 15, 2006 (Janesville, Wisconsin), May 31, 2007 (Shreveport, Louisiana), January 31, 2010 (Irving, Texas) and February 29, 2008 (Tucson, Arizona). The charge for restructuring costs that we recorded in the quarter ended December 31, 2005 was based on our plan to close certain of these Internet services facilities during fiscal 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following information should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2006 and the condensed consolidated financial statements for the quarter ended June 30, 2006 and the notes thereto appearing elsewhere in this filing. Statements in this “Management’s Discussion and Analysis of Results of Operation and Financial Condition” and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements.”

The following is a discussion and analysis of 1) our results of operations for the quarters ended June 30, 2006 and 2005, 2) our results of operations for the fiscal years ended March 31, 2006 and 2005, 3) our financial position at June 30, 2006, and 3) certain factors that could affect our future financial condition and results of operations. Please also see the “Risk Factors” relating to our business presented elsewhere in this prospectus. Historical results may not be indicative of future performance.

Overview

Prior to January 2004, we were a development stage company. Although we were incorporated less than years ago, we have undergone a number of changes in our business strategy and organization. In June 2001, we focused our business on the integration and marketing of complete mobile information solutions to meet the needs of mobile professionals. In April 2002, we acquired NeoReach, and shifted our focus toward solutions supporting the third generation wireless market. We shifted our business strategy in December 2003 with a new management team, expanding significantly the scope of our business activity to include Internet access services, local and long distance telephone services and the ownership and operation of payphones. In 2005, we began to invest in the business of deploying broadband wireless networks and providing wireless network access services in wireless access zones to be primarily located in municipality-sponsored areas. We entered these businesses primarily through the acquisition of established companies. These operations have been acquired within the last 30 months. Accordingly, our experience in operating our current businesses is limited. Our Company has lost money historically. For the fiscal years ended March 31, 2006 and 2005, we incurred net losses of $10,176,407 and $5,359,722, respectively. We incurred an additional net loss of $4,737,507 in the quarter ended June 30, 2006. At June 30, 2006, we had an accumulated deficit of $36,110,464.

Our acquisitions have resulted in the creation of a broadband wireless, telecommunications, and integrated data communications services company with customers representing approximately 263,000 equivalent subscriber lines and annual revenues approaching $100 million. We expect that future revenue growth will occur largely through the deployment, ownership and management of broadband wireless networks that we expect to provide subscription and advertising revenues, the consummation of additional acquisitions, and the growth of our CLEC businesses. We do not expect our payphone or dial-up Internet businesses to show meaningful growth in future years due to strong industry trends, which reflect a decline in customer demand for such services.

The adoption of initiatives by cities to create areas within city limits where residents, visitors, students, and businesses can obtain wireless access to the Internet has created an increased interest in so-called wireless access zones. We are concentrating efforts on the deployment, management and ownership of such municipally sponsored wireless access zones. As a result, we are an innovator in the deployment of wireless broadband networks and services. Our wireless broadband networks and services will be provided in our wireless access zones to be primarily located in municipality sponsored areas. These network systems are scalable and flexible and will be readily modified to offer a variety of broadband services. To date, we have been selected by seven (7) municipalities for pilot or complete projects. The deployment of our first network in Tempe, Arizona was substantially completed in February 2006. To date, material revenues have not been provided from this business although the revenue generated by our Tempe wireless network has been increasing each month.

We market and sell our integrated communications services through 12 branch offices in eight states and we service over 150,000 billed accounts representing over 263,000 equivalent subscriber lines including approximately 150,000 local and long-distance telephone lines, 57,000 dial-up lines, 7,000 broadband lines, 6,000 cellular lines and over 18,000 wireless customers. We own and operate approximately 33,000 payphones located predominantly in 44 states and the District of Columbia.

We had a publicly announced goal of reaching $200 million in annualized revenues and 10% EBITDA margin by the end of fiscal 2006. Our revenues for the year ended March 31, 2006 were approximately $99 million. We failed to consummate acquisitions of one or more companies with annualized revenues exceeding $100 million prior to March 31, 2006. Although we continue actively to evaluate acquisition opportunities, there can be no assurance that we will complete additional acquisitions or that any additional acquisitions, plus continuing operations, will provide sufficient revenues to achieve the goal in fiscal 2007. Our Adjusted EBITDA for the year ended March 31, 2006 was approximately $3,323,233, or 3.4% of consolidated revenues. Although this result represented an improvement from our EBITDA for fiscal 2005 (negative $1,453,946), we did not achieve the goal. Further, we reported negative Adjusted EBITDA of $1,211,730 for the quarter ended June 30, 2006. Primarily, operating expenses incurred by the Company in support of its municipal wireless network business, without material corresponding revenues, and the decline in our payphone and Internet services businesses adversely affected operating results in these periods.

Our strategy is unproven and the revenue and income potential from our strategy is uncertain. We may encounter risks and difficulties frequently encountered by companies that have grown rapidly through acquisition, including the risks described elsewhere in this report. Our business strategy may not be successful and we may not be able to successfully address these risks.

Revenues for the reportable business segments for the quarters ended June 30, 2006 and 2005 were as follows:

Business Segment	2006	2005
Voice Services	$16,084,041	$18,462,451
Internet Services	4,220,433	4,037,400
Wireless Networks	3,038,312	5,994
Corporate	-	-
Total Revenues	$23,342,786	$22,505,845

The revenues for each business segment, expressed as a percentage of total revenues for the respective quarters, were as follows:

Business Segment	2006	2005
Voice Services	68.9%	82.0%
Internet Services	18.1	18.0
Wireless Networks	13.0	-
Corporate	-	-
Total Revenues	100.0%	100.0%

Revenues for the reportable business segments for the years ended March 31, 2006 and 2005 were as follows:

Business Segment	2006	2005
Voice Services	$72,356,453	$32,009,084
Internet Services	16,940,513	13,884,060
Wireless Networks	9,716,501	-
Corporate	-	615,000
Total Revenues	$99,013,467	$46,508,144

Revenues for each business segment, expressed as a percentage of total revenues for the respective years, were as follows:

Business Segment	2006	2005
Voice Services	73.1%	68.8%
Internet Services	17.1	29.9
Wireless Networks	9.8	-
Corporate	-	1.3
Total Revenues	100.0%	100.0%

The revenues of the voice services business segment are provided primarily by the operations of Davel and CloseCall. Both of these companies were acquired in the third quarter of fiscal 2005. Fiscal 2006 results include revenues for these companies for the entire year. The revenues of the voice services business segment are provided primarily by the operations of Davel and CloseCall. Davel’s revenues represented approximately 50% and 35% of voice services revenues and consolidated revenues, respectively, for the quarter ended June 30, 2006. CloseCall’s revenues represented approximately 37% and 25% of voice services revenues and consolidated revenues, respectively, for the quarter ended June 30, 2006. Davel revenues included in our consolidated results were $40,305,697 for the year ended March 31, 2006, compared with $17,461,532 for the year ended March 31, 2005, representing approximately 56% and 41% of voice services revenues and consolidated revenues, respectively, for the year. CloseCall revenues included in our consolidated results were $27,029,379 for the year ended March 31, 2006, compared with $13,716,165 for the year ended March 31, 2005, representing approximately 37% and 27% of voice services revenues and consolidated revenues, respectively, for the year.

The costs of the network services that we provide to our customers are comprised primarily of telecommunications charges, including data transmission and database access, leased digital capacity charges, circuit installation charges, and activation charges. The costs of database access, circuits, installation charges and activation charges are based on fixed fee and/or measured services contracts with local exchange carriers, inter-exchange carriers and data services providers. Salaries, equipment maintenance, and other costs related to the ongoing operation of our network facilities are included in operating expenses. Depreciation expense on our network equipment is excluded from our cost of services and is included in depreciation and amortization of property and equipment and amortization of intangible assets in our consolidated statements of operations. Our other operating expenses also include costs related to sales, marketing, administrative and management personnel; outside legal, accounting and consulting services; advertising and occupancy expenses; and other costs of being a publicly traded company, including legal and audit fees, insurance premiums and board of director fees.

Geographic Markets

Through our various businesses, we provide service to customers located throughout the United States. However, certain portions of our consolidated business are concentrated in certain geographic markets. For example, the business of CloseCall is concentrated in the mid-Atlantic region of the country. Although Davel has payphones located across the United States, approximately 73%, of the payphones are located in warm climate states of the southwest, southeast and west and approximately 27% of the payphones are located in Midwest, Northwest, and Northeast sections of the country, with usage during the winter months reduced by the cold climate. The Internet services business provides service to customers that are primarily located in the states of Texas, Arizona, Louisiana, Kansas, Missouri, Wisconsin, and Ohio.

Recent Developments

Because of the increased pace in the emergence of municipal wireless networking opportunities, we have accelerated our business development efforts in this market. Including the operating costs being incurred to support the Tempe network, total operating expenses for Kite Networks in the quarter ended June 30, 2006 were $524,920. Such costs were $200,488 in the quarter ended June 30, 2005. In order to complete the Tempe network, we made capital expenditures that exceeded $2,900,000 including the development of the deployment plan, networking equipment (i.e., antennas, transmitters and network routers) and equipment installation.

The cities of Chandler, Yuma and Gilbert, Arizona; Farmers’ Branch, Texas; Akron, Ohio; and Cuyahoga Falls, Ohio, have also selected us for the proposed deployment, ownership and management of their planned wireless networks. Currently, we are negotiating definitive contracts and/or developing pilot deployments with certain of these municipalities. We have begun the deployments of the networks in Farmers’ Branch and Chandler. As of June 30, 2006, we had purchased networking equipment for these networks in the amounts of approximately $1,231,000 and $1,499,000, respectively.

On June 9, 2006, the Company announced that it would no longer pursue a project to establish a wireless broadband network for the City of Sacramento, California. The Company arrived at this decision after it determined that the demands made upon the Company by the city of Sacramento during contract negotiations were inconsistent with the Company’s current business model and the original award made by the city.

On June 28, 2006, we signed agreements with an equipment leasing firm in order to execute a sale/leaseback transaction covering certain of the municipal wireless network equipment in Tempe, Arizona. The sale of the equipment provided $2,000,000 in proceeds; the leaseback period is 36 months and includes a fair-market-value purchase option at the end of the lease term. See the Liquidity and Capital Resources section of below for additional discussion of this sale/leaseback transaction.

On May 19, 2006, the Company’s Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners, L.P. (“Cornell Capital”) expired following the end of its two-year term. The Company entered into the SEDA in May 2004 providing, generally, that Cornell Capital would purchase up to $100 million of the common stock of Mobilepro over a two-year period, with the time and amount of such purchases, if any, at the Company’s discretion. The Company drew approximately $39 million from the SEDA during its two-year term.

On June 6, 2006, the Company terminated its exclusive financial advisory agreement with Ryan Beck & Co., Inc. that it executed on December 12, 2005.

On June 30, 2006, we issued an amended debenture to Cornell Capital, replacing the original debenture. The original debenture was payable in quarterly installments over a three-year period with $4,500,000 scheduled to be paid in cash over the year ending March 31, 2007. Pursuant to the amended debenture, the amended principal amount of $15,149,650 will be retired at a rate of $250,000 per week, commencing September 1, 2006. However, under the amended debenture and under certain conditions, we have the option of making the weekly payments in the form of cash or our common stock. Like the original debenture, the amended debenture bears interest at an annual rate of 7.75%. See the Liquidity and Capital Resources section below for additional discussion of the amended debenture.

In December 2005, the Company formed a new subsidiary, ProGames Network, Inc. (ProGames”), a Delaware corporation, to pursue select opportunities in the Internet gaming space. Under U.S. law, the ability to market “games of chance” is limited by the federal Wire Act and various state anti-gambling laws. In the quarter ended June 30, 2006, Mobilepro expensed approximately $88,000 in organizational costs associated with the start-up of this business.

Management Opportunities and Challenges

Management continues to concentrate its efforts on the business development and network deployment activities of the wireless network business, the consolidation and integration of the Internet services and voice services businesses, and the identification and securing of additional sources of growth capital.

As discussed above, we see opportunity for growth in the emerging market presented by municipally sponsored broadband wireless networks. Our acquisition strategy of the last two years has been executed, in part, with the objective of establishing a viable telecommunications company with sufficient credibility to be considered for selection by cities for the deployment, ownership and management of broadband wireless networks. The initial indication of the effectiveness of our business plan execution was the selection by Tempe, Arizona, of Kite Networks (formerly NeoReach Wireless) for its network. Subsequently, we were selected by six other cities for the deployment, ownership, and management of such networks. However, the ramp-up time from selection to the completion of deployment can exceed six months. As a result, we have incurred significant costs related to this business before any significant revenues are expected. The capital equipment costs for the Tempe network have exceeded $2,900,000. As of June 30, 2006, we had purchased networking equipment for the Farmers’ Branch and Chandler networks in the amounts of approximately $1,231,000 and $1,499,000, respectively. Operating costs for Kite Networks were approximately $1,960,000 in the year ended March 31, 2006 and $525,000 in the quarter ended June 30, 2006. In order to fund the equipment costs and operating expenses of this business, we are required to obtain investment capital from external sources. The cash flow from the operations of the voice and Internet services business is not sufficient to fully fund this business.

Many of the companies that we have acquired are experiencing declining revenues as we expected. Over 80% of the customers of our Internet services business are subscribers to dial-up service. The revenues of this business segment have declined from approximately $4,037,000 for the three months ended June 30, 2005 to approximately $2,981,000 (before the addition of InReach revenues) for the three months ended June 30, 2006, a decline of approximately 26%. Likewise, the pay telephone business is declining due primarily to the public’s increasing usage of competitive technologies. Revenues for Davel for the quarter ended June 30, 2006 were approximately $8,197,000 compared with revenues of approximately $11,139,000 for the prior year quarter, also a decline of 26%. The declining revenues of these businesses and the operating costs of Kite Networks discussed above are adversely affecting our operating profitability.

During the three months ended December 31, 2005, both the Internet service provider segment and the voice services segment incurred operating losses that were not expected. As a result, we reviewed the carrying values of the assets of these segments and determined that an adjustment for goodwill impairment was appropriate at December 31, 2005. We recorded an impairment charge in the amount of $3,764,429, including $1,945,519 related to the Internet service provider companies and $1,818,910 related to Affinity. The negative customer churn of dial-up ISP customers has exceeded our expectations, contributing to the net loss incurred by this segment during the most recent three quarters. We have experienced a significant and steady loss of Affinity customers, and Affinity has incurred bad debt losses at a greater rate than in our other CLEC companies. At March 31, 2006 and June 30, 2006, we recorded additional impairment charges related to the ISP companies in the amounts of $682,116 and 348,118, respectively. Future assessments of the acquisition fair values could identify material impairment losses resulting in substantial additional write-offs of goodwill. Such adjustments could have material adverse effects on our results of operations and our financial position.

In order to attain and to sustain the profitability of our Internet and voice services businesses, we have undertaken a project to consolidate these operations that we expect to substantially complete during fiscal 2007. In connection with this project, we recorded a restructuring charge of $825,703 in fiscal 2006, and an additional charge of $303,671 in the quarter ended June 30, 2006. As additional employee terminations occur, we may record additional charges for restructuring costs during the remainder of fiscal 2007. These amounts have not yet been determined.

A major challenge is the pursuit of new financing in order to fund the build out of our municipal wireless networks and provide funds for potential future acquisitions. We believe that we will be successful in securing additional alternative financing in the future. With that belief, we did not pursue an extension or renewal of the SEDA that expired in May 2006. As discussed elsewhere in this prospectus, raising capital is a time intensive, subjective, and risky process.

Critical Accounting Policies

We believe there have been no significant changes in our critical accounting policies during the current year as compared to what was previously disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-KSB for the year ended March 31, 2006.

We consider the accounting policies related to revenue and related cost recognition, the valuation of goodwill and other intangible assets and the accounting for transactions related to our debt and equity financing activity to be critical to the understanding of our results of operations. Critical accounting policies include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions. We prepare our financial statements in conformity with U.S. generally accepted accounting principles. As such, we are required to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates, judgments, and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different from these estimates.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board revised its pronouncements covering the accounting for share-based compensation arrangements. The revision, referred to as SFAS 123R, was entitled “Share-Based Payment.” This revised pronouncement replaced SFAS No. 123, “Accounting for Certain Transactions Involving Stock Compensation, as amended (“SFAS 123”) and superseded APB No. 25, “Accounting for Stock Issued to Employees.” The scope of SFAS 123R encompasses a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

SFAS 123R requires that the compensation cost relating to share-based payment transactions be recorded in financial statements. For each transaction, compensation cost is to be measured based on the fair value of the equity or liability instrument issued. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition of compensation expense. We have adopted SFAS 123R in the current quarter. As a result, we recorded compensation expense in the amount of $485,091 that is included in the condensed consolidated results of operations for the quarter ended June 30, 2006.

Results of Operations and Financial Condition

We realize that effective analysis of our operations with an approach of comparing results for a current period with the results of a corresponding prior period may be difficult due to the number of acquisitions that we have completed and the significant number of shares of our common stock that we have issued to the former owners of acquired companies and Cornell Capital. In order to analyze ourselves, we focus not only on achieving increasing amounts of net income and EBITDA, but emphasize the change of net income per share.

The Three Months Ended June 30, 2006 and 2005

Total Revenues

We achieved consolidated revenues of $23,342,786 in the quarter ended June 30, 2006 compared with revenues of $22,505,845 in the prior fiscal year, an increase of 3.7%. Since April 1, 2004, we have completed the acquisition of 19 companies that together have provided significant revenues to us in all three operating segments. The most significant portions of our revenues are provided by our CloseCall and Davel subsidiaries that were acquired in October 2004 and November 2004, respectively. As a result, revenues for these companies were included in our consolidated results of operations for both of the quarters ended June 30, 2006 and 2005. Major acquisitions in the prior year included AFN, acquired on June 30, 2005, and InReach, acquired on November 1, 2005. We obtained a 51% ownership interest in Kite in June 2005; this entity commenced operations on July 1, 2005. In January 2006 we subsequently acquired the remaining 49% of Kite and 100% interest in Kite Networks. The revenues of these new entities were included in our consolidated results of operations from those dates. Accordingly, the amounts of revenues included in our consolidated revenues for the quarters ended June 30, 2006 and 2005 were as follows for Davel, CloseCall, Kite, AFN, and InReach. Without the addition of the revenues provided by Kite Broadband, AFN and InReach, consolidated revenues would have declined between quarters.

Acquired Company	2006	2005	Change
Davel	$8,197,498	$11,138,907	$(2,941,409)
CloseCall (includes Affinity and US1)	5,910,321	7,287,082	(1,376,761)
Kite Broadband	2,982,998	-	2,982.998
AFN	1,976,222	-	1,976,222
InReach	1,239,595	-	1,239,595
Total Revenues	$20,306,634	$18,425,989	$1,880,645

Voice Services. We deliver voice communications services to end users on a retail basis principally though this business segment. Revenues from our voice services for the quarter ended June 30, 2006 were $16,084,041, representing approximately 69% of consolidated revenues. The revenues of this segment were $18,462,451 last year, representing approximately 82% of consolidated revenues. The current year revenues were attributable primarily to CloseCall, Davel, and AFN. This group derives most of its operating revenues from recurring monthly charges, coin revenue and “dial-around” revenues (intercarrier compensation paid to us by the providers of 800 numbers at the rate of 49.4 cents per call) that are generated by our communications services.

The proliferation of cell phone use by consumers has caused a continuous reduction in the use of payphones. As a result, the revenues of Davel continue to decline. As presented above, the revenues for Davel for the quarter ended June 30, 2006 were $8,197,498 compared with revenues of approximately $11,138,907 for the prior year, a decline of approximately 26.4% between years. In addition, the location of a significant number of payphones in areas of the country that are subject to severe winter weather contributes to the seasonality of this business. In order to attempt to maintain gross margins, we have reduced the number of payphones by removing those phones receiving minimal use and thereby eliminating the costs to support and maintain those phones. For example, Davel had an average of 34,208 payphones in operation during the quarter ended June 30, 2006, compared with an average of 37,708 payphones in operation during the quarter ended June 30, 2005, a decline of approximately 9.3%. Nonetheless, the gross margin percentage declined from approximately 53.6% in the first quarter of last year to approximately 41.8% in current quarter.

Our local and long distance service revenues are being negatively affected by a continued decline in rates and competitive pressures to bundle services together and long distance minutes of use within local service product offerings. Our existing base of business of long distance minutes is also subject to increasing competition from both VoIP and competing wireless service offerings. As a result, the business of CloseCall declined in the first quarter, experiencing a reduction in quarterly revenues of approximately 18.9% compared with the prior year quarter. Nontheless, we do expect revenues to grow in fiscal 2007 as we increase the promotion of our brand and our bundled service offerings. In addition, we expect increased revenues from mobile wireless service offerings marketed by CloseCall as FlyDSL. Utilizing a modem card, this service enables laptop computer connectivity to the Internet virtually anywhere that there is cell phone reception.

Internet Services. We deliver data communications services to end users on a retail basis principally though this business segment. Revenues from Internet services for the current quarter ended June, 2006 were $4,220,433, representing approximately 18% of consolidated revenues and including $1,239,595 in revenues attributable to InReach, a company that we acquired on November 1, 2005. We reported Internet service revenues of $4,037,400 for the prior year quarter. As stated above, the loss of customers by this business, that includes mostly dial-up Internet access subscribers, has exceeded our expectations, contributing to the goodwill impairment losses recorded in each of the last three quarters. In order to attempt to reverse the loss of revenues, we have consolidated the retail operations of the voice and Internet service provider businesses in order to promote the cross selling of CLEC services to our Internet access subscribers and to increase the retention of existing subscribers through the improvements in the quality of the Internet service offerings and customer support. During fiscal 2007, we expect to reduce the rate at which we are losing customers by switching them to DSL and VoIP service Internet access services.

Wireless Networks. The revenues of this operating segment principally relate to Kite Broadband. Kite Broadband’s revenues for the current quarter were $2,982,998, representing 12.8% of consolidated revenues. Through improvements in the quality of the service, we expect to increase our customer retention rate and achieve a slight increase in the quarterly revenues of Kite’s business in the remainder of fiscal 2007. To date, the revenues earned by Kite Networks are insignificant although the revenue generated by our Tempe wireless network has been increasing each month.

Corporate. From time to time, the corporate segment generates miscellaneous revenues. No such revenues were generated by this segment in the current or prior year quarters.

Operating Costs and Expenses

Total operating costs and expenses for the quarter ended June 30, 2006, excluding depreciation and amortization, were $25,945,706, including charges for goodwill impairment and restructuring costs of $348,118 and $303,671, respectively. Excluding these charges, total operating costs and expenses represented approximately 108% of consolidated revenues for the current quarter. Operating costs and expenses for quarter ended June 30, 2005, excluding depreciation and amortization, were $20,332,102, or 90% of consolidated revenues for the corresponding period.

Depreciation and amortization expenses were $1,330,911 and $822,377 in the quarters ended June 30, 2006 and 2005, respectively. The increase between quarters is due primarily to amortization of the intangible asset related to the agreement with Sprint (see Notes 2 and 6 to the condensed consolidated financial statements) and depreciation on municipal wireless network equipment in the amounts of $165,702 and $163,659, respectively. In addition, current quarter depreciation in the amount of $82,190 related to the acquired companies of AFN, InReach and Kite Broadband.

Other costs of services were $12,761,958 and $11,021,862 in the quarters ended June 30, 2006 and 2005, respectively, an increase of approximately 15.8% between quarters. These costs, expressed as a percentage of revenues for the corresponding periods, were 49.0% and 54.7%, respectively, for the current and prior-year quarters. The increase in the dollars of such cost between quarters was due to the addition of AFN, Kite Broadband and InReach. The increase in the percentage of revenues between quarters was due to Davel as discussed above. The costs of services for CloseCall America and the other Internet service provider companies, expressed as a percentage of corresponding revenues, declined slightly between quarters.

The remaining amounts of operating costs and expenses were $12,531,959 and $9,310,240, respectively, for the quarters ended June 30, 2006 and 2005. An analysis of the change between quarters follows:

Consolidated operating expenses, quarter ended June 30, 2005	$9,310,000
Operating expenses of acquired companies	2,590,000
Operating expenses of comparable businesses	(236,000)
Stock compensation charge (adoption of SFAS 123R)	485,000
Restructure charge	303,000
Write-off of investment banking fees	166,000
ProGames organizational costs	88,000
Other, net	130,000
Consolidated operating expenses, quarter ended June 30, 2006	$12,836,000

We were able to decrease the amount of operating expenses related to our comparable businesses between quarters, but not enough to offset the additional operating expenses of the acquired companies of AFN, InReach and Kite Broadband. The consolidated amounts for the quarters ended June 30, 2006 and 2005 included $524,920 and $200,488 of such expenses directly related to the municipal wireless network business, respectively.

Interest Expense

Interest expense, net, was $394,075 for the quarter ended June 30, 2006 compared with $932,175 in the prior year. During the current quarter, we completed the retirement of our notes payable to Cornell Capital. The prior year quarter included interest expense related to a bridge loan payable to Airlie Opportunity Fund (this loan was paid in May 2005). The major components of net interest expense for quarters ended June 30, 2006 and 2005 are presented in the following schedule.

Type of Debt	2006	2005
Notes payable to Cornell Capital	$25,074	$234,312
SEDA draw discounts	137,795	94,958
Convertible debenture (including discount amortization amounts)	386,968	208,161
Airlie bridge loan	-	381,225
Other, net	(155,762)	13,519
Interest Expense, net	$394,075	$932,175

Net Loss

We reported a net loss of $4,737,507 for the quarter ended June 30, 2006, or $0.0082 per share, compared with net income of $419,191, or $0.0010 per diluted share, for the prior year quarter. The current quarter results included charges for goodwill impairment and restructuring of $348,118 and $303,671, respectively, and a loss incurred on the extinguishment of debt in the amount of $409,601 (see Note 7 to the condensed consolidated financial statements). The voice services segment incurred a net loss of $568,533 for the current quarter compared with net income of $1,730,416 in the prior year quarter as revenues declined by approximately 12.9% without corresponding decreases in either cost of revenues or operating expenses. The Internet service segment incurred a net loss of $433,252 for the current quarter compared with net income of $228,307 in the prior year quarter as operating expenses (including the costs incurred by InReach) increased by $437,884 between quarters and a goodwill impairment charge of $348,118 was recorded in the current quarter. Net losses incurred by both Kite Broadband and Kite Networks primarily caused the net loss of $1,176,563 reported by the wireless networks segment for the current quarter. The prior year net loss of $234,075 related to the start-up of the municipal wireless business. Corporate expenses were $2,559,159 in the current quarter, including $281,635 of the restructuring charge recorded in the quarter, the loss on the debt extinguishment, the write-off of the investment banking fees and the ProGames organizational costs.

Adjusted EBITDA Presentation

EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, and in the case of Adjusted EBITDA, before goodwill impairment, restructuring charges and other non-operating costs. EBITDA is not a measurement of financial performance under GAAP. However, we have included data with respect to EBITDA because we evaluate and project the performance of our business using several measures, including EBITDA. The computations of Adjusted EBITDA for the quarters ended June 30, 2006 and 2005 were as follows.

	2006	2005
Net income/(loss)	$(4,737,507)	$419,191
Add non-EBITDA items included in net results:
Depreciation and amortization	1,330,911	822,377
Interest expense, net	394,075	932,175
Goodwill impairment, restructuring charges and write-offs	906,099	-
Stock compensation expense	485,091	-
Loss on debt extinguishment	409,601	-
Adjusted EBITDA	$(1,211,730)	$2,173,743

We consider adjusted EBITDA to be an important supplemental indicator of our operating performance, particularly as compared to the operating performance of our competitors, because this measure eliminates many differences among companies in financial, capitalization and tax structures, capital investment cycles and ages of related assets, as well as certain recurring non-cash and non-operating items. We believe that consideration of EBITDA should be supplemental, because EBITDA has limitations as an analytical financial measure. These limitations include the following: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and not all of the companies in our industry may calculate EBITDA in the same manner in which we calculate EBITDA, which limits its usefulness as a comparative measure.

Management compensates for these limitations by relying primarily on its GAAP results to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in EBITDA. As a result of these limitations, EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with generally accepted accounting principles, as a measure of operating performance, nor should it be considered as an alternative to cash flows as a measure of liquidity.

Further, we realize that effective analysis of our operations with an approach of comparing results for a current period with the results of a corresponding prior period may be difficult due to the significant number of acquisitions and stock issues that we have completed. In order to analyze ourselves, we focus not only on achieving increasing amounts of net income and EBITDA, but strive to increase net income per share.

The Fiscal Years Ended March 31, 2006 and 2005

Total Revenues

We achieved consolidated revenues of $99,013,467 in the year ended March 31, 2006 compared with revenues of $46,508,144 in the prior fiscal year. From April 1, 2004 through March 31, 2006, we completed the acquisition of 19 companies that together have provided significant revenues to us in all three operating segments. The most significant portions of our revenues are provided by our CloseCall and Davel subsidiaries that were acquired in October 2004 and November 2004, respectively. Revenues for these companies were included in our consolidated results of operations from the acquisition dates. In addition, major acquisitions in the current year included AFN, acquired on June 30, 2005, and InReach, acquired on November 1, 2005. We obtained a 51% ownership interest in Kite in June 2005; this entity commenced operations on July 1, 2005. In January 2006 we subsequently acquired the remaining 49% of Kite and 100% interest in Kite Networks. The revenues of these entities were included in our consolidated results of operations from those dates. Accordingly, the amounts of revenues included in our consolidated revenues for the years ended March 31, 2006 and 2005 were as follows for Davel, CloseCall, Kite, AFN, and InReach.

Acquired Company	2006	2005	Increase
Davel	$40,305,697	$17,461,532	$22,844,165
CloseCall (includes Affinity and US1)	27,029,379	13,716,165	13,313,214
Kite	9,669,091	-	9669,091
AFN	6,229,981	-	6,229,981
InReach	2,279,990	-	2,279,990
Total Revenues	$85,514,138	$31,177,697	$54,336,441

Revenues by Segment

Voice Services. Revenues from our voice services for the year ended March 31, 2006 were $72,356,453, representing approximately 73% of consolidated revenues. The revenues of this segment were $32,009,084 last year, representing approximately 69% of consolidated revenues. The current year revenues were attributable primarily to CloseCall, Davel, and AFN, all of which were acquired subsequent to last year’s second quarter.

The proliferation of cell phone use by consumers has caused a continuous reduction in the use of payphones. As a result, the revenues of Davel continue to decline. As stated above, the revenues for Davel for the year ended March 31, 2006 were $40,305,697 compared with revenues of approximately $55,091,000 for the prior year (including that portion before our acquisition), a decline of approximately 26.8% between years. In addition, the location of a significant number of payphones in areas of the country that are subject to severe winter weather contributes to the seasonality of this business. In order to maintain gross margins, we have reduced the number of payphones by removing those phones receiving minimal use and thereby eliminating the costs to support and maintain those phones. For example, Davel had an average of 36,403 payphones in operation during the year ended March 31, 2006, compared with an average of 41,202 payphones in operation during the year ended March 31, 2005, a decline of approximately 11.6%. Nonetheless, the gross margin percentage declined from approximately 54.2% in the fourth quarter of last year to approximately 43.5% in the fourth quarter of the current year. The following chart presents the revenues of Davel by quarter for fiscal years 2006 and 2005, and the decrease in revenues for each quarterly period between years.

Fiscal Quarter	2006	2005	Decrease
First	$11,138,906	$14,137,713	$(2,998,807)
Second	11,059,855	14,586,122	(3,526,267)
Third	10,084,268	15,283,842	(5,199,574)
Fourth	8,022,668	11,083,788	(3,061,120)
Total Davel Revenues	$40,305,697	$55,091,465	$(14,785,768)

Nonetheless, Davel made a positive EBITDA contribution to the consolidated results of operations, computed as follows for fiscal 2006, and generated cash of approximately $300,000 per quarter during fiscal 2006 despite the revenue reductions, a trend that we expect to continue in fiscal 2007.

For the Year Ended March 31,
2006
Net Income	$260,502
Add non-EBITDA items included in net results:
Depreciation and amortization	2,830,662
Interest expense, net	-
Goodwill impairment and restructuring costs	-
Adjusted EBITDA	$3,091,164

Our local and long distance service revenues are being negatively affected by a continued decline in rates and competitive pressures to bundle services together and long distance minutes of use within local service product offerings. Our existing base of business of long distance minutes is also subject to increasing competition from both VoIP and competing wireless service offerings. As a result, the business of CloseCall declined during fiscal 2006, experiencing a reduction in monthly revenues of approximately 8%. However, during the second half of the current year, revenues stabilized in all three primary service areas (local, long distance and cellular), and we expect revenues to grow in fiscal 2007 as we increase the promotion of our brand and our bundled service offerings. In addition, we expect increased revenues from mobile wireless service offerings marketed by CloseCall as FlyDSL. Utilizing a modem card, this service enables laptop computer connectivity to the Internet virtually anywhere that there is cell phone reception. The operations of CloseCall were profitable for the year, and its adjusted EBITDA contribution was approximately 7% of revenues.

Internet Services. Revenues from Internet services for the current year ended March 31, 2006 were $16,940,513, representing approximately 17% of consolidated revenues and including $2,279,990 in revenues attributable to InReach. We reported Internet service revenues of $13,884,060 for the prior year. The current year results included a full quarter of operating results for each of the eight data services companies acquired during the fiscal year ended March 31, 2005. As stated above, the loss of customers by this business, that includes mostly dial-up Internet access subscribers, has exceeded our expectations, contributing to the goodwill impairment losses recorded in the year. In order to attempt to reverse the loss of revenues, we have consolidated the retail operations of the voice and Internet service provider businesses in order to promote the cross selling of CLEC services to our Internet access subscribers and to increase the retention of existing subscribers through the improvements in the quality of the Internet service offerings and customer support. During fiscal 2007, we expect to reduce the rate at which we are losing customers by switching them to DSL and VoIP service Internet access services.

Wireless Networks. Kite Broadband’s revenues for the year ended March 31, 2006 were $9,669,091, representing 9.8% of consolidated revenues. This revenue relates to nine months of operations as Kite Broadband commenced its business on July 1, 2005. To date, the revenues earned by Kite Networks are insignificant. This segment did not generate any revenues for the fiscal year ended March 31, 2005. Through improvements in the quality of the service, we expect to increase our customer retention rate and achieve a slight increase in the quarterly revenues of Kite Broadband’s business in fiscal 2007.

Corporate. Corporate revenues for the year ended March 31, 2005 included $450,000 in management consulting revenues. Consideration for the services was received in the form of common stock of two companies as discussed below. No such revenues were generated by this segment in the year ended March 31, 2006.

In June 2004, we entered into a Business Development Agreement with STI, a Frederick, Maryland-based software company, whereby we provided advice in connection with going public and financing to STI in exchange for shares of its common stock that represented approximately a 5% ownership interest in STI at the time. We believed that a strategic relationship with STI would be valuable to us since STI had contacts with insurance companies that could be potential purchasers of our various services. We valued the common stock at $150,000 and recorded revenues of this amount. Currently, we own 5,121,855 shares of STI restricted common stock.

In August 2004, we signed a Business Development Agreement with Texas Prototypes, an electronic prototype manufacturing company, to jointly pursue a working relationship covering a number of potential technology projects and business development initiatives. We saw a potential fit between their chip prototype business and our ZigBee chip development project. We received shares of its common stock representing approximately a 5% ownership interest at the time as consideration for services under the agreement. We valued this ownership at $300,000 and recorded revenues of this amount. Texas Prototypes completed its process of becoming a publicly traded company following its reverse merger with Stock Market Solutions, Inc., and its shares of common stock are now quoted on the Over-the-Counter Bulletin Board under the symbol “YTXP.” As a result, we currently own 1,116,226 shares of YTXP restricted stock.

Operating Costs and Expenses

Total operating costs and expenses for the year ended March 31, 2006, including depreciation and amortization, were $106,238,075, including charges for goodwill impairment, the settlement of various legal claims and restructuring costs of $4,446,544, $1,077,000 and $825,703, respectively. Excluding these charges, total operating costs and expenses represented approximately 101% of consolidated revenues for the year ended March 31, 2006. Operating costs and expenses for the year ended March 31, 2005 were $50,029,303, or 108% of consolidated revenues. Operating costs and expenses increased significantly between years, but decreased as a percentage of consolidated revenues, as we acquired companies, increasing the size of our business and leveraging the corporate-level functions, and began to combine operations.

The cost of services (excluding depreciation and amortization) was $49,082,244 in the year ended March 31, 2006, or 49.6% of revenues, compared with $22,551,240, or 48.5% of revenues, in the prior year due primarily to the reduction in high gross margin business from our payphone and dial-up ISP business and the addition of lower gross margin (but positive EBIDTA margin) business from AFN. The overall increase in this percentage between years was related to Davel as explained above. On the other hand, the cost of CloseCall’s service offerings, expressed as a percentage of revenues, declined between years to approximately 49% in the current year from approximately 52% in the prior year. The cost of Internet access services, expressed as a percentage of corresponding revenues, remained constant between the years, approximately 49%.

Compensation expenses, professional fees paid to attorneys, accountants and other advisors, and other general and administrative expenses comprise a major portion of operating costs and expenses. The total amount of such expenses increased by $18,294,911, from $22,848,090 in the prior year to $41,143,001 in the current year. However, such expenses, expressed as a percentage of corresponding consolidated revenues, declined from 49.1% in the prior year to 41.6% in the current year. The percentage decline between years was due primarily to a significant reduction in professional fees and corporate bonuses. Such expenses incurred by the three non-corporate business segments (voice services, Internet services and wireless networks), expressed as a percentage of their aggregate revenues, rose during the current year from approximately 35% to 40%. Primarily due to the full year effect of the acquisitions, advertising and marketing expenses; office rent and expenses; and depreciation and amortization expenses increased in the current year by 90%, 140% and 109% from the prior year amounts. The current year depreciation and amortization expense of $4,310,742 included approximately $441,000 in amortization of the intangible asset recorded in the accounts of Kite in connection with the Sprint agreement (see Note 7 to the audited consolidated financial statements).

The operating expenses for the year ended March 31, 2006, included the operating costs incurred to start-up the municipal wireless network business and to support the deployment of the Tempe and other networks. Total operating costs for the current year included $1,960,256 in operating expenses of Kite Networks. There were no such costs in the corresponding prior year. Spending by Kite Networks was accelerated in the current year as we saw increased interest in municipal wireless projects, as indicated by the number of municipalities issuing requests for proposals. This activity and our own success in being selected for such projects convinced us to increase the pace of our investment in this business. In order to respond to the growing number of opportunities, we increased staff in this group and expanded our business development activities resulting in increased compensation costs, tradeshow attendance costs, and other travel expenses. As discussed above, included in current year operating costs and expenses were charges related to goodwill impairment and restructuring in the amounts of $4,446,544 and $825,703, respectively. No such charges were recorded in the prior year.

Subsequent to year-end, we settled several claims against us that were pending at March 31, 2006, including a lawsuit attempting to recover in excess of $1.0 million filed by Verizon. Consequently, we recorded the aggregate loss represented by these settlements in the amount of $1,077,000 in the period ended March 31, 2006.

Operating expenses for the year ended March 31, 2006 were higher than we had planned at the beginning of the fiscal year, with the unfavorable variance occurring substantially in the voice services segment. In retrospect, our assumptions regarding cost reductions at Davel, in light of anticipated revenue declines, were too aggressive. Of course, additional operating expenses were incurred by the companies added during the current year, particularly AFN, InReach, and Kite. Operating expenses for the year (before the effects of these acquisitions) for corporate, the Internet services segment and wireless networks were close to what we expected. As we continue with our organizational integration project, combining many functions of the Internet services and voice services segments and consolidating the accounting and finance operations, the current level of operating expenses should decline. The cost of services for the current year (before depreciation and amortization), expressed as a percentage of consolidated revenues, were within expectations.

Interest Expense

Interest expense, net, was $2,838,394 for the year ended March 31, 2006 compared with $1,838,563 in the prior year. During the prior year, we closed two significant acquisitions resulting in a significant increase in borrowings from Cornell Capital and Airlie. Most significantly, the purchase consideration for the acquisition of Davel in November 2004 included $14 million cash. These funds were provided by the proceeds of the acquisition bridge loan from Airlie. We used funds borrowed from Cornell Capital to provide the $8 million cash portion of the CloseCall purchase consideration, to fund other acquisitions and to provide working capital. Since then, a significant amount of Cornell Capital borrowings have been retired. The balance of notes payable to Cornell Capital at March 31, 2006 was $3,600,000; this amount was retired subsequent to the balance sheet date. The proceeds provided by this debenture allowed us to retire the Airlie bridge loan in May 2005. The Airlie bridge loan bore interest at an annual rate of 23%. The convertible debenture bore interest at an annual stated rate of 7.75%. The notes payable to Cornell Capital bore interest at annual rates ranging from 8% to 12%. The major components of net interest expense for fiscal years 2006 and 2005 are presented in the following schedule.

Type of Debt	2006	2005
Notes payable to Cornell Capital	$707,397	$310,060
SEDA draw discounts	410,016	375,150
Convertible debenture (including discount amortization of $348,443)	1,393,738	—
Airlie bridge loan	381,225	1,144,186
Other, net	(53,982)	9,167
Interest Expense, net	$2,838,394	$1,838,563

Net Loss

We reported a net loss of $10,176,407 for the year ended March 31, 2006, or $0.0248 per share, compared with a net loss of $5,359,722, or $0.0185 per share, for the prior year. The charges for asset impairment, the settlement of claim and restructuring costs that were recorded in the current year totaled $6,349,247, or $0.0154 per share. Due to the portion of the impairment charge related to the Internet services segment and the restructuring charge (totaling $3,453,338), the Internet services segment incurred a net loss for the current year of $3,107,332. The net income of this segment in the current year before these charges was $246,006; net income in the prior year was $349,135. Despite the inclusion of charges for goodwill impairment charge in the amount of $1,818,910 and the settlement of various claims in the amount of $1,077,000, the voice services segment reported net income of $612,820 for the current year. This segment incurred a net loss of $1,521,830 in the prior year. Due primarily to the operating expenses incurred by the municipal wireless network business, the wireless networks segment incurred a net loss for the current year of $2,265,645. Corporate expenses were $5,316,250 and $3,174,536 in fiscal years 2006 and 2005, respectively. The increase between years was due primarily to the increased interest expense in the current year and the increased compensation expense related to additional personnel hired at Corporate including the general counsel, the corporate controller, and an executive vice president. Corporate expenses in the prior year included amortization expense of approximately $733,333 related to SEDA deferred financing fees. Consistent with our practice of converting funds drawn under the SEDA to common stock, we charged amortization for the year ended March 31, 2006 to additional paid-in capital. We expect corporate expenses to decrease in fiscal 2007 due to certain reductions in staff.

Adjusted EBITDA Presentation

The computations of Adjusted EBITDA for the years ended March 31, 2006 and 2005 were as follows.

	2006	2005
Net loss	$(10,176,407)	$(5,359,722)
Add non-EBITDA items included in net results:
Depreciation and amortization	4,310,742	2,067,213
Interest expense, net	2,838,394	1,838,563
Goodwill impairment, litigation settlement and restructuring charges	6,349,247	—
Adjusted EBITDA	$3,321,976	$(1,453,946)

Regulatory Impact on Revenues

See the “Government Regulation” section the Description of Business, for a discussion of the regulations to which our businesses are subject. These regulations could have a material impact on our revenues and costs of operations.

Liquidity and Capital Resources

During the quarter ended June 30, 2006, our balance of unrestricted cash and cash equivalents decreased by $998,902 to $4,398,979.

Net cash used in operations during the quarter ended June 30, 2006 was $1,672,060, reflecting the funding of operating expenses incurred by the municipal wireless network business and including a significant reduction, $1,876,842, in the total amount of accounts payable and accrued liabilities. Partially offsetting these factors was a $1,314,146 reduction in the balance of accounts receivable during the quarter ended June 30, 2006 as, based on revenues for the respective preceding quarters, we reduced days sales in receivables to 35.8 days at June 30, 2006 from 39.8 days at March 31, 2006.

We used net cash of $2,310,386 in connection with investing activities during the quarter ended June 30, 2006. We made capital expenditures during the quarter totaling $3,523,219 including approximately $2,854,000 related to the deployment of municipal wireless networks. Net cash proceeds of $1,250,000 were provided from the sale of certain wireless network equipment in Tempe (see additional discussion of this sale/leaseback transaction below).

Our financing activities during the quarter ended June 30, 2006 provided net cash of $2,983,544. Cash provided to us from the sale of common stock, primarily sales to Cornell Capital pursuant to the SEDA, totaled $6,661,669. During the quarter, we used cash to make payments reducing the balance of notes payable and other debt amounts. The net reduction was $3,678,125 including a reduction in the balance of notes payable to Cornell Capital in the amount of $3,600,000.

During the year ended March 31, 2006, our balance of unrestricted cash and cash equivalents increased by $728,094 to $5,397,881.

Net cash used in operations during the year ended March 31, 2006 was $2,973,490, reflecting the funding of operating expenses incurred by NeoReach Wireless and including a significant reduction, $4,188,754, in the total amount of accounts payable and accrued liabilities. Partially offsetting these factors was a $2,356,109 reduction in the balance of accounts receivable during the current year as, based on revenues for the respective preceding quarters, we reduced days sales in receivables to 39.8 days at March 31, 2006 from 49.1 days at March 31, 2005.

We used net cash of $15,460,830 during the year ended March 31, 2006 in connection with investing activities. We paid $6,778,129 in cash for the acquisition of intangible assets, including $6,578,550 for the acquisition of certain customer rights under the Sprint Agreement, and we paid $3,868,527 in net cash in connection with acquisitions during the year, including the acquisitions of AFN and InReach. We made capital expenditures during the year totaling $4,814,174 including $2,535,226 related to the deployment of municipal wireless networks.

Our financing activities during the year ended March 31, 2006 provided net cash of $19,162,414. The net proceeds of the debenture with Cornell Capital, in the amount of $14,205,000, enabled us to retire the Airlie bridge loan in May 2005 with the payment of the principal amount of $13,000,000. Cash provided to us from the sale of common stock, primarily sales to Cornell Capital pursuant to the SEDA, totaled $22,616,456. In addition, $3,612,525 in cash was contributed by the minority interests in June 2005 in connection with the formation of Kite. During the year, we used cash to make payments reducing the balance of notes payable. The net reduction was $8,271,567 including a reduction in the balance of notes payable to Cornell Capital in the amount of $7,900,000.

We expect that our future cash flows from operations will not be adequate to meet our anticipated cash needs in fiscal 2007. Most important, we estimate that aggregate capital expenditures of approximately $18-$22 million will be required in order to complete the awarded municipal wireless network deployments. In order to support the municipal wireless network business operations, to complete the deployment these wireless networks, and to pursue one or more significant strategic acquisitions, we will need to incur additional debt or issue additional equity. Our expectation for the Company’s revenue-producing businesses is that they will achieve at least an aggregate breakeven cash flow from operations and cover corporate expenses. However, that did not occur in the quarter ended June 30, 2006. A continuing decline in any one of our businesses will exacerbate our need for cash.

On May 19, 2006, the SEDA expired without renewal. The SEDA was important to the growth of our Company. However, we came to believe that the issuance of common stock pursuant to the SEDA resulted in an overhang that was depressive to our stock price. We also believe that less expensive financing alternatives may be available to the Company. However, the successful pursuit of alternative sources of capital has been very difficult. Our group of businesses, our history of net losses, our lack of a corporate credit history with significant suppliers and the long paybacks associated with investments in municipal wireless networks have proven to be significant obstacles to overcome in our search for capital. However, we continue to pursue the close of a series of transactions that we believe will enable us to continue with the execution of our plan for fiscal year 2007.

Cornell Capital has continued to support the Company. On June 30, 2006, we entered into an amended 7.75% secured convertible debenture in the amount of $15,149,650 with Cornell Capital, replacing the convertible debenture with an outstanding principal amount of $15,000,000 (and accrued interest payable at June 30, 2006 of approximately $149,650) that was issued to Cornell Capital in May 2005. Under the terms of the Amended Debenture, we have agreed to make weekly scheduled principal payments of at least $250,000 commencing September 1, 2006 with interest on the outstanding principal balance payable at the same time. We have the right to make any and all such principal payments by issuing shares of our common stock to Cornell Capital provided that all such shares may only be issued by the Company if such shares are tradable under Rule 144 of the Securities and Exchange Commission, are registered for sale under the Securities Act of 1933 or are freely tradable by Cornell Capital without restriction. The amount of such shares shall be based upon the lower of $0.275 per share or 93% of the average of the two lowest daily volume weighted average per share prices of our common stock during the five days immediately following the scheduled payment date. Cornell Capital may convert all or any part of the unpaid principal and accrued interest owed under the Amended Debenture into shares of our common stock at a conversion price of $0.275 per share. The Amended Debenture eliminates the requirement to renew the SEDA and is secured by a blanket lien on our assets. With the issuance of the Amended Debenture, we believe that we have deferred a cash requirement of $4,500,000 (the amount of the scheduled principal payments in the twelve month period ending March 31, 2007) relating to fiscal year 2007.

In addition, on June 28, 2006, we signed agreements with an equipment leasing firm in order to execute a sale/leaseback transaction covering the municipal wireless network equipment in Tempe, Arizona. The sale of the equipment provided $2,000,000 in proceeds; the leaseback period is 36 months and includes a fair-market-value purchase option at the end of the lease term. However, in order to satisfy concerns about our credit worthiness, we were required to purchase certificates of deposit totaling $700,000 that serve as collateral for the benefit of the lessor. Commencing 18 months from lease inception and assuming that we are not in default, we shall be permitted to withdraw amounts on a monthly basis not exceeding the amount of the monthly payment. We expect that we will structure a similar transaction covering the wireless network equipment that is being deployed in Farmers’ Branch, Texas. The cost of this equipment approximates $1,300,000. With default-free meeting of our obligations under these leases, we expect to negotiate future municipal wireless equipment lease financing with reduced collateral requirements.

Further, we continue to negotiate the addition of new financing, and expect proceeds to be available during fiscal year 2007, and we are exploring the opportunity to obtain vendor financing from one or more of our current and prospective wireless equipment vendors.

Should we fail to obtain alternative capital financing or eliminate the net losses and negative cash flows of our operating businesses, we will be required to consider other alternatives, including the reduction of our operations (in particular the deployment of additional municipal wireless networks), the discontinuance or disposal of certain other operations, or the sale of the Company.

Inflation

Our monetary assets, consisting primarily of cash and receivables, and our non-monetary assets, consisting primarily of intangible assets and goodwill, are not affected significantly by inflation. We believe that replacement costs of equipment, furniture, and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and costs of network services, which may not be readily recoverable in the price of services offered by us.

MANAGEMENT

Our directors and executive officers and their ages as of June 30, 2006 were as follows:

Name	Age	Position
Jay O. Wright	36	Chief Executive Officer and Chairman of the Board
Jerry M. Sullivan, Jr.	47	President, Chief Operating Officer, and Director
Geoffrey B. Amend	37	Senior Vice President, General Counsel and Secretary
Jack W. Beech	35	Director
Tom Mazerski	53	Chief Executive Officer, CloseCall America, Inc.
Tammy L. Martin	41	Senior Vice President, Chief Administration Officer and Treasurer
James L. Magruder, Jr.	60	Executive Vice President
Douglas C. Bethell	56	President, American Fiber Network, Inc.
Richard H. Deily	52	Senior Vice President, Chief Accounting Officer
Christopher W. MacFarland	33	Director
Michael G. O’Neil	63	Director
Donald H. Sledge	66	Director

The following is a brief description of the background of our directors and executive officers.

Background Information

Jay O. Wright. Jay Wright has served as our Chief Executive Officer since December 2003 and as a Director since August 2004. From December 2003 to February 2006, he also held the title of President. From October 2001 to December 2003, Mr. Wright served as President of Bayberry Capital, Inc., a Maryland based financial consulting firm. During that time, he also served from August 2002 and May 2003 as Chief Financial Officer for Technical and Management Services Corporation where he negotiated the sale of that company to Engineered Support Systems, Inc. Between December 1999 and September 2001 Mr. Wright served as Chief Financial Officer of Speedcom Wireless Corporation, a wireless software technology company, where he helped take that company public via a “reverse merger” and subsequently obtain a NASDAQ SmallCap listing. From January 1999 to November 1999, Mr. Wright served as Senior Vice President of FinanceMatrix.com, a Hamilton, Bermuda, based company focused on developing a proprietary financial software architecture to provide tax-efficient financing to sub-investment grade companies. Between May 1997 and January 1999, Mr. Wright served as an investment banker with Merrill Lynch. Prior to that he was a mergers and acquisitions attorney with Skadden, Arps, Slate, Meagher and Flom, LLP in New York and Foley & Lardner in Chicago. Mr. Wright received his Bachelor’s degree in Business from Georgetown University (summa cum laude) and a JD degree from the University of Chicago Law School.

Jerry M. Sullivan, Jr. Jerry Sullivan became our President and Chief Operating Officer on February 1, 2006. On that same date, he was appointed Chief Executive Officer of our wireless networks business. On February 8, 2006, our Board of Directors also appointed Mr. Sullivan as a new member. Since its inception in June 2005, Mr. Sullivan has served as Chief Executive Officer of Kite Broadband, LLC, our wholly-owned subsidiary that manages the existing North American operations for Sprint Broadband Direct, the fixed wireless broadband business unit of Sprint. Since 2000, Mr. Sullivan also has been serving as Chairman, President and Chief Executive Officer of Kite Networks, Inc., a company also acquired by us that provides wireless broadband Internet services and that was an owner of Kite Broadband. From 1991 through 2000, Mr. Sullivan was Director, Vice President and Chief Operating Officer of Mercury Communications Company, a cellular management company. From 1998 through 2000, Mr. Sullivan was also Director, Executive Vice President and Chief Operating Officer of Tritel, Inc. (formerly NASDAQ:TTEL), a Mercury affiliate that he co-founded.

Geoffrey B. Amend. Geoff B. Amend has served as our General Counsel since November 2004. Effective April 1, 2006, he was named a Senior Vice President. Prior to joining us, Mr. Amend was in private practice specializing in telecommunications, Internet, and systems integration since 1999. He has served as general counsel to NexGen Telecommunication, Inc., DiscoveryTel, Inc., and Direct Partner Telecom, Inc. All of these companies are engaged in providing facilities-based Voice over Internet Protocol (VoIP) telecommunications services to the international and/or domestic marketplace. Previously, Mr. Amend practiced corporate and securities law with Klenda, Mitchell, Austerman & Zuercher, L.L.C. in Wichita, Kansas. He received his bachelor’s degree in political science and sociology from Regis University and a J.D. degree (with honors) from Washburn University.

Jack W. Beech. Jack Beech served as our Vice President, Technology, from November 2005 until August 1, 2006. He served as the President of DFW Internet Services, Inc. from its acquisition by us in January 2004 to November 2005 and as a Director of the Company since August 2004. Mr. Beech founded DFW in 1993 and served as its President and Chief Executive Officer until its sale to us in January 2004. Mr. Beech has taught seminars, given presentations at conventions and appeared as a guest lecturer in colleges and events within the state of Texas to discuss his experiences and knowledge of the Internet services industry.

Tom Mazerski. Tom Mazerski has served as the Chief Executive Officer of CloseCall America, Inc. since its acquisition by us in October 2004. Tom Mazerski co-founded CloseCall as President and CEO in March 1999. Previously, Mr. Mazerski was employed by Verizon from 1979 through 1999. While employed he served in several key jobs at Verizon including Consumer Marketing, Merger Integration, Carrier interconnection, and as an expert witness in the areas of costs and economics.

Tammy L. Martin. Effective April 1, 2006, Mr. Martin was named as our Senior Vice President, Chief Administration Officer, and Treasurer. Tammy Martin has served as the President and Chief Executive Officer of Davel Communications, Inc. since May 2005. Prior to that appointment, Ms. Martin served as the Chief Administrative Officer of Davel since February 2005 and General Counsel of Davel since September 2002. Ms. Martin also served as Secretary of Davel Communications from June 2003 until our acquisition of Davel in November 2004. Prior to joining Davel, Ms. Martin served as General Counsel of AmericanGreetings.com, Inc. since December 2000. From March 2000 to June 2000 she was Chief Financial Officer and General Counsel for Portalvision, Inc. For seven years prior thereto, Ms. Martin held several senior management positions with PhoneTel Technologies, Inc., including Chief Administrative Officer, General Counsel and Secretary. Ms. Martin received her Bachelor’s degree in Business Administration with a concentration in accounting and finance from Baldwin Wallace College and a JD degree from Cleveland Marshall College of Law.

Christopher W. MacFarland. Chris MacFarland has served as a Director of the Company since December 2004. Mr. MacFarland is chairman of the Company’s Nominating and Governance Committee and also serves on the Audit and Compensation Committees. Since March 6, 2006 Mr. MacFarland has been the Group Vice President and Chief Technology Officer of McLeod USA, Inc. Prior to that time, Mr. MacFarland was Vice President of Operations for BroadSoft, Inc., a Gaithersburg, Maryland company that is a leading software provider of hosted voice and multimedia applications for service providers, a position he held since July 2004. Prior to joining BroadSoft, Mr. MacFarland was employed by Allegiance Telecom, a CLEC based in Dallas, Texas, where he served in a variety of positions between August 1998 and June 2004, most recently as Senior Vice President and Chief Technology Officer. He previously served as director of networks and consulting at Verio.

Michael G. O’Neil. Mike O’Neil has served as a Director of the Company since December 2004. Mr. O’Neil also serves as the chairman of the Company’s Audit Committee and also serves on the Compensation and Nominating and Governance Committees. Until retiring in May 2001, Mr. O’Neil was a director in the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, with whom he had been since 1972. Mr. O’Neil currently serves as a board member for Massively Parallel Technologies, Inc., a privately held, software technology company specializing in high-speed computing. Mr. O’Neil also serves on the Board of Directors of Capstead Mortgage Corporation, an NYSE-listed company, where he chairs that firm’s Governance Committee and also is a member of the Audit Committee. He received his bachelor’s degree in economics from the University of California at Berkeley and his M.B.A. from the Wharton Graduate School of Business at the University of Pennsylvania. Mr. O’Neil also served in the United States Marine Corps.

Donald H. Sledge. Don Sledge has served as a Director of the Company since January 2005. Mr. Sledge also serves as the chairman of the Company’s Compensation Committee and also serves on the Audit and Nominating and Governance Committees. Over the past 10 years, Mr. Sledge has focused on finance and investments. He is currently serving on the Board of Directors and as chairman of the Compensation Committee of Merriman, Curhan, & Ford (“MCF”), an Amex-listed broker/dealer. Mr. Sledge has served as a member of the Board of Directors of MCF since September 1999, as Chief Executive Officer between September 1999 and October 2000, and as Chairman of the Board from September 1999 until May 2001. Mr. Sledge also served as a General Partner of Fremont Communications from October 2000 until September 2003. In addition Mr. Sledge sits on the boards of directors of three privately held companies. Mr. Sledge received both a bachelor’s degree and an M.B.A. from Texas Tech University. He also served in the United States Air Force.

James L. Magruder, Jr. Mr. Magruder has served as Executive Vice President of the Company since August 1, 2005. From February 2002 until May 2004, Mr. Magruder was founder and CEO of Direct Partner Telecom, a company providing international VOIP service. Prior to that he served as President and COO of Nextgen Telecommunications, Inc., focusing on providing international VOIP service. During his career, Mr. Magruder has held management positions with Sprint, United, MCI, AT&T and General Electric. Mr. Magruder received his undergraduate degree in Business Administration from the University of Maryland and his MBA in Business and Finance from Rockhurst University in Kansas City, Missouri.

Doug Bethell. Mr. Bethell has served as President of AFN since we acquired AFN in June 2005. Mr. Bethell has been President of AFN since he incorporated it in 2001. AFN was a provider of long distance telecommunications services. Prior to founding AFN, Mr. Bethell worked with Telephone Management Corporation, engaging in tariff research for many Fortune 100 companies. Mr. Bethell received his Bachelor of Arts degree from Kansas State University.

Hank Deily. Effective April 1, 2006, Mr. Deily was promoted to Senior Vice President, Chief Accounting Officer, and serves as our principal financial officer and principal accounting officer. From January 1998 to June 2005, when Mr. Deily was hired as our Corporate Controller, he served in a series of financial management positions with Visual Networks, Inc., a NASDAQ-listed company. From April 2004 to April 2005, he was Vice President, Corporate Controller; from May 2003 to April 2004, he was Vice President, Risk Management; and from January 1998 to May 2003, he was Director, Treasury Operations. From July 1995 to January 1998, Mr. Deily served as Corporate Controller of Excalibur Corporation, a NASDAQ-listed software company. Mr. Deily began his career in accounting and finance at Arthur Andersen & Co., where he was employed from September 1976 to September 1985 and where he became a Manager in its Audit Practice group. Mr. Deily graduated magna cum laude from Georgetown University from which he received a B.S. degree in Business Administration.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The functions of each of these committees and their members are specified below. The Board has determined that each director who serves on these committees is “independent” as defined in Nasdaq Rule 4200(a)(15).

The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Chris MacFarland	X	X	Chair
Michael O’Neil	Chair	X	X
Don Sledge	X	Chair	X

The Audit Committee is currently comprised of Messrs. O’Neil, MacFarland and Sledge, each of whom meets each of the independence and other requirements for audit committee members under the rules of The Nasdaq Stock Market. The Board of Directors has determined that Mr. O’Neil is an “audit committee financial expert” as defined by SEC regulations. The Board has also determined that one or more other members of the Audit Committee may also meet the definition of “audit committee financial expert” as defined by SEC regulations. The Audit Committee assists the Board in its oversight of our financial accounting, reporting and controls by meeting with members of management and our independent auditors. The committee has the responsibility to review our annual audited financial statements, and meets with management and the independent auditors at the end of each quarter to review the quarterly financial results. In addition, the committee considers and approves the employment of, and approves the fee arrangements with, independent auditors for audit and other functions. The Audit Committee reviews our accounting policies and internal controls. The Audit Committee has a written charter that was adopted on June 15, 2005.

The Compensation Committee is currently comprised of Messrs. MacFarland, O’Neil and Sledge. The Compensation Committee recommends cash-based and stock compensation for our executive officers, administers our employee stock option plan and other stock grants and makes recommendations to the Board regarding such matters. The Compensation Committee has a written charter that was adopted on June 15, 2005.

The Nominating and Governance Committee is currently comprised of Messrs. MacFarland, O’Neil and Sledge. The Nominating and Governance Committee is entrusted with responsibility for consideration and review of corporate governance matters in addition to its responsibilities for nominating candidates for membership to the Board. The Nominating and Governance Committee has a written charter that was adopted on April 26, 2005.

All of the current directors except Mr. Beech have been nominated for re-election to our Board of Directors at the 2006 annual meeting of stockholders that is scheduled to occur on August 18, 2006. Mr. Beech has been appointed to our Advisory Board, effective August 19, 2006.

Compensation of Directors

We are providing our independent directors $2,750 per month as compensation for services provided as a Director.

Prior to his election to our Board of Directors, Mr. O’Neil had been serving on our advisory board. In connection with his service on the advisory board, in January 2004, we granted Mr. O’Neil a warrant to purchase 800,000 shares of our Common Stock, at an exercise price of $0.02 per share. Mr. O’Neil’s warrant is fully vested and exercisable.

Prior to his election to our Board of Directors, Mr. MacFarland had been serving on our advisory board. In connection with his service on the advisory board, in March 2004, we granted Mr. MacFarland an option to purchase 800,000 shares of our Common Stock, at an exercise price of $0.10 per share. Mr. MacFarland’s warrant is fully vested and exercisable.

In January 2005, in connection with his agreement to serve on our Board of Directors, we granted Mr. Sledge a warrant to purchase 500,000 shares of our Common Stock, at an exercise price of $0.185 per share. The warrant is fully vested and exercisable.

In April 2005 we granted each of our independent directors, Messrs. MacFarland, O’Neil and Sledge, a warrant to purchase 250,000 shares of our Common Stock, at an exercise price of $0.15 per share. These warrants, which became fully vested and exercisable in April 2006, were based upon a recommendation by the Compensation Committee, granted by Mr. Wright on April 20, 2005 and ratified by the Board of Directors on June 16, 2005.

In February 2006 we granted each of our independent directors, Messrs. MacFarland, O’Neil and Sledge, a warrant to purchase 250,000 shares of our Common Stock, at an exercise price of $0.223 per share. These warrants vest and become exercisable in equal monthly installments commencing February 7, 2006.

As inside directors, neither Mr. Wright nor Mr. Sullivan nor Mr. Beech receives any separate compensation for their service on our Board of Directors.

Options granted to our Directors have been priced at market based upon the closing sales price of our Common Stock on the date of grant.

Advisory Board

We have an advisory board that serves as external advisors to the management team and our board of directors to help identify, launch and develop new business ventures and projects. The members of the advisory board meet two times per year in person and have received stock options that in general vest over a two year period. The members of the advisory board are as follows:

Paul B. Silverman, Chairman: Mr. Silverman serves as CEO of Lounsberry Holdings I, Inc., a publicly traded company listed on the OTCBB that was a public shell company. Mr. Silverman is also founder and chairman of Global Defense Corporation. For 2002 through 2004, Mr. Silverman served as Managing Partner of EC Partners, LLC, a global management consulting and business development firm located in the Washington, DC area. During 2001 and 2002 Mr. Silverman founded and served as CEO of a nationwide HIPAA-compliant, medical records and transaction processing network company and as founder and President of AttoTek medical imaging systems that developed imaging and computer-aided diagnostic technology. From November 1998 through December 2000, Mr. Silverman served as CEO and Chairman of the Board of the IXATA Group, Inc., a publicly traded B2B company in the travel and hospitality sector. Mr. Silverman has held senior management consultant positions with Coopers & Lybrand and Booz Allen & Hamilton and served at James Martin Strategy, Inc., N.A. from 1991 through 1996. Mr. Silverman serves as an adjunct professor at American University’s KOGOD School of Business and George Mason University’s School of Management where he teaches Entrepreneurship.

Larry D. Bouts: Mr. Bouts is currently a senior advisor to IndiGo Ventures, LLC, a venture capital and advisory firm investing in emerging technology companies. Mr. Bouts previously served as President of Toys “R” Us International, Chairman and CEO of Six Flags Theme Parks and served in several senior finance positions with PepsiCo. Mr. Bouts received his bachelor's degree in mathematics from Hiram College and his MBA in finance from the Wharton Graduate School of Business at the University of Pennsylvania. He also served as an officer in the United States Navy.

Don Gunther: Mr. Gunther currently sits on the board of directors and advisory boards of several for-profit and non-profit companies. Mr. Gunther was formerly the Vice Chairman of Bechtel Group, Inc. Mr. Gunther served as President of Bechtel’s Europe, Africa, Middle East and Southeast Asia regions. He received his bachelor’s degree in civil engineering from the University of Missouri at Rolla.

Fred B. Tarter: Mr. Tarter is Chairman of the Radio Free Europe Foundation and the Lakeside Group, LLC.

Bruce Bowman: Dr. Bowman is currently the managing director of HillTop Consulting Partners, LLC, and an adjunct professor at George Washington University.  Previously, he was a Director of corporate systems engineering and integration initiatives at SAIC, a Fortune 500 company, a senior consultant at IBM, a senior scientist at both ANSER and Johns Hopkins University's Applied Physics Laboratory, and a principal consultant at PricewaterhouseCoopers. Dr. Bowman received his Ph.D. in civil engineering from Columbia University, NY. He served stints as a division chief on the Joint Chiefs of Staff at the Pentagon, a professor at West Point, and a Green Beret with the 10th Special Forces Group of the U.S. Army.

Michael J. Kleeman: Mr. Kleeman brings nearly thirty years of experience in wireless, telecommunications and computers to Mobilepro. He is the director of Cyberinfrastructure Policy Research at the Supercomputer Center of the University of California San Diego. He previously worked for Sprint, Arthur D. Little consulting, Boston Consulting Group and Aerie Networks. Most recently, he was co-founder and CTO of Cometa Networks, a company backed by IBM, Intel and AT&T, where he used his expertise in OSS for 802.11 networks. Mr. Kleeman received his B.A. in psychology from Syracuse and his M.A. from Claremont Graduate School. He is a member of the Institute of Electrical and Electronic Engineers (IEEE), the board of visitors at Claremont Graduate University and is actively involved with the American Red Cross.

Paul Latchford: brings more than 25 years of telecommunications industry experience to Mobilepro. He is currently president and CEO of Spencer Trask Media & Communications Group, which he co-founded in 1999. Previously, he was a principal vice president at Bechtel Telecommunications. Before that, he served nearly 20 years at Bell Atlantic, which is now Verizon. He serves on the board of numerous private telecommunications companies. Mr. Latchford received his B.A. degree in public administration/government, cum laude, from Georgetown University.

Philip F. Otto: Mr. Otto brings 40 years of experience in wireless, technology, finance and aerospace to Mobilepro. He spent more than 12 years at California Microwave, first as CFO and later as chairman and CEO, where he helped grow the Nasdaq-listed wireless company to $450 million in annual revenue. He also was chairman and CEO of Nasdaq-listed Telco Systems, Inc., the founder and CEO of Technology Investment Associates and Netline Communications Corp., CFO of General Cellular Corporation, a company acquired by Western Wireless Corp. in 1991, and, most recently, chairman and CEO of MedioStream, Inc., a California-based software company. Mr. Otto received his B.S. degree from the Yale School of Engineering and his MBA from Harvard Business School.

Byron Wagner: Mr. Wagner joined our advisory board in June 2006 for an initial one-year term. He brings to us more than 30 years of experience working with various companies on projects related to broadband, media and entertainment, networking and video-streaming.

Executive Compensation

The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended March 31, 2006, 2005 and 2004, paid to our most highly compensated executive officers.

	Annual Compensation				Long-Term Compensatio(3)
Name and Principal Position	Year	Salary(1)	Bonus(2	Other Annual Compensation	Securities Underlying Options	All Other Compensation

Jay O. Wright	2006	$217,500	$123,750	$—	5,000,000	$—
Chief Executive Officer	2005	179,000	966,062	—	15,182,500	—
	2004	45,500	17,990	—	—	—

Jerry M. Sullivan, Jr.	2006	$155,769	$—	$—	10,000,000	$—
President and	2005	—	—	—	—	—
Chief Operating Officer	2004	—	—	—	—	—

Kurt Gordon	2006	$210,000	$69,000	$—	1,500,000	$—
Chief Financial Officer	2005	174,000	946,212	—	—	—
	2004	13,000	10,000	—	6,500,000	—

Geoffrey B. Amend	2006	$176,250	$34,379	$—	2,000,000	$—
Senior Vice President, General Counsel and	2005	56,250	—	—	2,000,000	—
Secretary	2004	—	—	—	—	—

Tom Mazerski (4)	2006	$180,000	$49,544	$—	1,500,000	$—
Chief Executive Officer,	2005	83,077	76,100	—	500,000	—
CloseCall America, Inc.	2004	—	—	—	—	—

Tammy L. Martin	2006	$193,460	$15,000	$—	2,000,000	$—
Chief Administrative	2005	68,069	—	—	—	—
Officer	2004	—	—	—	—	—

(1)
Mr. Wright and Mr. Gordon joined our Company during the fiscal year ended March 31, 2004. Mr. Amend, Mr. Mazerski and Ms. Martin~~,~~ each joined our Company during the fiscal year ended March 31, 2005. Mr. Sullivan joined our Company during the fiscal year ended March 31, 2006. A description of each officer’s compensation package is provided in “Summary of Employment and Consulting Arrangements”.

(2)
Bonus amounts represent amounts earned during the fiscal year indicated. Mr. Wright and Mr. Gordon each agreed to defer $649,062 in bonus compensation payable to each of them during the fiscal year ending March 31, 2005, for bonuses earned under the terms of their respective employment agreements. Such bonus amounts were paid during the subsequent fiscal year.

(3)	There were no restricted stock awards made by the Company to any named executive officers during the years presented above, nor were there any payouts pursuant to long-term incentive plans.

(4)
Pursuant to the terms of his employment agreement, Mr. Mazerski is due a bonus equal to 2.5% of the adjusted EBIDTA of the telco operations of the Company. Mr. Mazerski disputes the Company’s calculation of his bonus.

Summary of Employment and Consulting Arrangements

Jay O. Wright: Jay O. Wright joined us in December 2003 as Chief Executive Officer. Mr. Wright was paid a base salary of $180,000 in calendar year 2004 and was eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by the Company during his employment period. Mr. Wright also received warrants to purchase 15,182,500 shares of our Common Stock at an exercise price of $0.018 per share upon the execution of his initial employment agreement. Subsequent to year-end March 31, 2005, Mr. Wright’s employment agreement was amended to, among other things, extend his employment period to December 31, 2007. Mr. Wright’s base salary was increased to $210,000 for calendar year 2005, $240,000 for calendar year 2006 and $270,000 for calendar year 2007. The terms of the new employment agreement eliminate the payment of bonuses as a result of the closing of an acquisition. During 2006 and 2007 Mr. Wright’s bonus will be based upon the successful completion of management by objective milestones that are to be mutually established by Mr. Wright and the Compensation Committee. In connection with the execution of the new employment agreement, Mr. Wright also received additional warrants to purchase 5,000,000 shares of our Common Stock at an exercise price of $0.22 per share, which warrants vest ratably from April 1, 2005 to December 31, 2007.

Jerry M. Sullivan, Jr.: Mr. Jerry Sullivan, Jr. joined us in February 2006 as President and Chief Operating Officer of Mobilepro Corp. Pursuant to the terms of his Executive Employment Agreement dated February 1, 2006, Mr. Sullivan is employed for a term of 38 months and is paid a base salary of $225,000 per year and is eligible to receive a bonus, for each fiscal year, up to 100% of his base salary based upon the successful completion of management by objective milestones that are to be mutually established by Mr. Sullivan and the Compensation Committee. In addition, Mr. Sullivan is eligible to earn, for each fiscal year, an additional bonus of up to 100% of his base salary for extraordinary performance as determined at the discretion of the Compensation Committee. Under the terms of the foregoing, Mr. Sullivan also was appointed Chief Executive Officer of our wireless networks business. In connection with our purchase of the remaining 49% of Kite Broadband and 100% of Kite Networks on January 31, 2006 and the employment of Mr. Sullivan, the Company granted Mr. Sullivan a warrant to purchase 10,000,000 shares of our Common Stock at an exercise price of $0.174 per share, of which 2,500,000 shares vested as of February 1, 2006; 3,750,000 shares vest ratably over 38 months from February 1, 2006 through March 31, 2009, and 3,750,000 shares will vest according to goals mutually established by our Compensation Committee and Mr. Sullivan.

Kurt Gordon: Mr. Kurt Gordon joined us in February 2004 as Chief Financial Officer. Mr. Gordon was paid a base salary of $156,000 in calendar year 2004 and was eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by the Company during his employment period. The 1% bonus was due and payable on the next payroll processing date following the closing of each acquisition. There were a total of 12 acquisitions in fiscal year ending March 31, 2005, which resulted in the executive earning 1% bonuses totaling $946,212. The Company paid $297,150 of the earned bonuses during the fiscal year and deferred $649,062 in order to assist the Company with its cash flow requirements. The deferred bonus amount, plus accrued interest in the amount of $25,919 was paid to Mr. Gordon during the fiscal year ended March 31, 2006. Mr. Gordon also received a warrant to purchase up to 6,500,000 shares of Common Stock at an exercise price of $0.018 per share upon the execution of his employment agreement. The warrant became exercisable as to 500,000 shares on March 1, 2004 and as to an additional 2,250,000 shares upon the Company achieving a $25 million market cap for ten consecutive trading days and a price per share of not less than $0.07, which has occurred. The remaining 3,750,000 shares began vesting ratably on March 1, 2004 as to 156,250 shares and each month thereafter until February 1, 2006. Effective April 1, 2005, Mr. Gordon’s employment agreement was amended to, among other things, extend his employment period to March 31, 2006. The terms of the new employment agreement eliminate the payment of bonuses as a result of the closing of an acquisition. Mr. Gordon’s base salary was increased to $210,000 per year. Mr. Gordon is eligible to receive $140,000 in bonuses tied to certain deliverables and profitability. In connection with the execution of the new employment agreement, Mr. Gordon also received additional warrants to purchase 1,500,000 shares of our Common Stock at an exercise price of $0.22 per share, which warrants vested ratably from April 1, 2005 to March 31, 2006. These warrants were ratified by the Board of Directors on June 16, 2005. Mr. Gordon's employment agreement was not renewed, and his employment with the Company terminated on March 31, 2006.

Geoffrey B. Amend: Mr. Geoffrey B. Amend joined us in November 2004 as General Counsel. Pursuant to the terms of his employment agreement Mr. Amend is paid a base salary of $150,000 per year and is eligible to receive a bonus equal to 1.0% of the Company’s EBITDA for each fiscal year, but no greater than $90,000 for any 12 month period. Mr. Amend also received a warrant to purchase up to 2,000,000 shares of our Common Stock, which warrants are exercisable at price of $0.20 per share. The warrants began vesting ratably over 24 months on December 1, 2004. Subsequent to year end March 31, 2005, Mr. Amend’s employment agreement was amended to, among other things, extend his employment period to March 31, 2007 and to increase his base salary to $180,000 per year. In connection with the execution of the new employment agreement, Mr. Amend also received additional warrants to purchase 1,500,000 shares of our Common Stock at an exercise price of $0.15 per share. The warrants vest ratably from April 20, 2005 to March 31, 2007. These warrants were ratified by the Board of Directors on June 16, 2005. In February 2006, the term of Mr. Amend’s employment contract was extended to March 31, 2008, providing a base salary of $190,000 for the fiscal year ending March 31, 2007 and a base salary of $195,000 for the fiscal year ending March 31, 2008. Mr. Amend’s annual bonus plan was also revised. Effective April 1, 2006, he is eligible for an annual bonus of up to 50% of his annual base salary, with payment based on the achievement of certain individual and Company objectives. He was also granted an additional warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.233 per share, vesting ratably over 24 months commencing April 1, 2006.

Tom Mazerski: Mr. Tom Mazerski joined us in October 2004 as Chief Executive Officer of our subsidiary, CloseCall America, Inc. Pursuant to the terms of his employment agreement Mr. Mazerski is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 2.5% of adjusted EBITDA from the “telco operations” as set form in Mr. Mazerski’s employment agreement.. Mr. Mazerski also received an option to purchase up to 500,000 shares of Common Stock at an exercise price of $0.225 per share, with options to purchase 250,000 shares of our Common Stock vesting ratably over the 24 months following the execution of the employment agreement and the remaining warrants vesting upon Mobilepro’s telecommunications operations reaching $5,000,000 in adjusted EBITDA. In April 2005, we granted Mr. Mazerski warrants to purchase 1,500,000 shares of our Common Stock at an exercise price of $0.15 per share that vest ratably from April 20, 2005 to October 15, 2006.

Tammy Martin: Ms. Tammy Martin joined us in November 2004 as General Counsel of our subsidiary, Davel Communications, Inc. Pursuant to the terms of her employment agreement Ms. Martin is paid a base salary of $186,295 per year and an annual car allowance of $8,400. In May 2005, Ms. Martin was promoted to Chief Executive Officer of Davel Communications, Inc. At that time Ms. Martin received warrants to purchase 1,500,000 shares of our Common Stock at an exercise price of $0.15 per share that vest ratably from April 20, 2005 to March 31, 2006. In February 2006, Ms. Martin was named the Company's Senior Vice President, Chief Administrative Officer, and Treasurer, effective April 1, 2006. Her base salary was increased to $190,000 for the fiscal year ending March 31, 2007 and $195,000 for the fiscal year ending March 31, 2008. Ms. Martin’s annual bonus plan was also revised. Effective April 1, 2006, she is eligible for an annual bonus of up to 50% of her annual base salary, with payment based on the achievement of certain individual and Company objectives. She was also granted an additional warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.233 per share, vesting ratably over 24 months commencing April 1, 2006.

Hank Deily: Mr. Hank Deily joined us in June 30, 2005 as Corporate Controller. Effective April 1, 2006, Mr. Deily was promoted to Senior Vice President, Chief Accounting Officer, and serves as our principal financial officer and principal accounting officer. Pursuant to his employment arrangement, Mr. Deily is paid a base salary of $165,000 and is eligible for an annual bonus of up to 50% of his annual base salary, with payment based on the achievement of certain individual and Company objectives. In connection with his promotion, Mr. Deily received a warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.233 per share, vesting ratably over 24 months commencing April 1, 2006. In connection with his joining the Company, Mr. Deily was awarded a warrant to purchase 750,000 shares of our Common Stock at an exercise price of $0.31 per share, vesting in three equal installments on March 31, 2006, 2007 and 2008. An employment contract between Mr. Deily and the Company has not yet been completed.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

Name	Number of Securities Underlying Awards(1)	Percent of Total Grants Awarded to Employees in 2006	Exercise Price per Share	Expiration Date
Jay O. Wright	5,000,000	12.56%	$0.220	4/1/2015

Jerry M. Sullivan, Jr.	10,000,000	25.12%	$0.174	2/1/2016

Kurt Gordon	1,500,000	3.77%	$0.220	4/1/2015

Geoffrey B. Amend	1,500,000	3.77%	$0.155	4/20/2015
	500,000	1.26%	$0.233	4/1/2016

Tammy L. Martin	1,500,000	3.77%	$0.155	4/20/2015
	500,000	1.26%	$0.233	4/1/2016

Tom Mazerski	1,500,000	3.77%	$0.155	4/20/2015

(1) The vesting provisions of each of the above listed options or warrants are provided above under the heading “Summary of Employment and Compensation Arrangements.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal
Year-End Option Values

The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options and warrants as of the fiscal year ended March 31, 2006 by our executive officers listed in the Summary Compensation Table above.

	Number of Shares Acquired	Value	Number of Securities Underlying Unexercised Options at March 31, 2006		Value of Unexercised In-the-Money Options at March 31, 2006 (2)
Name	Upon Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay O. Wright	-	$-	16,549,166	3,633,334	$3,036,030	$61,200

Jerry M. Sullivan, Jr.	-	-	2,697,368	7,302,632	129,474	350,526

Kurt Gordon	-	-	7,875,000	125,000	1,326,000	-

Geoffrey B. Amend	-	-	2,425,724	1,574,276	85,649	58,851

Tammy L. Martin	-	-	1,500,000	500,000	100,500	-

Tom Mazerski	-	-	1,258,478	906,250	61,417	39,083

(1)The value realized upon the exercise of options is calculated using the closing sale price per share on the date of exercise less the exercise price per share.

(2) The value of unexercised in-the-money options is calculated using the closing sale price per share on March 31, 2006 ($0.222) less the applicable exercise price per share.

Equity Compensation Plan Information

The following table sets forth certain information, as of March 31, 2006, concerning securities authorized for issuance under the Mobilepro 2001 Equity Performance Plan:

	Number of Securities to Be Issued upon the Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
	(a)	(b)	(c)
Equity Compensation Plans Approved by the Stockholders (2)	11,076,000	$0.226	18,924,000
Equity Compensation Plans Not Approved by the Stockholders (3)	74,832,500	$0.122	-
Totals	85,908,500	$0.135	18,924,000

(1) Excludes securities included in column (a).

(2) Represents 30,000,000 shares of our Common Stock available for issuance under our 2001 Equity Performance Plan, all of which may be issued as stock options, restricted stock or stock bonuses.

(3) Includes stock warrants awarded to directors, advisors, officers and consultants.

Mobilepro Non-Plan Option and Warrant Grants

We currently have warrants outstanding that were granted to individuals or entities outside of any equity compensation plan adopted by us (“Non-Plan Grants”). As of March 31, 2006, of these Non-Plan Grants, warrants to purchase 3,600,000 shares were held by outside members of our Board of Directors, warrants to purchase 5,850,000 shares were held by members of our advisory board and warrants to purchase 45,682,500 shares were held by named executive officers of Mobilepro. Warrants to purchase 19,700,000 shares were held by other individuals. In addition, warrants to purchase 20,100,000 shares of our common stock were held by former owners of acquired companies or entities that received warrants in connection with a financing transaction. Such Non-Plan Grants were made pursuant to the terms of option or warrant agreements, as applicable, with each such grant authorized by the Board of Directors of Mobilepro. The Non-Plan Grants have not been approved by our stockholders.

LEGAL PROCEEDINGS

1) At the time that we acquired Davel, there was existing litigation brought against Davel and other defendants regarding a claim associated with certain alleged patent infringement. Davel has been named as a defendant in a civil action captioned Gammino v. Cellco Partnership d/b/a Verizon Wireless, et al., C.A. No. 04-4303 filed in the United States District Court for the Eastern District of Pennsylvania. The plaintiff claims that Davel and other defendants allegedly infringed its patent involving the prevention of fraudulent long-distance telephone calls. Davel continues to review and investigate the allegations set forth in the complaint, continues to assess the validity of the Gammino Patents, and is in the process of determining whether the technology purchased by Davel from third parties infringes upon the Gammino Patents. The plaintiff is seeking monetary relief of at least $7,500,000. The case is in the discovery phase of the litigation. According to the terms of the Davel acquisition, the former secured lenders of Davel, subject to certain limitations addressed below, have agreed to reimburse the Company for the litigation cost and any losses resulting from the Gammino lawsuit. The former secured lenders have agreed to fund such costs from future Regulatory Receipts that were assigned to them by Davel. The Regulatory Receipts are being deposited into a third-party escrow account and used to reimburse the Company for costs incurred in connection with the litigation. The secured lenders are not required to fund the escrow account or otherwise reimburse the Company for amounts, if any, in excess of actual Regulatory Receipts collected. Any amount remaining in the escrow account at the conclusion of the litigation is to be distributed to the former secured lenders. Subsequent to March 31, 2005, the Company has received significant Regulatory Receipts, which are being held in escrow. These funds can be used to reimburse the Company for costs, including legal fees, incurred in defending or settling the litigation matter. We believe that there are sufficient funds in the escrow account to pay both our legal costs in defending against this plaintiff's infringement claims and any potential judgment that could be reasonably expected in our view. There is a potential exposure of the Company to the $7,500,000 claim in the event that the Regulatory Receipts that are being held in escrow are insufficient to cover any potential judgment against the Company should it be found liable for the full monetary amount the plaintiff is seeking.

2) On September 10, 2004, CloseCall was served a complaint in an action captioned Verizon Maryland Inc., Verizon New Jersey Inc., and Verizon Delaware Inc. in the Circuit Court for Montgomery County, Maryland. Verizon has sued for “in excess of $1,000,000” based on alleged unpaid invoices for services provided to CloseCall. Verizon asserts that CloseCall has underpaid the Federal Subscriber Line Charges billed by Verizon, by applying an uncollectible factor to the amounts charged by Verizon. In addition, Verizon contends that CloseCall has underpaid the amounts owed to Verizon by misapplying the terms of the “merger discount” offered to CLECs, including CloseCall, as a result of the merger between Bell Atlantic and GTE. CloseCall filed an Answer and Counterclaims against Verizon on November 1, 2004. In response to the Complaint filed by Verizon, CloseCall has asserted two primary defenses. First, CloseCall contends that its resale agreements with Verizon allow CloseCall to either (a) pay Verizon the Subscriber Line Charges billed or (b) collect the Subscriber Line Charges from CloseCall’s customers and remit those collections to Verizon. CloseCall has opted to collect the Subscriber Line Charges from its customers and remit those sums to Verizon. As with payments made to taxing authorities, CloseCall applies its uncollectible factor to the amounts billed by Verizon for the Subscriber Line Charges to account for the portion of CloseCall’s subscriber base that does not pay for the services billed. Second, with regard to the merger discount, CloseCall has calculated the amounts owed to Verizon for resold telecommunications services by applying the terms of the promotional discount set forth on Verizon’s website at the time CloseCall opted into the discount in January 2001. At that time, CloseCall’s account manager at Verizon represented that the website included the applicable merger discount provisions. Subsequently, and without notice to CloseCall, Verizon added new and different conditions that attempted to limit the application of the merger discount to CloseCall.

CloseCall has also filed counterclaims against Verizon. The first claim stems from Verizon’s refusal to resell certain bundled telecommunications services to CloseCall, despite repeated requests by CloseCall and the requirements of the Communications Act of 1934, as amended. In addition, CloseCall has asserted damages as a result of Verizon’s entry into secret resale agreements with two CLECs, offering those companies deep discounts on telecommunications services not offered to other CLECs, including CloseCall. The basis for this counterclaim is FCC regulations that prohibit an incumbent carrier from offering different rates or different levels of discounts to similarly situated CLECS. The damages associated with this claim will be determined by data and information that has not yet been produced by Verizon. CloseCall has asserted damages as a result of Verizon’s failure to provide dialing parity to CloseCall’s customers. The damages claimed will depend on data that has not yet been produced by Verizon. CloseCall has asserted a claim for tortious interference with business relations as a result of Verizon’s policy of blocking local service change orders for any customer that also receives DSL service from or through Verizon. CloseCall has also made a declaratory judgment claim for inaccurate and improper billings by Verizon, including carrier access billing service charges.

On November 2, 2005, the Circuit Court for Montgomery County (a) dismissed CloseCall's counterclaim relating to Verizon's alleged breach of the parties' resale agreements by refusing to offer for resale bundled telecommunications services that Verizon offered to its own end-user customers and by refusing to offer to CloseCall the same discounts for resold services offered by Verizon to other competitive local exchange carriers, (b) severed CloseCall's counterclaims, other than the claim related to CABS charges, and (c) ordered CloseCall to pursue the severed counterclaims in the first instance before the appropriate federal or state administrative agency. As a result of the Circuit Court for Montgomery County's November 2, 2005 Order, CloseCall filed a Complaint against Verizon before the Public Service Commission of Maryland in connection with CloseCall’s allegations that (a) Verizon's failure to provide dialing parity to CloseCall's end-user customers and (b) Verizon's refusal to process local service change orders for customers also subscribing to Verizon's DSL service.

On June 9, 2006, Verizon Maryland Inc., Verizon New Jersey Inc., and Verizon Delaware Inc. and CloseCall entered into a Confidential Settlement and Release Agreement, which ends the pending litigation between the parties relating to the payment of Subscriber Line Charges by CloseCall and the application of the terms of the promotional resale discount offered by Verizon to CloseCall in connection with the 2000 merger between Bell Atlantic Corporation and GTE Corporation. The terms of the parties' settlement are confidential.

3) On August 6, 2006, we were served with notice of a lawsuit regarding the acquisition of Transcordia, LLC and related transactions. We are investigating the potential merits of the plaintiff’s claims, but believe that any potential exposure related to the claims against the Company is not likely to be material.

The Company is involved in other litigation arising in the normal course of its business which it believes will not materially affect its financial position or results of operations.

PRINCIPAL STOCKHOLDERS

The following table shows the amount of our capital stock beneficially owned by the directors and executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group as of June 30, 2006. As of June 30, 2006, other than the stockholders, directors and executive officers identified in the table below, to our knowledge, no person owned beneficially more than five percent (5%) of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of June 30, 2006, we had 588,888,574 shares of Common Stock outstanding. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table below is c/o Mobilepro Corp., 6701 Democracy Boulevard., Suite 202, Bethesda, Maryland 20817.

Name and Address	Title of Class	Shares Beneficially Owned (1)	Percent of Class (1)
Southern Farm Bureau Life Insurance Co. (2)	Common	34,806,125	5.91%
Cornell Capital Partners, LP (3)	Common	30,600,000	4.99%
Jay O. Wright (4)	Common	17,908,742	2.95%
Jerry M. Sullivan, Jr. (5)	Common	13,192,645	2.23%
Tom Mazerski (6)	Common	3,860,959	*
Geoffrey B. Amend (7)	Common	3,064,311	*
Tammy L. Martin (7)	Common	1,604,167	*
Michael G. O’Neil (8)	Common	1,320,591	*
Christopher W. MacFarland (7)	Common	1,209,091	*
Donald H. Sledge (7)	Common	909,091	*
Officers and Directors as a Group (13 Persons) (9)	Common	70,656,192	11.35%

* Less than 1%.

(1)
Applicable percentage of ownership is based on 588,888,574 shares of common stock outstanding as of June 30, 2006, together with applicable options and warrants for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Mr. Walter J. Olson, III, Vice President and Chief Investment Officer, 1401 Livingston Lane, Jackson, MS 39213, has dispositive power over the shares held by Southern Farm Bureau Life Insurance Company.

(3)
Includes 6,450,000 shares of our Common Stock; 16,000,000 shares of Common Stock issuable upon the exercise of a warrants to purchase our common stock; and a limited number of shares (8,150,000 shares) of our Common Stock issuable upon the conversion of a $15.1 million convertible debenture held by Cornell Capital. Under the terms of the debenture, Cornell Capital is required to provide 65 days written notice in order to execute a conversion resulting in beneficial ownership greater than 4.99%. Mr. Mark Angelo, Portfolio Manager, has dispositive power over the shares held by Cornell Capital Partners, LP, located at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302.

(4)	Includes 302,000 shares of our Common Stock and 17,606,742 shares of Common Stock issuable upon the exercise of warrants to purchase our Common Stock.

(5)	Includes 10,001,856 shares of our Common Stock and 3,190,789 shares of Common Stock issuable upon the exercise of warrants to purchase our Common Stock.

(6)	Includes 1,883,391 shares of our Common Stock and 1,977,568 shares of Common Stock issuable upon the exercise of options and warrants to purchase our Common Stock.

(7)	Includes shares of Common Stock issuable upon the exercise of warrants to purchase our Common Stock.

(8)	Includes 111,500 shares of our Common Stock and 1,209,091 shares of our Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock.

(9)	Includes 37,114,509 shares of our Common Stock and 33,541,683 shares of Common Stock issuable upon the exercise of options and warrants to purchase our Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We granted warrants to purchase our Common Stock to certain of our directors prior to their appointment to our Board of Directors in connection with their service as members of our advisory board. We subsequently provided additional grants to our directors in connection with their service as members of our Board of Directors. The terms of those grants are described in this Proxy Statement in our discussion of the compensation provided to our directors.

We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates, and any forgiveness of such loans, will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of our directors.

In connection with our purchase of the remaining 49% of Kite Broadband and 100% of Kite Networks on January 31, 2006 and the employment of Mr. Sullivan, the Company granted Mr. Sullivan a warrant to purchase 10,000,000 shares of our Common Stock pursuant to the terms and conditions described above. In connection with our purchase of the remaining 49% of Kite Broadband and our purchase of 100% of Kite Networks on January 31, 2006, Mr. Sullivan received 10,001,856 shares of our Common Stock in consideration of his ownership interests in Kite Broadband and Kite Networks. In addition, members of Mr. Sullivan’s immediate family received 9,496,896 shares of our Common Stock in consideration of their ownership interest in Kite Broadband and Kite Networks.

On January 19, 2004, the Company entered into a Consulting Agreement with Beech Holdings, Inc. to retain the services of Mr. Jack Beech, a director and President of DFW Internet Services, a wholly-owned subsidiary of the Company. The Consulting Agreement has a five-year term and calls for an annual consulting fee of $145,360.65 and an annual bonus equal to $125,000 on the first, second and third anniversaries of the agreement. As of March 31, 2006, the Company had an outstanding obligation to Beech Holdings, Inc. in the amount of $231,430.55 representing unpaid bonus amounts and accrued interest.

On June 30, 2005, the Company entered into a Consulting Agreement with DNK Enterprises II, Inc. to retain certain of the services of Mr. Doug Bethell for certain of its subsidiaries.  DNK Enterprises, II, Inc. is substantially owned by Mr. Bethell. The agreement calls for annual payments of $90,000 and has a two-year term. Other than regularly scheduled payments, the Company currently has no outstanding obligations under this agreement. On the same date, the Company entered into a Consulting Agreement with DNK Enterprises, II, Inc. to retain certain services of the spouse of Mr. Bethell. The agreement calls for annual payments of $102,000 and has a one-year term. Other than regularly scheduled payments, the Company currently has no obligations under this agreement. In addition, the Company’s wholly-owned subsidiary, American Fiber Network, Inc. (“AFN”), has an employment agreement with Mr. Bethell pursuant to which he serves as AFN’s chief executive officer and is paid an annual salary of $60,000 plus a bonus determined based on AFN’s annual operating profit.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MOBL.”

The following table sets forth the high and low closing prices for the common stock for each calendar quarter since April 1, 2004, as reported by the National Quotation Bureau.

	Price Per Share
	High	Low
2004
April 1, 2004 - June 30, 2004	$0.28	$0.10
July 1, 2004 - September 30, 2004	$0.27	$0.14
October 1, 2004 - December 31, 2004	$0.24	$0.15

2005
January 1, 2005 - March 31, 2005	$0.24	$0.17
April 1, 2005 - June 30, 2005	$0.38	$0.15
July 1, 2005 - September 30, 2005	$0.36	$0.24
October 1, 2005 - December 31, 2005	$0.26	$0.17

2006
January 1, 2006 - March 31, 2006	$0.30	$0.18
April 1, 2006 - June 30, 2006	$0.24	$0.18
July 1, 2006 - August 4, 2006	$0.18	$0.11

Stockholders

As of June 30, 2006, there were approximately 766 registered holders of record of our common stock. We believe that a substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers, and other financial institutions. Including such holders, we believe that there are more than 10,000 holders of our common stock as of June 30, 2006.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

We have previously announced a record date of September 15, 2004 for the dividend of certain shares of STI that we own. Due to the delays in STI becoming a publicly traded company, we have not yet established a payment date for the dividend. At this time, no date has been established for such listing.

DESCRIPTION OF SECURITIES

Common Stock

Mobilepro Corp. (“Mobilepro”) is authorized to issue up to 1,500,000,000 shares of common stock, $0.001 par value per share, of which 588,888,574 shares were issued and outstanding as of June 30, 2006.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights.

Mobilepro does not currently anticipate paying any cash dividends on its common stock. In the event of a liquidation, dissolution or winding up of Mobilepro, the holders of shares of common stock are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject however, to any rights of the stockholders of preferred shares issued and outstanding at the time of such liquidation, dissolution or winding up of Mobilepro (see preferred stock below). Holders of common stock have no preemptive rights to purchase Mobilepro’s common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Mobilepro is authorized to issue up to 20,035,425 shares of preferred stock, $0.001 par value per share, of which 35,425 shares have been designated as Series A Preferred Stock. As of March 31, 2006, there are 35,378 shares of Series A preferred stock issued and outstanding.

Each share of Series A preferred stock is convertible, without additional consideration, into one two-hundredth of a share of common stock. The holders of the Series A preferred stock and the holders of our common stock vote together as a single class on all matters presented for the vote of our stockholders. Each holder of Series A preferred stock may cast a number of votes equal to the number of shares of common stock issuable upon conversion of his Series A preferred stock. In the event of a liquidation of the corporation, the holders of the Series A preferred stock are entitled to receive prior to and in preference to any distributions to the holders of our common stock an amount equal to the Stated Value (as it is described in our Certificate of Incorporation) as may be adjusted from time to time as provided in this Article Fourth, paragraph B6(f). After such distribution in respect of the Series A preferred stock, the remaining assets of the corporation, if any, will be available for distribution to the holders of our common stock.

We may issue the remaining authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of Mobilepro without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Options and Warrants

As of June 30, 2006, there were options to purchase 11,076,000 shares of our common stock outstanding and warrants to purchase 88,682,500 shares of our common stock outstanding.

Transfer Agent and Registrar

Interwest Transfer Company is the transfer agent and registrar for our common stock. Its address is 1981 East Murray-Holladay Road, P. O. Box 17136, Salt Lake City, Utah 84121.

EXPERTS

The financial statements for each of the fiscal years ended March 31, 2006 and 2005 included in this Prospectus have been included in reliance on the report of Bagell, Josephs, Levine & Company, L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Seyfarth Shaw LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.

AVAILABLE INFORMATION

For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room.  The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

MOBILEPRO CORP. AND SUBSIDIARIES
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2006
MARCH 31, 2005 AND 2006

Page(s)
Consensed Consolidated Balance Sheets as of March 31, 2006 and June 30, 2006	F-1 to F-2
Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2005 and 2006	F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2005 and 2006	F-4 to F-5
Notes to Condensed Consolidated Financial Statements	F-6 to F-17
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of March 31, 2005 and 2006	F-19 to F-20
Consolidated Statements of Operations for the Years Ended March 31, 2005 and 2006	F-21
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended March 31, 2005 and 2006	F-22
Consolidated Statements of Cash Flows for the Years Ended March 31, 2005 and 2006	F-23 to F-24
Notes to Consolidated Financial Statements	F-25

MOBILEPRO CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2006 AND JUNE 30, 2006

ASSETS

	March 31,	June 30,
	2006	2006
		(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$5,397,881	$4,398,979
Restricted cash	352,200	1,102,200
Accounts receivable, net	10,481,632	9,167,486
Prepaid expenses and other current assets	3,399,864	3,074,897

Total Current Assets	19,631,577	17,743,562

FIXED ASSETS, NET OF ACCUMULATED DEPRECIATION	15,859,254	18,515,616

OTHER ASSETS
Goodwill, net of impairment	47,788,167	47,749,778
Customer contracts and relationships, net of amortization	8,777,502	8,450,829
Deferred financing fees, net of amortization	146,667	-
Other assets	1,787,886	1,749,058

	58,500,222	57,949,665

TOTAL ASSETS	$93,991,053	$94,208,843

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2006 AND JUNE 30, 2006

LIABILITIES AND STOCKHOLDERS' EQUITY
(CONTINUED)

	March 31,	June 30,
	2006	2006
		(unaudited)
CURRENT LIABILITIES
Current portion of convertible debenture	$4,500,000	$11,000,000
Current portion of long-term debt and notes payable	4,269,519	1,254,350
Accounts payable and accrued expenses	17,402,911	15,680,090
Deferred revenue	4,343,754	4,995,976

Total Current Liabilities	30,516,184	32,930,416

LONG-TERM LIABILITIES
Convertible debenture, net of unamortized debt discount and
current portion	9,995,243	3,830,650
Notes payable and other long-term liabilities, net of current maturities	650,419	1,863,184

Total Long-Term Liabilities	10,645,662	5,693,834

TOTAL LIABILITIES	41,161,846	38,624,250

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 20,035,425 shares authorized,
35,378 shares issued and outstanding at March 31, 2006 and June 30, 2006	35	35
Common stock, $.001 par value, 1,500,000,000 shares authorized,
560,666,950 and 588,888,574 shares issued and outstanding
at March 31, 2006 and June 30, 2006	560,667	588,889
Additional paid-in capital	83,641,462	91,106,133
Accumulated deficit	(31,372,957)	(36,110,464)

Total Stockholders' Equity	52,829,207	55,584,593

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$93,991,053	$94,208,843

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	June 30,
	2005	2006

REVENUES	$22,505,845	$23,342,786

OPERATING COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	11,021,862	12,761,958
Payroll, professional fees and related expenses	3,693,560	7,669,173
Advertising and marketing expenses	518,664	162,618
Office rent and expenses	429,941	539,584
Other general and administrative expenses	4,668,075	3,675,493
Depreciation and amortization	822,377	1,330,911
Stock compensation	-	485,091
Goodwill impairment charges	-	348,118
Restructuring charges	-	303,671
Total Operating Costs and Expenses	21,154,479	27,276,617

OPERATING INCOME/(LOSS)	1,351,366	(3,933,831)

INTEREST EXPENSE, NET	(932,175)	(394,075)

LOSS ON EXTINGUISHMENT OF DEBT	-	(409,601)
NET INCOME/(LOSS) BEFORE PROVISION FOR INCOME TAXES	419,191	(4,737,507)
Provision for Income Taxes	-	-

NET INCOME/(LOSS) APPLICABLE TO COMMON SHARES	$419,191	$(4,737,507)

NET INCOME/(LOSS) PER SHARE
Basic	$0.0012	$(0.0082)
Diluted	$0.0010	$(0.0082)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	360,778,231	580,059,290

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Three Months Ended
	June 30,
	2005	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$419,191	$(4,737,507)
Items that reconcile net income/(loss) to net cash
(used in) operating activities:
Depreciation and amortization	822,377	1,330,911
Noncash interest expense and loss on debt extinguishment	145,433	644,535
Goodwill impairment charges	-	348,118
Restructuring charges	-	303,671
Common stock issued for services	15,000	521,091
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(65,920)	1,314,146
Decrease in other current assets	53,665	324,968
(Increase) in other assets	(216,906)	(263,151)
(Decrease) in accounts payable and
and accrued expenses	(2,542,829)	(1,876,842)
Increase in deferred revenue	19,933	418,000
	(1,769,247)	3,065,447

Net cash (used in) operating activities	(1,350,056)	(1,672,060)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale/leaseback of wireless network equipment	-	2,000,000
Purchase of certificates of deposit	-	(750,000)
Capital expenditures, net	(579,724)	(3,523,219)
Acquisition of intangible assets	(6,778,129)	(37,167)
Cash paid for acquisitions	(2,024,646)	-

Net cash (used in) investing activities	(9,382,499)	(2,310,386)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from common stock issuances	7,485,000	6,661,669
Borrowings/(payments) under other notes payable, net	(1,313,276)	(3,678,125)
Proceeds from the issuance of the convertible debenture	15,500,000	-
Retirement of acquisition bridge loan	(13,000,000)	-
Investment by minority interests	3,675,000	-
Debt financing fees	(1,295,000)	-

Net cash provided by financing activities	11,051,724	2,983,544

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)
(unaudited)

	For the Three Months Ended
	June 30,
	2005	2006

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$319,169	$(998,902)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	4,669,787	5,397,881

CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,988,956	$4,398,979

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid during the period for interest	$1,035,219	$1,006,018

SUPPLEMENTAL DISCLOSURE OF NONCASH
ACTIVITIES:

Capital lease	$-	$1,875,721
Amortization of SEDA deferred financing fees	$220,000	$147,000
Goodwill recorded in acquisitions	$3,409,158	$-
Liability for common stock to be issued	$1,809,373	$-
Adjustment to minority interest	$150,000	$-
Issuance of common stock for the acquisition of WazAlliance	$110,200	$-

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(unaudited)

NOTE 1-ORGANIZATION

Overview

MobilePro Corp., incorporated under the laws of the State of Delaware in July 2000, is a broadband wireless, telecommunications, and integrated data communication services company that delivers a comprehensive suite of voice and data communications services to its customers, including local exchange, long distance, enhanced data, Internet, cellular, and wireless broadband, through its operations in three industry segments - voice services, Internet services and wireless networks. Together with its consolidated subsidiaries, Mobilepro Corp. is hereinafter referred to as “Mobilepro” or the “Company”.

The Company’s voice services segment includes the operations of CloseCall America, Inc. (“CloseCall”), a Stevensville, Maryland-based competitive local exchange carrier (a “CLEC”), Davel Communications, Inc. (“Davel”), a Cleveland, Ohio-based independent payphone provider, and American Fiber Network, Inc. (“AFN”), a CLEC based in Kansas City, Kansas. The Company’s Internet services segment includes DFW Internet Services, Inc. (“DFW”, doing business as Nationwide Internet), an Irving, Texas-based Internet services provider, its acquired Internet service provider subsidiaries, and InReach Internet L.L.C. (“InReach”), an Internet service provider based in Stockton, California. The Company’s municipal wireless networks operations are conducted primarily in Phoenix, Arizona, by a wholly owned subsidiary, NeoReach, Inc. (“NeoReach”), and its subsidiary, Kite Networks, Inc. (formerly known as NeoReach Wireless, Inc.). The wireless networks segment also includes the operations of the Company’s subsidiary, Kite Broadband, LLC (“Kite Broadband”), a broadband wireless service provider based in Ridgeland, Mississippi.

Summary of Acquisition Activities since April 1, 2005

In May 2005, NeoReach acquired WazAlliance, a network of metro-wide commercial and residential wireless Internet access zones for a total purchase price of $257,500. Consideration included the issuance of 760,000 shares of Mobilepro’s common stock valued at $110,200, a liability to issue an additional 540,000 shares of common stock valued at $78,300, and the payment of certain liabilities in the amount of $69,000 on behalf of WazAlliance. Subsequent to the acquisition, 173,334 of the additional shares of common stock were issued.

In June 2005, the Company acquired Evergreen Open Broadband (“Evergreen”), a wholesale wireless Internet service provider based in Boston, for a purchase price of approximately $231,073 representing 1,505,360 shares of Mobilepro common stock valued at $0.1535 per share based on the date that the parties reached agreement on the terms of the acquisition.

In June 2005, Mobilepro acquired 100% of the outstanding common stock of AFN (see Note 5), a CLEC that is licensed to provide local telephone, long distance and/or Internet services throughout the United States, for a cost of $3,434,331, including 10,000,000 shares of Mobilepro common stock, valued at $1,500,000 based on the value of the Company's common stock at the time that the substantive terms of the acquisition were accepted, a cash payment of $1,500,000 and the excess of liabilities assumed over the fair value of assets acquired. The assumed liabilities included $1,337,103 payable to a related party company that supplied administrative and support services to AFN.

In September 2005, AFN acquired the assets of AllCom USA and their long distance and T-1 customers for $300,000 cash, providing the Company with an additional base of customers for bundled services.

In November 2005, Mobilepro acquired InReach for a cost of $2,966,861, including cash payments of $2,166,861 and 3,669,725 shares of Mobilepro common stock, valued at $800,000 based on the value of the Company's common stock at the time that the substantive terms of the acquisition were accepted (see Note 5).

On January 31, 2006, the Company acquired the 49% minority interest in Kite Broadband and 100% of the outstanding common stock of Kite Networks, Inc. for 90,000,000 shares of the Company’s common stock, subject to certain post-closing adjustments (see Note 6). For accounting purposes, the common stock was valued at $15,660,000, or $0.174 per share, the closing price per share on the date that the acquisition was announced. Subsequent to the acquisition, Kite Networks, Inc. was merged into NeoReach Wireless, Inc., and the combined entity was renamed Kite Networks, Inc. (“Kite Networks”).

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. In accordance with the requirements of Statement of Financial Accounting Standard (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has provided certain financial information relating to the operating results and assets of its industry segments (see Note 12) based on the manner in which management disaggregates the Company in making internal operating decisions.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

These financial statements are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, and it is suggested that these financial statements be read in conjunction with the financial statements, and notes thereto, included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006. In the opinion of management, the comparative financial statements for the periods presented herein include all adjustments that are normal and recurring, and that are necessary for a fair presentation of results for the interim periods. The results of operations for the three months ended June 30, 2006 are not necessarily indicative of the results that will be achieved for the fiscal year ending March 31, 2007.

Reclassifications

Certain prior-period financial statement balances have been reclassified to conform to the June 30, 2006 presentation. The reclassifications resulted in no changes to the accumulated deficits reported in prior periods.

Accounting for Stock Options and Warrants

Prior to the quarter ended June 30, 2006, the Company accounted for its stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB 25”). APB 25 provided that compensation expense relative to a Company’s employee stock options was measured based on the intrinsic value of the stock options at the measurement date.

In December 2004, the Financial Accounting Standards Board revised SFAS No. 123, “Accounting for Certain Transactions Involving Stock Compensation” (“SFAS 123”). The revision was entitled “Share-Based Payment” (“SFAS 123R”), replacing SFAS 123 and superseding APB 25, and its scope encompasses a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recorded in financial statements. For each transaction, compensation cost is to be measured based on the fair value of the equity or liability instrument issued. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition of compensation expense. The Company adopted SFAS 123R, effective April 1, 2006 (see Note 9).

Revenue Recognition

The Company derives a material portion of its revenues through the provision of local telephone, long distance, wireless calling and Internet access services to subscribers. The Company recognizes revenue related to these telecommunications services when such services are rendered and collection is reasonably assured; it defers revenue for services that the Company bills in advance. Revenue related to service contracts covering future periods is deferred and recognized ratably over the periods covered by the contracts.

A material amount of the Company’s revenues is also generated from the use of Davel’s payphones. Davel derives its payphone revenue from two principal sources: coin calls and non-coin calls. Revenue related to all calls, including dial-around compensation and operator service revenue, is recognized in the periods that the customers place the calls. Any variations between recorded amounts of revenue and actual cash receipts are accounted for at the time of receipt. Revenue related to such dial-around calls is recognized initially based on estimates. Recorded amounts of revenue may be adjusted based on actual receipts and/or the subsequent revision of prior estimates. Reported revenues for the quarter ended June 30, 2006 reflected a reduction to previously recorded revenues of $143,516; no such adjustment was recorded in the quarter ended June 30, 2005. Total dial-around revenue amounts for the quarters ended June 30, 2005 and 2006 were $2,980,792 and $1,620,273, respectively.

Accounts Receivable

The Company had allowances for doubtful accounts of $883,232 and $898,112 at March 31, 2006 and June 30, 2006, respectively, relating to accounts receivable other than dial-around compensation amounts.

Accounts receivable includes amounts related to dial-around revenue. The estimated dial-around receivable amount at each balance sheet date is based on the Company’s historical collection experience. Dial-around receivable amounts included in the balance sheets at March 31, 2006 and June 30, 2006 were $4,509,063 and $3,944,131, respectively.

Financing Fees

The financing fees paid in May 2004 to Cornell Capital Partners, L.P. (“Cornell Capital”) and others related to the negotiation of the Standby Equity Distribution Agreement (the “SEDA”) were deferred and, for the periods presented herein, were amortized against additional paid-in-capital on a straight-line basis over the twenty-four (24) month term of the SEDA. These fees were paid with the issuance of 8,000,000 shares of Mobilepro common stock valued in the amount of $1,760,000. The Company recorded amortization of approximately $220,000 and $147,000 in the quarters ended June 30, 2005 and 2006, respectively. Amortization of this balance concluded in May 2006. The fees paid to Cornell Capital and others at the time that funds are drawn under equity lines of credit, amounting to $315,000 and $86,000 in the quarters ended June 30, 2005 and 2006, were charged to additional paid-in-capital.

The Company also incurred financing costs of $1,295,000 in May 2005 in connection with issuance of the $15.5 million convertible debenture to Cornell Capital and the early retirement of the bridge loan (see Note 7). These costs, including fees paid in cash to Cornell Capital, were charged to additional paid-in-capital.

Advertising Contracts

CloseCall uses print, signage, radio and television advertising to market services to customers of certain local professional sports teams. Advertising programs include the use of long-term contracts. Upon the negotiation of such a contract, the Company records the cost of the advertising program as an asset, and amortizes the balance to operating expenses over the life of the contract. At March 31, 2006, prepaid expenses and other assets included balances of $366,995 and $474,569, respectively, related to such contracts. The corresponding contract liability is paid typically in installments. At March 31, 2006, current and long-term liabilities included balances of $304,560 and $475,493, respectively, that are payable under such contracts. At June 30, 2006, prepaid expenses and other assets included balances of $363,993 and $384,581, respectively, related to such contracts, and current and long-term liabilities included balances of $352,182 and $345,787, respectively, that are payable under such contracts.

Property, Plant and Equipment

At March 31, 2006 and June 30, 2006, property, plant and equipment values were as follows:

	Estimated Useful Lives (in years)	March 31, 2006	June 30, 2006
			(unaudited)
Furniture and fixtures	7	$698,828	$886,547
Machinery and equipment	5	20,561,029	23,831,849
Leasehold improvements	7	788,610	786,687
Vehicles	5	204,205	203,705
Subtotals		22,252,672	25,708,788
Less accumulated depreciation		(6,393,418)	(7,193,172)
Fixed assets, net		$15,859,254	$18,515,616

Customer Contracts and Relationships

In connection with the acquisition of certain customer rights under an agreement with Sprint Communications Company L.P. (“Sprint”), Kite Broadband made an up-front payment of $6,578,550 on June 30, 2005. Accordingly, the amount of this payment was capitalized and allocated between the value ascribed to the initial three-year term of the agreement with Sprint, amounting to $1,966,200, and the value ascribed to the bargain purchase option, amounting to $4,612,350.

The amount assigned to the initial term of the agreement is being amortized on a straight-line basis over the initial three-year term. The Company has estimated the total life of this arrangement to be ten years based upon an analysis of the operating history of the subscriber base and the average monthly disconnects. The Company intends to evaluate the value of these intangible assets for potential impairment at least annually and to adjust both the asset values and the prospective life in the future if determined necessary. For the quarter ended June 30, 2006, amortization expense was approximately $165,702.

This account also includes location contracts with net balances of $2,220,479 and $2,067,771 at March 31, 2006 and June 30, 2006, respectively, representing Davel acquisition costs allocated to location owner payphone contracts and other costs associated with obtaining written and signed location contracts. These other assets are amortized on a straight-line basis over their estimated useful lives based on contract terms (generally 5 years). Accumulated amortization related to these contracts at March 31, 2006 and June 30, 2006 was $859,276 and $1,011,982, respectively. Amortization related to location contracts was $160,292 and $152,706, respectively, for the quarters ended June 30, 2005 and 2006.

Accounts Payable and Accrued Liabilities

At March 31, 2006 and June 30, 2006, accounts payable and accrued liabilities consisted of the following:

	March 31, 2006	June 30, 2006
		(unaudited)
Accounts payable	$10,229,960	$9,808,832
Accrued location usage fees	2,271,060	2,149,972
Accrued restructuring costs	486,311	746,757
Accrued compensation	1,048,027	751,567
Accrued interest expense	873,206	2,451
Other accrued liabilities	2,494,347	2,220,511
Totals	$17,402,911	$15,680,090

Income Taxes

Because of its history of losses, the Company has not had any material federal or state income tax obligations.

NOTE 3-IMPAIRMENT OF GOODWILL

At June 30, 2006, the Company’s balance sheet included intangible assets with an aggregate carrying value of $56,200,607, representing approximately 59.7% of total assets and including $47,749,778 in goodwill. Substantially, this goodwill was recorded in connection with the series of acquisitions completed by the Company since January 1, 2004. Generally accepted accounting principles require that the Company assess the fair values of acquired entities at least annually in order to identify any impairment in the values. However, on a quarterly basis, management is alert for events or circumstances that would indicate that, more likely than not, the fair value of a reporting segment has been reduced below its carrying amount. If there is a determination that the fair value of an acquired entity is less than the corresponding net assets amount, including goodwill, an impairment loss would be identified and recorded at that time. Management believes that the amounts of goodwill included in the balance sheet at June 30, 2006 do not exceed the corresponding fair values of these assets.

NOTE 4-RESTRUCTURING OF OPERATIONS

During the year ended March 31, 2006, management began to focus on the integration of the operations of the acquired companies, in particular the operations of the Internet services business segment. The efforts are focused on combining service offerings, consolidating network operations and customer support locations, and reducing operating costs. At March 31, 2006, the accrued restructuring costs balance was $486,311, including $393,311 related to the loss expected on the abandonment of leased facilities and $93,000 related to the termination of certain employees. During the quarter ended June 30, 2006, the Company recorded a restructuring charge related to the termination of additional employees in the amount of $303,671. The Company expects to incur additional restructuring charges throughout the remainder of the current fiscal year related to the consolidation of additional office locations and the elimination of redundant positions.

NOTE 5-THE ACQUISITIONS OF AFN AND INREACH

The acquisition of AFN occurred on June 30, 2005. Accordingly, the operating results of AFN are included in the operating results of the Company from and including July 1, 2005. The accompanying condensed consolidated statement of operations for the quarter ended June 30, 2006 included revenues and net income related to AFN of $1,976,222 and $323,434, respectively.

The acquisition of InReach occurred on November 1, 2005. Accordingly, the operating results of InReach are included in the operating results of the Company from and including November 1, 2005. The accompanying condensed consolidated statement of operations for the quarter ended June 30, 2006 included revenues and net income related to InReach of $1,239,595 and $80,042, respectively.

NOTE 6-THE FORMATION OF KITE BROADBAND

In June 2005, Kite Broadband was funded with the Company making an investment of $3,825,000 in cash and receiving 51% ownership. The minority owners invested $3,675,000 in cash. On June 30, 2005, Kite Broadband closed a Master Agreement for Services (the “Sprint Agreement”) with Sprint under which the Company shall provide services to Sprint’s broadband customers in fourteen (14) metropolitan markets for a period of three years utilizing the Sprint mark. The Sprint Agreement covers, among other things, the provisioning of certain customer-facing services, such as customer operations and call center management, sales, marketing, billing, collection, installation and repair. Sprint continues to provide network support and transport services. The customers remain Sprint customers during the initial three-year term of the Sprint Agreement. Upon expiration of the Sprint Agreement, the Company will have the option to acquire the then existing customers pursuant to the terms of the Sprint Agreement. All network and spectrum assets will remain Sprint property. In December 2005, Kite Broadband made a cash distribution of $127,500 to its investors. The Company’s share of the distribution was $65,025.

On January 31, 2006, the Company acquired the minority interest in Kite Broadband and the business of Kite Networks. On the acquisition date, the balance of the minority interest in Kite Broadband was approximately $3,797,000. Kite Networks’ most significant asset was its investment in Kite Broadband.

The operating results of Kite Broadband have been included in the operating results of the Company from and including July 1, 2005, the date that operations commenced. The revenues and net loss reported by Kite Broadband and included in the condensed consolidated results of operations for the quarter ended June 30, 2006 were $2,982,998 and $356,704, respectively.

NOTE 7-DEBT

Secured Convertible Debentures

On May 13, 2005, the Company issued a 7.75% secured convertible debenture (the “Debenture”) to Cornell Capital in the aggregate amount of $15,500,000. The Company used most of the proceeds to pay in full the remaining $13,000,000 balance of a note payable that bore interest at the rate of 23% and was due on November 15, 2005; the retired note was the source of bridge financing for the Company’s acquisition of Davel. Results of operations for the quarter ended June 30, 2005 included interest expense related to the retired note of $381,225.

The outstanding balance of the Debenture at March 31, 2006 of $15,000,000 was due and payable in the following installments over a three-year period: $1,500,000 due on May 15, 2006; $1,000,000 due on each of August 15, 2006, November 15, 2006 and February 15, 2007; $2,000,000 due on each of May 15, 2007, August 15, 2007, November 15, 2007 and February 15, 2008; and the remaining $2,500,000 due on May 15, 2008. For the quarters ended June 30 2005 and 2006, the amounts of interest expense related to the Debenture and included in the accompanying condensed consolidated statements of operations, based on the stated interest rate, were $157,973 and $289,829, respectively. Accrued interest at March 31, 2006 was $444,670. This interest was paid in cash by the Company in May 2006.

On June 30, 2006, the Company entered into an amended secured convertible debenture in the amount of $15,149,650 with Cornell Capital (the “Amended Debenture”), replacing the Debenture. Under the terms of the Amended Debenture, the Company has agreed to make weekly scheduled principal payments of at least $250,000 commencing September 1, 2006 with interest on the outstanding principal balance payable at the same time. The Company has the right to make any and all such principal payments by issuing shares of its common stock to Cornell Capital provided that all such shares may only be issued by the Company if such shares are tradable under Rule 144 of the Securities and Exchange Commission, are registered for sale under the Securities Act of 1933 or are freely tradable by Cornell Capital without restriction. The amount of such shares shall be based upon the lower of $0.275 per share or 93% of the average of the two lowest daily volume weighted average per share prices of the Company’s common stock during the five days immediately following the scheduled payment date. Cornell Capital may elect to receive interest in cash or in the form of common stock. Cornell Capital may convert all or any part of the unpaid principal and accrued interest owed under the Amended Debenture into shares of our common stock at a conversion price of $0.275 per share. The Amended Debenture eliminated the requirement to renew the SEDA and is secured by a blanket lien on our assets. Like the Debenture, the Amended Debenture bears interest at an annual rate of 7.75%. The conversion price of the Amended Debenture may be adjusted if the Company issues additional equity or instruments convertible into equity in connection with a transaction such as a stock dividend or a stock split pursuant to a formula included in the Amended Debenture.

In connection with the issuance of the Debenture, the Company issued to Cornell Capital a five-year warrant to purchase 6,000,000 shares of its common stock at an exercise price of $0.50 per share (the “Warrant”). If the Company issues additional equity or instruments convertible into equity as described in the Warrant, or is deemed to have done so, at a lower per share price than the then-effective Warrant exercise price, the exercise price may be adjusted downward to such lower per share price. In that case, the number of shares issuable upon exercise of the Warrant would be increased so that the total exercise price would remain $3,000,000.

In connection with the issuance of the Amended Debenture, Cornell Capital was issued a warrant to purchase 10,000,000 shares of the Company’s common stock at a purchase price of $0.275 per share (the “Additional Warrant”). This Additional Warrant will expire one year after the date that the Company registers the underlying shares for resale by Cornell Capital with the Securities Exchange Commission. If the Company issues additional equity or instruments convertible into equity as described in the Additional Warrant, or is deemed to have done so, at a lower per share price than the then-effective Additional Warrant exercise price, the exercise price may be adjusted downward to such lower per share price. In that case, the number of shares issuable upon exercise of the Additional Warrant would be increased so that the total exercise price would remain $2,750,000.

The face amount of the Amended Debenture was reflected in the balance sheet at June 30, 2006, net of unamortized debt discount of $319,000. The net amount of the Amended Debenture reflects the fair market value on the date of issuance after allocating $319,000 of the proceeds to the Additional Warrant. This discount on the Amended Debenture will be amortized as a charge to interest expense over the term of the Amended Debenture.

The net carrying amount of the Debenture and the related amount of accrued interest, $14,590,399 and $149,650, respectively, were eliminated from the accounts in connection with the issuance of the Amended Debenture and the return of the Debenture, resulting in a loss on the extinguishment of the Debenture debt in the amount of $409,601. This amount was included in the accompanying statement of operations for the quarter ended June 30, 2006.

Interest expense amounts included in the accompanying condensed consolidated statements of operations for the quarters ended June 30, 2005 and 2006 included debt discount amortization related to the Debenture in the amounts of $50,475 and $97,140, respectively.

Notes Payable to Cornell Capital

During the two-year period ended March 31, 2006, the Company borrowed amounts from Cornell Capital that totaled $31,500,000 pursuant to a series of notes with maturities of one-year or less and annual interest rates ranging from 8% to 12%. A remaining total principal balance of $3,600,000, plus accrued interest of $392,953, was owed to Cornell Capital at March 31, 2006. These amounts were paid during the quarter ended June 30, 2006 with cash provided by the operating units. Interest expense amounts included in the accompanying condensed consolidated statements of operations for the quarters ended June 30, 2005 and 2006 related to the notes payable to Cornell Capital, based on the stated rates of interest, were $234,312 and $25,074, respectively,

Capital Leases

On June 30, 2006, the Company received $2,000,000 in cash proceeds from the sale of certain municipal wireless network equipment that has been deployed in Tempe, Arizona. Simultaneously, the Company entered into a leaseback agreement representing a capital lease. Accordingly, a fixed asset and a capital lease liability were recorded in the accounts at the present value of the future lease payments discounted at an assumed incremental borrowing rate of 10.25%, or $1,875,721. Under this lease, the Company is obligated to make 36 monthly payments commencing July 1, 2006; the lease contains an option to purchase the equipment at the end of the lease-term at a price equal to the fair market value of the equipment with this amount not to exceed 23% of the original cost of the equipment. The gain on the sale of the equipment $234,223 has been deferred and will be amortized to income over the term of the lease.

Debt Maturities

A summary of the balances owed under the Amended Debenture, capital leases, notes payable and other long-term liabilities at June 30, 2006 was as follows:

Amended Debenture issued to Cornell Capital	$15,149,650
Capital leases	1,991,580
Notes payable related to acquisitions	42,909
Other notes payable and long-term obligations	1,083,045
18,267,184
Less: Unamortized debt discount on the Amended Debenture	(319,000)
Less: Amounts due within one year	(12,254,350)
Long-term portion of debt	$5,693,834

At June 30, 2006, a summary of the future scheduled payments of the long-term portion of debt was as follows:

The twelve months ending --
June 30, 2008	$5,146,425
June 30, 2009	862,210
June 30, 2010	4,199
6,012,834
Less - Unamortized debt discount on the Amended Debenture	(319,000)
Long-term portion of debt	$5,693,834

NOTE 8-STOCKHOLDERS’ EQUITY

Standby Equity Distribution Agreement (the “SEDA”)

On May 13, 2004, the Company entered into the SEDA with Cornell Capital that provided, generally, that Cornell Capital would purchase up to $100 million of the common stock of Mobilepro over a two-year period, with the time and amount of such purchases, if any, at the Company’s discretion. Cornell Capital was entitled to purchase the shares at a 2% discount to a weighted-average market price of the common stock. The Company was obligated to pay a fee to Cornell Capital and other advisors at the time of each draw. On May 19, 2006, the SEDA expired.

Draws under the SEDA totaled $39,173,129, including $7,800,000 and $6,750,000 drawn during the quarters ended June 30, 2005 and 2006, respectively. The Company advanced a total of 183,996,589 shares of its common stock to the escrow agent in accordance with the terms of the SEDA since its inception at an average sale price of $0.2129 per share.

The discounts provided to Cornell Capital in connection with the sale of shares of common stock by the Company, amounting to $94,958 and $137,795 in the quarters ended June 30, 2005 and 2006, respectively, were included in interest expense in the accompanying condensed consolidated statements of operations.

Common Stock Transactions in the Quarter Ended June, 2006

In April 2006, the Company issued 6,021,624 shares of its common stock to a former officer pursuant to the exercise of a stock warrant.

In June 2006, the Company issued 200,000 shares of its common stock, valued at $36,000, in connection with the termination of an agreement with an investment banking firm.

During the quarter ended June 30, 2006, the Company issued 22,000,000 shares of common stock to the escrow agent for use under the SEDA. The termination of the SEDA will result in the return of 3,413,365 shares of common stock to the Company by the escrow agent.

NOTE 9-STOCK OPTIONS AND WARRANTS

The following tables summarize the stock option activity and the warrant activity for the quarters ended June 30, 2005 and 2006:

Stock Options --	Number of Options	Weighted-Average Exercise Price
Outstanding – March 31, 2006	11,076,000	$0.2260
Granted	-	$-
Exercised	-	$-
Cancelled	-	$-
Outstanding – June 30, 2006	11,076,000	$0.2260

Exercisable – June 30, 2006	4,854,759	$0.2302

Stock Warrants --	Number of Warrants	Weighted-Average Exercise Price
Outstanding – March 31, 2006	94,932,500	$0.1669
Granted	10,250,000	$0.2732
Exercised	(6,021,524)	$0.0180
Cancelled	(478,476)	$0.0180
Outstanding – June 30, 2006	98,682,500	$0.1877

Exercisable – June 30, 2006	81,869,834	$0.1849

Options to purchase common stock that are awarded pursuant to the terms of the 2001 Plan are ten-year options that typically vest over two to three year periods according to a defined schedule. The vesting of certain options during fiscal year 2007 will depend on the achievement of individual and company objectives. Unvested warrants to purchase common stock are vesting over periods that range from eleven to thirty-three months. The vesting of certain warrants awarded to certain of the Company’s officers will occur upon the achievement of individual and/or company objectives. Warrants typically expire on the ten-year anniversary of the date of award.

Effective April 1, 2006, the Company adopted the provisions of SFAS 123R that requires companies to record the compensation cost associated with stock options and warrants. As required by SFAS 123R, the Company has determined the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The model used by the Company in order to determine the fair values of the stock options and warrants awarded during the quarter ended June 30, 2006 and those previously awarded options and warrants with unvested portions at March 31, 2006 continues to be the Black-Scholes model. The Company used the prospective method in order to adopt this accounting standard. Accordingly, compensation expense has been recorded in the quarter ended June 30, 2006 related to new awards and the unvested stock options and warrants at March 31, 2006 on a straight-line basis over the applicable vesting periods. The operating results for the prior quarter were not restated.

For the quarter ended June 30, 2005, if compensation expense had been determined based on the fair value of the options at the grant dates consistent with the method of accounting proscribed by SFAS No. 123, as amended, the Company’s net income per share would have changed to the pro forma amount as presented below:

2005
Net income, as reported	$419,191
Add: Stock-based employee compensation expense included in reported net income	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,820,768)

Pro forma net loss	$(1,401,577)

Net income per share:
Diluted, as reported	$0.0010

Diluted, pro forma	$(0.0034)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for awards during the quarters ended June 30, 2005 and 2006:

	2005	2006
Dividend yield	-%	-%
Expected volatility	60%	60%
Risk-free interest rate	3.00%	4.00%
Expected term (in years)	10.00	10.00

For stock options and warrants granted during the quarters ended June 30, 2005 and 2006, the weighted-average grant-date fair values were $0.30 per share and $0.15 per share, respectively.

NOTE-10-BASIC AND DILUTED INCOME (LOSS) PER SHARE

Basic income (loss) per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted income (loss) per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The computation of dilutive income per share for the quarter ended June 30, 2005 was as follows:

Net income	$419,191

Weighted average number of shares outstanding during the period	360,778,231
Add: the treasury stock effect of stock options and warrants	39,571,209
Add: the effect of the assumed conversion of SEDA notes payable to common stock	11,157,620
Add: the effects of the assumed conversion of the Debenture and notes payable	1,941,180

Diluted number of shares outstanding	413,448,241

Net income per share:
Basic	$0.0012
Diluted	$0.0010

The effects of the assumed exercise of outstanding stock options and warrants and the assumed conversion of the Debenture and other convertible notes payable for the quarter ended June 30, 2006 were anti-dilutive as the Company incurred a net loss in this period.

NOTE 11-LITIGATION

During the quarter ended June 30, 2006, the Company was party to the following material legal proceedings.

1) On September 10, 2004, CloseCall was served a complaint in an action captioned Verizon Maryland Inc., Verizon New Jersey Inc., and Verizon Delaware Inc. (together referred to as “Verizon”) in the Circuit Court for Montgomery County, Maryland, whereby Verizon was attempting to recover “in excess of $1,000,000” based on alleged unpaid invoices for services provided to CloseCall. CloseCall also filed counterclaims against Verizon. The first claim related to Verizon’s refusal to resell certain bundled telecommunications services to CloseCall, despite repeated requests by CloseCall and the requirements of the Communications Act of 1934, as amended. In addition, CloseCall asserted damages as a result of Verizon’s entry into secret resale agreements with two CLECs, offering those companies deep discounts on telecommunications services not offered to other CLECs, including CloseCall. While CloseCall believed that its counterclaims against Verizon were valid and that it had meritorious defenses to the allegations contained in Verizon’s complaint, in June 2006, it elected to terminate these matters by agreeing to a settlement with Verizon. The effects of the settlement were reflected in the consolidated financial statement for the year ended March 31, 2006.

2) At the time that the Company acquired 95.2 % of the stock of Davel, Davel was a defendant in a civil patent infringement lawsuit captioned Gammino v. Cellco Partnership d/b/a Verizon Wireless, et al., filed in the United States District Court for the Eastern District of Pennsylvania. The case is in the discovery phase of the litigation. The plaintiff claims that Davel and other defendants allegedly infringed its patent involving the prevention of fraudulent long-distance telephone calls and is seeking damages in connection with the alleged infringement. Davel continues to review and investigate the allegations set forth in the complaint, continues to assess the validity of the Gammino Patents and is in the process of determining whether the technology purchased by Davel from third parties infringes upon the Gammino Patents. According to the terms of the Davel acquisition agreement, the former secured lenders, subject to certain limitations, have agreed to reimburse the Company for the litigation costs and any losses resulting from the Gammino lawsuit from future regulatory receipts that were assigned previously to them by Davel. Any such regulatory receipts are deposited into a third-party escrow account and are used to reimburse the Company for costs incurred. The secured lenders are not required to fund the escrow account or otherwise reimburse the Company for amounts, if any, in excess of actual regulatory receipts collected. Any amount remaining in the escrow account at the conclusion of the litigation is to be returned to the former secured lenders. The Company has received significant regulatory receipts that are being held in escrow. These funds can be used to reimburse the Company for costs, including legal fees, incurred in the defense or settlement of this litigation. The Company believes that there are sufficient funds in the escrow account to pay both its legal defense costs and any potential judgment that the Company believes could reasonably be expected.  This $7.5 million claim represents exposure to the Company in the event that escrowed regulatory receipts are insufficient to cover any potential judgment against the Company should it be found liable for the full monetary amount of the claim.

3) On August 6, 2006, the Company was served with notice of a lawsuit regarding the acquisition of Transcordia, LLC and related transactions. The Company is investigating the potential merits of the plaintiff's claims, but it believes that any potential exposure related to the claims against the Company is not likely to be material.

NOTE 12-SEGMENT INFORMATION

The Company’s reportable operating segments include voice services, Internet services and wireless networks. Results of operations and certain asset data relating to the Company’s business segments for the quarters ended June 30, 2005 and 2006 were as follows:

	Voice	Internet	Wireless
2005	Services	Services	Networks	Corporate	Total
Revenues	$18,462,451	$4,037,400	$5,994	$-	$22,505,845
Cost of revenues (excludes depreciation and amortization)	9,054,032	1,956,024	11,806	-	11,021,862
Other operating expenses	6,940,911	1,752,806	227,949	388,574	9,310,240
Depreciation and amortization	736,543	81,799	388	3,647	822,377
Interest expense, net	549	18,464	(74)	913,236	932,175
Net income (loss)	$1,730,416	$228,307	$(234,075)	$(1,305,457)	$419,191

Segment assets	$56,380,842	$17,960,916	$8,082,405	$2,778,615	$85,202,778
Fixed assets, net of accumulated depreciation	$11,729,485	$1,366,679	$257,127	$3,645	$13,356,936
Goodwill, net of impairment	$22,709,478	$13,986,759	$494,219	$-	$37,190,456

	Voice	Internet	Wireless
2006	Services	Services	Networks	Corporate	Total
Revenues	$16,084,041	$4,220,433	$3,038,312	$-	$23,342,786
Cost of revenues (excludes depreciation and amortization)	8,978,573	1,980,462	1,802,923	-	12,761,958
Other operating expenses	6,983,699	2,190,690	2,030,287	1,736,881	12,941,557
Depreciation and amortization	823,690	111,797	395,424	-	1,330,911
Goodwill impairment charges	-	348,118	-	-	348,118
Restructuring charges	-	22,036	-	281,635	303,671
Interest expense, net	(133,388)	582	(13,759)	540,643	394,078
Net income (loss)	$(568,533)	$(433,252)	$(1,176,563)	$(2,559,159)	$(4,737,507)

Segment assets	$47,236,418	$17,604,384	$28,477,183	$890,858	$94,208,843
Fixed assets, net of accumulated depreciation	$10,921,588	$1,505,093	$6,088,935	$-	$18,515,616
Goodwill, net of impairment	$20,531,278	$15,142,567	$12,075,933	$-	$47,749,778

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

High Ridge Commons
Suites 400-403
200 Haddonfield Berlin Road
Gibbsboro, New Jersey 08026
(856) 346-2828 Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Mobilepro Corp. and Subsidiaries
Bethesda, Maryland

We have audited the accompanying consolidated balance sheets of Mobilepro Corp. and Subsidiaries as of March 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobilepro Corp. and Subsidiaries as of March 31, 2006 and 2005 and the results of its operations, changes in stockholders’ equity and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey
June 16, 2006

MOBILEPRO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31,

ASSETS

	2005	2006

CURRENT ASSETS
Cash and cash equivalents	$4,669,787	$5,397,881
Restricted cash	429,954	352,200
Accounts receivable, net	12,658,313	10,481,632
Prepaid expenses and other current assets	2,511,697	3,399,864
Total Current Assets	20,269,751	19,631,577

FIXED ASSETS, NET OF ACCUMULATED DEPRECIATION	13,193,056	15,859,254

OTHER ASSETS
Goodwill, net of impairment	32,579,099	47,788,167
Customer contracts and relationships, net of amortization	2,965,456	8,777,502
Other intangible assets, net of amortization	1,511,005	449,999
Deferred financing fees, net of amortization	1,026,667	146,667
Other assets	1,277,897	1,337,887
	39,360,124	58,500,222
TOTAL ASSETS	$72,822,931	$93,991,053

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31,
(CONTINUED)

LIABILITIES AND STOCKHOLDERS' EQUITY

	2005	2006

CURRENT LIABILITIES
Current portion of convertible debenture	$—	$4,500,000
Notes payable	25,535,263	3,964,959
Accounts payable and accrued expenses	19,863,088	17,707,471
Deferred revenue	3,470,731	4,343,754
Total Current Liabilities	48,869,082	30,516,184

LONG-TERM LIABILITIES
Convertible debenture, net of unamortized debt discount and
current portion	—	9,995,243
Notes payable and other long-term liabilities, net of current maturities	999,196	650,419
Total Long-Term Liabilities	999,196	10,645,662

TOTAL LIABILITIES	49,868,278	41,161,846

MINORITY INTERESTS	600,000	—

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 20,035,425 shares authorized,
35,378 shares issued and outstanding at March 31, 2005 and 2006	35	35
Common stock, $.001 par value, 1,500,000,000 shares authorized,
355,918,011 and 560,666,949 shares issued and outstanding
at March 31, 2005 and 2006	355,918	560,667
Additional paid-in capital	43,195,250	83,641,462
Accumulated deficit	(21,196,550)	(31,372,957)
Total Stockholders' Equity	22,354,653	52,829,207
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$72,822,931	$93,991,053

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31,

	2005	2006

REVENUES	$46,508,144	$99,013,467

OPERATING COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	22,551,240	49,082,244
Payroll, professional fees and related expenses	12,586,034	19,496,724
Advertising and marketing expenses	1,610,285	3,067,702
Office rent and expenses	952,475	2,285,139
Other general and administrative expenses	10,262,056	21,646,277
Depreciation and amortization	2,067,213	4,310,742
Goodwill impairment charges	—	4,446,544
Settlement of litigation and other claims	—	1,077,000
Restructuring charges	—	825,703
Total Operating Costs and Expenses	50,029,303	106,238,075

OPERATING LOSS	(3,521,159)	(7,224,608)

INTEREST EXPENSE, NET	(1,838,563)	(2,838,394)

MINORITY INTERESTS IN NET INCOME OF
CONSOLIDATED SUBSIDIARIES	—	(113,405)
NET LOSS BEFORE PROVISION FOR INCOME TAXES	(5,359,722)	(10,176,407)
Provision for Income Taxes	—	—

NET LOSS APPLICABLE TO COMMON SHARES	$(5,359,722)	$(10,176,407)

NET LOSS PER SHARE
Basic	$(0.0185)	$(0.0248)
Diluted	$(0.0185)	$(0.0248)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	289,933,904	411,157,718

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 2005 AND 2006

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

BALANCE - MARCH 31, 2004	35,378	$35	220,493,159	$220,493	$15,902,619	$(15,836,828)	$286,319

Shares issued under the $10 million Equity Line of Credit	—	—	10,000,000	10,000	4,031,691	—	4,041,691
Shares issued pursuant to settlement agreement	—	—	2,000,000	2,000	88,000	—	90,000
Shares issued for services related to SB-2 filing	—	—	8,000,000	8,000	1,752,000	—	1,760,000
Shares issued for cash	—	—	2,446,037	2,446	82,053	—	84,499
Shares issued for consulting services	—	—	600,000	600	30,400	—	31,000
Shares issued in acquisition of ShreveNet, Inc.	—	—	878,816	879	189,121	—	190,000
Shares issued in acquisition of Affinity Telecom	—	—	5,000,000	5,000	—	—	5,000
Shares issued in acquisition of CloseCall America, Inc.	—	—	39,999,999	40,000	9,960,000	—	10,000,000
Warrants issued in acquisition of Davel Communications, Inc.	—	—	—	—	333,500	—	333,500
Terminated put agreement with prior Affinity Telecom shareholders	—	—	—	—	995,000	—	995,000
Shares issued in acquisition of the assets of Web One, Inc.	—	—	1,500,000	1,500	298,500	—	300,000
Terminated put agreement with prior DFW Internet Services, Inc. shareholders	—	—	—	—	250,000	—	250,000
Shares issued under the $100 million Standby Equity Distribution Agreement	—	—	65,000,000	65,000	9,282,366	—	9,347,366
Net loss for the year	—	—	—	—	—	(5,359,722)	(5,359,722)
BALANCE - MARCH 31, 2005	35,378	35	355,918,011	355,918	43,195,250	(21,196,550)	22,354,653

Shares issued under the $100 million Standby Equity Distribution Agreement	—	—	95,000,000	95,000	22,055,740	—	22,150,740
Issuance of warrant in connection with convertible debenture	—	—	—	—	853,200	—	853,200
Financing fee related to convertible debenture	—	—	—	—	(1,295,000)	—	(1,295,000)
Shares issued for consulting and investment banking services	—	—	447,172	447	82,053	—	82,500
Acquisition of WazAlliance	—	—	933,334	933	134,400	—	135,333
Acquisition of Evergreen Broadband	—	—	1,505,360	1,505	229,568	—	231,073
Acquisition of AFN	—	—	10,000,000	10,000	1,490,000	—	1,500,000
Acquisition of InReach Internet	—	—	3,669,725	3,670	796,330	—	800,000
Acquisition of Kite Broadband and Kite Networks	—	—	90,000,000	90,000	15,570,000	—	15,660,000
Settlement with former owners of Affinity Telecom	—	—	(1,685,000)	(1,685)	(335,315)	—	(337,000)
Common stock registration costs	—	—	—	—	(34,419)	—	(34,419)
Conversion of notes payable and debentures	—	—	4,046,732	4,047	900,487	—	904,534
Exercise of common stock warrant	—	—	831,615	832	(832)	—	—
Net loss for the year	—	—	—	—	—	(10,176,407)	(10,176,407)
BALANCE - MARCH 31, 2006	35,378	$35	560,666,949	$560,667	$83,641,462	$(31,372,957)	$52,829,207

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31,

	2005	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,359,722)	$(10,176,407)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Goodwill impairment charges	—	4,446,544
Depreciation and amortization	2,067,213	4,310,742
Restructuring charges	—	825,703
Noncash interest expense	375,150	752,565
Minority interests	—	113,405
Investments received for services	(450,000)	—
Other	31,000	32,019
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(307,335)	2,356,109
(Increase) decrease in other current assets	916,786	(658,878)
(Increase) in other assets	(384,910)	(767,296)
Increase (decrease) in accounts payable and
and accrued expenses	3,141,501	(4,038,760)
Increase (decrease) in deferred revenue	609,979	(54,635)
	5,999,384	7,317,518
Net cash provided by (used in) operating activities	639,662	(2,858,889)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	(1,192,608)	(6,778,129)
Cash paid for acquisitions	(32,960,500)	(4,297,252)
Cash received in acquisition of subsidiaries	5,827,223	314,124
Capital expenditures, net	(2,109,338)	(4,814,174)
Net cash (used in) investing activities	(30,435,223)	(15,575,431)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock issuances	13,098,406	22,616,456
Proceeds from the issuance of the convertible debenture	—	15,500,000
Retirement of acquisition bridge loan	—	(13,000,000)
Borrowings/(payments) under other notes payable, net	19,411,335	(8,271,567)
Investment by minority interests	—	3,612,525
Debt financing fees	—	(1,295,000)
Net cash provided by financing activities	32,509,741	19,162,414

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED MARCH 31,
(CONTINUED)

	2005	2006

NET INCREASE IN CASH AND CASH EQUIVALENTS	$2,714,180	$728,094
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	1,955,607	4,669,787
CASH AND CASH EQUIVALENTS - END OF YEAR	$4,669,787	$5,397,881

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid during the year for interest	$533,050	$1,651,670

SUPPLEMENTAL DISCLOSURE OF NONCASH
ACTIVITIES:
Issuance of common stock for:
Acquisition of Kite Broadband	$—	$15,660,000
Acquisition of AFN	$—	$1,500,000
Acquisition of InReach	$—	$800,000
Acquisition of Evergreen	$—	$231,073
Acquisition of WazAlliance	$—	$135,333
Investment banker retainer fee	$—	$58,500
Debt financing fees paid in common stock	$1,760,000	$—
Goodwill recorded in acquisitions	$32,785,618	$18,336,791
Amortization of SEDA deferred financing fees	$—	$880,000
Liability for common stock to be issued	$300,000	$53,167
Assignment of bridge debentures receivable	$1,000,000	$—
Adjustment to minority interest	$—	$150,000

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEPRO CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005 AND 2006

NOTE 1-ORGANIZATION

Overview

MobilePro Corp., incorporated under the laws of the State of Delaware in July 2000, is a broadband wireless, telecommunications, and integrated data communication services company that delivers a comprehensive suite of voice and data communications services to its customers, including local exchange, long distance, enhanced data, Internet, cellular, and wireless broadband, through its operations in three industry segments - voice services, Internet services and wireless networks. Together with its consolidated subsidiaries, Mobilepro Corp. is hereinafter referred to as “Mobilepro” or the “Company”.

The Company’s voice services segment includes the operations of CloseCall America, Inc. (“CloseCall”), a Stevensville, Maryland-based competitive local exchange carrier (a “CLEC”), Davel Communications, Inc. (“Davel”), a Cleveland, Ohio-based independent payphone provider, and American Fiber Network, Inc. (“AFN”), a CLEC based in Kansas City, Kansas. The Company’s Internet services segment includes DFW Internet Services, Inc. (“DFW”, doing business as Nationwide Internet), an Irving, Texas-based Internet services provider, its acquired Internet service provider subsidiaries, and InReach Internet L.L.C. (“InReach”), an Internet service provider based in Stockton, California. The Company’s municipal wireless networks operations are conducted primarily in Phoenix, Arizona, by a wholly owned subsidiary, NeoReach, Inc. (“NeoReach”), and its subsidiary, Kite Networks, Inc. (formerly known as NeoReach Wireless, Inc.). The wireless networks segment also includes the operations of the Company’s subsidiary, Kite Broadband, LLC (“Kite Broadband”), a broadband wireless service provider based in Ridgeland, Mississippi.

Summary of Acquisition Activities

In April 2004, DFW acquired August.net Services LLC, an Internet service provider located in Texas, for $1,730,000 in cash and promissory notes.

In June 2004, DFW acquired ShreveNet, Inc. (“ShreveNet”), an Internet service provider located in Louisiana, for $1,250,000 in cash and common stock. The issued shares were valued at a fair value of $190,000 based on the average 20-day closing price ($0.2162 per share) prior to June 3, 2004. Mobilepro issued the common stock in August 2004.

In June 2004, DFW acquired certain assets of Crescent Communications, Inc., an Internet service provider located in Houston, for $1,194,767 in cash and a promissory note.

In June 2004, the Company acquired US1 Telecommunications, Inc. (“US1”), a long distance provider located in Kansas, for $135,282 in cash and conditional promissory notes.

In July 2004, DFW acquired Clover Computer Corporation (“Clover”), a Coshocton, Ohio-based Internet services provider with operations in several Ohio cities, for $1,216,993 in cash and promissory notes.

In July 2004, DFW acquired Ticon.net (“Ticon”), a Janesville, Wisconsin-based Internet service provider with operations in Janesville and Milwaukee, for $1,000,000 in cash and promissory notes.

In August 2004, the Company acquired Affinity Telecom (“Affinity”), a Michigan-based CLEC and long distance carrier. The Company paid $2,176,000 in cash, notes, and a convertible note.

In August 2004, DFW acquired the customer base, corporate name and certain other assets of Web One, Inc. (“Web One”), a Kansas City, Missouri-based Internet service and web-hosting provider, for $1,960,000 in cash and common stock.

In September 2004, DFW acquired World Trade Network, Inc. an Internet services provider based in Houston, for $1,200,000 in cash and promissory notes.

In September 2004, DFW acquired The River Internet Access Co. (“The River”), an Internet services provider based in Tucson, Arizona, for $2,467,204 in cash and promissory notes.

In October 2004, Mobilepro acquired CloseCall, a CLEC offering local telephone service, long distance service, 1.800CloseCall prepaid calling cards, and wireless, dial-up and DSL Internet services. The purchase price included 1) a cash payment of $8,000,000, 2) 39,999,999 shares of Mobilepro’s common stock valued at $10,000,000, and 3) warrants to purchase 3,500,000 additional shares of Mobilepro’s common stock exercisable at $0.30 per share for 2,500,000 shares and $0.35 per share for 1,000,000 shares.

In November 2004, Mobilepro acquired Davel, the owner and operator of payphones predominantly located in 44 states and the District of Columbia. In connection with this transaction, the Company acquired all of Davel’s senior secured debt in the approximate principal amount of $103.1 million, a $1.3 million note receivable from Davel held by one of its secured lenders, and approximately 95.2% of the common stock of Davel. The purchase price included cash of $14,000,000 plus warrants to purchase up to 5,000,000 shares of common stock at the price of $0.30 per share. In May 2005, the Company purchased the remaining 4.8% of Davel’s outstanding common stock for $450,000 cash.

In May 2005, NeoReach acquired WazAlliance, a network of metro-wide commercial and residential wireless Internet access zones for a total purchase price of $257,500. Consideration included the issuance of 760,000 shares of Mobilepro’s common stock valued at $110,200, a liability to issue an addition 540,000 shares of common stock valued at $78,300, and the payment of certain liabilities in the amount of $69,000 on behalf of WazAlliance. Subsequent to the acquisition, 173,334 of the additional shares of common stock were issued.

In June 2005, the Company acquired Evergreen Open Broadband (“Evergreen”), a wholesale wireless Internet service provider based in Boston, for a purchase price of approximately $231,073 representing 1,505,360 shares of Mobilepro common stock valued at $0.1535 per share based on the date that the parties reached agreement on the terms of the acquisition.

In June 2005, Mobilepro acquired 100% of the outstanding common stock of AFN (see Note 5), a CLEC that is licensed to provide local telephone, long distance and/or Internet services throughout the United States, for a cost of $3,434,331, including 10,000,000 shares of Mobilepro common stock, valued at $1,500,000 based on the value of the Company's common stock at the time that the substantive terms of the acquisition were accepted, a cash payment of $1,500,000 and the excess of liabilities assumed over the fair value of assets acquired. The assumed liabilities included $1,337,103 payable to a related party company that supplied administrative and support services to AFN.

In September 2005, AFN acquired the assets of AllCom USA and their long distance and T-1 customers for $300,000 cash, providing the Company with an additional base of customers for bundled services.

In November 2005, Mobilepro acquired InReach for a cost of $2,966,861, including cash payments of $2,166,861 and 3,669,725 shares of Mobilepro common stock, valued at $800,000 based on the value of the Company's common stock at the time that the substantive terms of the acquisition were accepted (see Note 6).

On January 31, 2006, the Company acquired the 49% minority interest in Kite Broadband and 100% of the outstanding common stock of Kite Networks, Inc. for 90,000,000 shares of the Company’s common stock, subject to certain post-closing adjustments (see Note 7). For accounting purposes, the common stock was valued at $15,660,000, or $0.174 per share, the closing price per share on the date that the acquisition was announced. Subsequent to the acquisition, Kite Networks, Inc. was merged into NeoReach Wireless, Inc., and the combined entity was renamed Kite Networks, Inc. (“Kite Networks”).

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. In accordance with the requirements of Statement of Financial Accounting Standard (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has provided certain financial information relating to the operating results and assets of its industry segments (see Note 16) based on the manner in which management disaggregates the Company’s financial reporting in making internal operating decisions.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

Certain prior-period financial statement balances have been reclassified to conform to the March 31, 2006 presentation. The reclassifications resulted in no changes to the accumulated deficits reported in prior periods.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash or cash equivalents. The Company maintains cash and cash equivalents with financial institutions that exceed the limit of insurability under the Federal Deposit Insurance Corporation. However, due to management’s belief in the financial strength of the financial institutions, including primarily Bank of America, management does not believe the risk of keeping deposits in excess of federal deposit limits to be a material risk.

Restricted Cash

The Company is required to maintain letters of credit collateralized by cash as additional security for the performance of obligations under certain service agreements. The cash collateral is restricted and is not available for the Company’s general working capital needs. The letters of credit expire at various dates through the remainder of calendar 2006.

Revenue Recognition

The Company derives a material portion of its revenues through the provision of local telephone, long distance, wireless calling and Internet access services to subscribers. The Company recognizes revenue related to these telecommunications services when such services are rendered and collection is reasonably assured; it defers revenue for services that the Company bills in advance. Revenue related to service contracts covering future periods is deferred and recognized ratably over the periods covered by the contracts.

A material amount of the Company’s revenues is also generated from the use of Davel’s payphones. Davel derives its payphone revenue from two principal sources: coin calls and non-coin calls. Revenue related to all calls, including dial-around compensation and operator service revenue, is recognized in the periods that the customers place the calls. Any variations between recorded amounts of revenue and actual cash receipts are accounted for at the time of receipt.

Non-coin operator service calls are handled by independent operator service providers. These carriers assume billing and collection responsibilities for operator-assisted calls originating on Davel’s payphone network and pay commissions to Davel based upon gross revenue. Davel recognizes revenue related to operator service calls in amounts equal to the commissions that it is entitled to receive in the periods that the services are rendered.

Davel also recognizes revenue related to non-coin dial-around calls that are initiated from a Company payphone in order to gain access to a specific long distance company or to make a standard toll free call. Revenue related to such dial-around calls is recognized initially based on estimates. The inter-exchange carriers have historically paid for fewer dial-around calls than are actually made and the collection period for dial-around revenue is generally four to six months, but can be in excess of one year. Most dial-around receivable amounts are received early in each calendar quarter from an industry clearinghouse organization, one quarter in arrears. For example, Davel received its dial-around receipts related to the quarter ended December 31, 2005 in April 2006, allowing it to adjust the fourth calendar quarter dial-around receivable amount included in the balance sheet at March 31, 2006 based on the actual collection experience. Davel’s estimate of revenue for the most recent calendar quarter is based on the historical analysis of calls placed and amounts collected. These analyses are updated on a periodic basis. Recorded amounts of revenue may be adjusted based on actual receipts and/or the subsequent revision of prior estimates. Reported revenues for the fiscal years ended March 31, 2005 reflected a reduction to previously recorded revenues of $167,319. There were no such adjustments for the year ended March 31, 2006. Total dial-around revenue amounts for the fiscal years ended March 31, 2005 (from acquisition date) and 2006 were $5,115,441 and $9,655,514, respectively.

Accounts Receivable

The Company conducts business and generally extends 30 days of credit to customers based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances and based to a significant extent on recent historical overall account write-off experience. The Company had allowances for doubtful accounts of $529,945 and $883,232 at March 31, 2005 and 2006, respectively, relating to accounts receivable other than dial-around compensation amounts.

Accounts receivable balances relating to dial-around revenues are concentrated with companies in the telecommunications industry. Accordingly, the credit risk associated with such accounts receivable will fluctuate with the overall condition of the telecommunications industry. A primary component of such accounts receivable balance includes an amount that the Company expects to collect related to the most recent calendar quarterly period as described above. The estimated dial-around receivable amount at each balance sheet date is based on the Company’s historical collection experience. Dial-around receivable amounts included in the balance sheets at March 31, 2005 and 2006 were $6,472,348 and $4,509,063, respectively. During all periods presented, credit losses, to the extent identifiable, were generally within management’s overall expectations.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Financing Fees

The financing fees paid in May 2004 to Cornell Capital Partners, L.P. (“Cornell Capital”) and others related to the negotiation of the Standby Equity Distribution Agreement (the “SEDA”) were deferred and, in the current year, were amortized against additional paid-in-capital on a straight-line basis over the twenty-four (24) month term of the SEDA. These fees were paid with the issuance of 8,000,000 shares of Mobilepro common stock valued in the amount of $1,760,000. The Company recorded amortization of approximately $733,000 and $880,000 in the fiscal years ended March 31, 2005 and 2006, respectively. The prior year amounts were included in depreciation and amortization expense. The fees paid to Cornell Capital and others at the time that funds are drawn under equity lines of credit (3% for the SEDA), amounting to $588,500 in the year ended March 31, 2006, were charged to additional paid-in-capital. Such fees for the year ended March 31, 2005, amounting to approximately $1,061,000, were charged to professional fees.

The Company also incurred financing costs of $1,295,000 in May 2005 in connection with issuance of the $15.5 million convertible debenture to Cornell Capital and the early retirement of the bridge loan (see Note 9). These costs, including fees paid in cash to Cornell Capital, were charged to additional paid-in-capital.

Accounting for Stock Options and Warrants

The Company accounts for its stock-based compensation under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. APB Opinion No. 25 provides that compensation expense relative to a Company’s employee stock options is measured based on the intrinsic value of the stock options at the measurement date.

Property, Plant and Equipment

Furniture and equipment are included in fixed assets in the accompanying balance sheets and are stated at cost. Depreciation expense is computed using the straight-line method during the estimated useful life of each asset. When an asset is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. At March 31, 2005 and 2006, property, plant and equipment values were as follows:

	Estimated Useful Lives (in years)	2005	2006
Furniture and fixtures	7	$387,861	$698,828
Machinery and equipment	5	13,584,088	20,561,029
Leasehold improvements	7	263,452	788,610
Vehicles	5	287,733	204,205
Subtotals		14,523,134	22,252,672
Less accumulated depreciation		(1,330,078)	(6,393,418)
Fixed assets, net		$13,193,056	$15,859,254

Advertising Contracts

CloseCall uses print, signage, radio and television advertising to market services to customers of certain local professional sports teams. Advertising programs include the use of long-term contracts. Upon the negotiation of such a contract, the Company records the cost of the advertising program as an asset, and amortizes the balance to operating expenses over the life of the contract. At March 31, 2006, prepaid expenses and other assets included balances of $366,995 and $474,569, respectively, related to such contracts. The corresponding contract liability is paid typically in installments. At March 31, 2006, accounts payable and long-term liabilities included balances of $304,560 and $475,493, respectively, that are payable under such contracts. At March 31, 2005, similar amounts were immaterial.

Customer Contracts and Relationships

In connection with the acquisition of certain customer rights under an agreement with Sprint Communications Company L.P. (“Sprint”), Kite Broadband made an up-front payment of $6,578,550, after adjustment for the difference in the closing number of customers subscribing to the service as compared to a target subscriber number. Accordingly, the amount of this payment, which is also net of the portion allocated to the value of the tangible assets and adjusted to include payments for legal and direct professional advisory fees, was capitalized and allocated between the value ascribed to the initial three-year term of the agreement with Sprint, amounting to $1,966,200, and the value ascribed to the bargain purchase option, amounting to $4,612,350.

The amount assigned to the initial term of the agreement is being amortized on a straight-line basis over the initial three-year term. The Company has estimated the total life of this arrangement to be ten years based upon an analysis of the operating history of the subscriber base and the average monthly disconnects. The Company intends to evaluate the value of these intangible assets for potential impairment at least annually and to adjust both the asset values and the prospective life in the future if determined necessary. For the year ended March 31, 2006, amortization expense was approximately $493,000, representing the amount of amortization recorded by Kite Broadband since it began operations on July 1, 2005.

This account also includes location contracts with net balances of $2,965,456 and $2,220,479 at March 31, 2005 and 2006, respectively, representing Davel acquisition costs allocated to location owner payphone contracts and other costs associated with obtaining written and signed location contracts. These other assets are amortized on a straight-line basis over their estimated useful lives based on contract terms (generally 5 years). Accumulated amortization related to these contracts at March 31, 2005 and 2006 was $267,586 and $859,276, respectively. Amortization related to location contracts was $267,586 and $625,682, respectively, for the fiscal years ended March 31, 2005 (from acquisition date) and 2006.

Investments

During the year ended March 31, 2005, the Company provided certain management services to two emerging technology firms. As consideration, the Company received a 5% ownership in each firm. These investments were recorded in the amounts of $300,000 and $150,000, respectively, approximating the value of the services provided. The cost basis of the common stock, $450,000, was included in other assets at March 31, 2005 and 2006. The shares of common stock held by the Company are considered to be available-for-sale securities. If a decline in the fair value of these securities is judged by management to be other than temporary, the cost basis of the securities would be written down to fair value at that time.

Accounts Payable and Accrued Liabilities

At March 31, 2005 and 2006, accounts payable and accrued liabilities consisted of the following:

	2005	2006
Accounts payable	$10,320,246	$10,534,520
Accrued location usage fees	3,763,596	2,271,060
Accrued restructuring costs	-	486,311
Accrued compensation	2,147,138	1,048,027
Accrued interest expense	937,509	873,206
Other accrued liabilities	2,694,599	2,494,347
Totals	$19,863,088	$17,707,471

Income Taxes

Effective July 14, 2000, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. The statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting bases and tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Because of its history of losses, the Company has not had any material federal or state income tax obligations.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board revised SFAS No. 123. The revision was entitled “Share-Based Payment” (“SFAS No. 123R”), replacing SFAS 123 and superseding APB No. 25, and its scope encompasses a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

SFAS 123R requires that the compensation cost relating to share-based payment transactions be recorded in financial statements. For each transaction, compensation cost is to be measured based on the fair value of the equity or liability instrument issued. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition of compensation expense. In accordance with a recently-issued Securities and Exchange Commission rule, small business registrants will be allowed to implement SFAS No. 123R as of the beginning of the first fiscal year that begins after December 15, 2005. Accordingly, the Company will adopt SFAS No. 123R for the fiscal quarter ending June 30, 2006.

Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company intends to use the prospective method in order to adopt this accounting standard. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123R. The Company expects that its adoption will have a material impact on the company’s consolidated financial position and consolidated results of operations including an increase in compensation expense for equity instruments issued to employees. The Company has not yet determined the effect of adopting SFAS No. 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123.

NOTE 3-IMPAIRMENT OF GOODWILL

At March 31, 2006, the Company’s balance sheet included intangible assets with an aggregate carrying value of approximately $57,162,000, representing approximately 61% of total assets and including approximately $48,788,000 in goodwill. Substantially, this goodwill was recorded in connection with the series of acquisitions completed by the Company since April 1, 2004. Accounting for acquisitions during the year ended March 31, 2006, including the acquisitions of AFN, InReach, Kite Broadband and Kite Networks, resulted in additions to goodwill that totaled approximately $17,843,000. Generally accepted accounting principles require that the Company assess the fair values of acquired entities at least annually in order to identify any impairment in the values. However, on a quarterly basis, management is alert for events or circumstances that would indicate that, more likely than not, the fair value of a reporting segment has been reduced below its carrying amount. If there is a determination that the fair value of an acquired entity is less than the corresponding net assets amount, including goodwill, an impairment loss would be identified and recorded at that time.

During the fiscal years ended March 31, 2006, neither the Internet services segment nor the voice services segment performed as expected. As a result, management has reviewed the carrying values of the assets of these segments and determined that an adjustment for goodwill impairment was appropriate. The Company recorded an impairment charge in the amount of $4,446,544, including $2,627,635 relating to the Internet service companies and $1,818,910 relating to Affinity. The loss of dial-up Internet access customers, the steady loss of Affinity customers, and bad debt losses related to Affinity customers (occurring at a greater rate than in the Company’s other CLEC companies), all contributed to the net losses incurred by these segments during the latter portion of fiscal 2006. The impairment charge included approximately 17.2% and 84.5% of the goodwill determined at acquisition related to the Internet service companies (excluding InReach) and Affinity, respectively.

NOTE 4-RESTRUCTURING OF OPERATIONS

During the current year, management has focused on the integration of the operations of the acquired companies, in particular the operations of the Internet services business segment. The efforts are focused on combining service offerings, consolidating network operations and customer support locations, and reducing operating costs. As a result of this effort, the Company recorded a restructuring charge of $825,703 in the year ended March 31, 2006, including $393,312 related to the loss expected on the abandonment of leased facilities, $339,391 related to the loss expected upon the disposal of excess equipment, and $93,000 related to the termination of certain employees. The Company expects to record an additional restructuring charge in the fiscal quarter ending June 30, 2006.

NOTE 5-THE ACQUISITION OF AFN

The acquisition of AFN, that occurred on June 30, 2005, has been accounted for under the purchase method of accounting. Accordingly, AFN is treated as a wholly owned subsidiary of the Company. The operating results of AFN are included in the operating results of the Company from and including July 1, 2005. The following unaudited pro forma information for the years ended March 31, 2005 and 2006 has been presented as if the acquisition occurred on April 1, 2004, and reflects the elimination of revenues recorded on the books of both US1 and AFN, and the issuance of 10,000,000 shares of the Company’s common stock. The unaudited pro forma information does not necessarily represent the actual results that would have been achieved had the companies been combined at April 1, 2004, and may not be indicative of future operating results.

	Years Ended March 31,
	2005	2006
Revenues	$52,896,981	$100,576,235
Net loss	$(4,989,377)	$(10,066,236)
Net loss per share:
Basic	$(0.0166)	$(0.0243)
Diluted	$(0.0166)	$(0.0243)
Weighted average shares outstanding	299,933,904	413,657,718

NOTE 6-THE ACQUISITION OF INREACH

The acquisition of InReach occurred on November 1, 2005, and has been accounted for under the purchase method of accounting. Accordingly, InReach is treated as a wholly owned subsidiary of the Company. The operating results of InReach are included in the operating results of the Company from and including November 1, 2005. The following unaudited pro forma information for the years ended March 31, 2005 and 2006 has been presented as if the acquisition occurred on April 1, 2004, and reflects the issuance of 3,669,725 shares of the Company’s common stock. The unaudited pro forma information does not necessarily represent the actual results that would have been achieved had the companies been combined at April 1, 2004, and may not be indicative of future operating results.

	Years Ended March 31,
	2005	2006
Revenues	$53,308,370		$102,530,053
Net loss	$(5,225,053)		$(9,867,438)
Net loss per share:		$
Basic	$(0.0178)		(0.0239)
Diluted	$(0.0178)		$(0.0239)
Weighted average shares outstanding	293,603,629		413,298,391

NOTE 7-THE FORMATION OF KITE BROADBAND

In June 2005, Kite Broadband was funded with the Company making an investment of $3,825,000 in cash and receiving 51% ownership. The minority owners invested $3,675,000 in cash. On June 30, 2005, Kite Broadband closed a Master Agreement for Services (the “Sprint Agreement”) with Sprint under which the Company shall provide services to Sprint’s broadband customers in fourteen (14) metropolitan markets for a period of three years utilizing the Sprint mark. The Sprint Agreement covers, among other things, the provisioning of certain customer-facing services, such as customer operations and call center management, sales, marketing, billing, collection, installation and repair. Sprint continues to provide network support and transport services. The customers remain Sprint customers during the initial three-year term of the Sprint Agreement. Upon expiration of the Sprint Agreement, the Company will have the option to acquire the then existing customers pursuant to the terms of the Sprint Agreement. All network and spectrum assets will remain Sprint property. In December 2005, Kite Broadband made a cash distribution of $127,500 to its investors. The Company’s share of the distribution was $65,025.

The operating results of Kite Broadband have been included in the operating results of the Company from and including July 1, 2005, the date that operations commenced. The revenues and income, net of minority interest, reported by Kite Broadband and included in the consolidated results of operations for the year ended March 31, 2006 were approximately $9,669,000 and $86,000, respectively.

On January 31, 2006, the Company acquired the minority interest in Kite Broadband and the business of Kite Networks. On the acquisition date, the balance of the minority interest in Kite Broadband was approximately $3,797,000. The operations of Kite Networks were not material to the Company’s consolidated financial statements as its most significant asset was its investment in Kite Broadband.

NOTE 8-EXCHANGE OF PAYPHONES

In September 2005, Davel sold the majority of the payphones and certain related assets and liabilities of its Bronx, New York field service office (2,204 payphones) for a net selling price of $962,246. Davel recognized a $91,373 gain on the sale of the net assets and incurred $144,073 of exit and disposal activity costs associated with the closing of its Bronx field service office. The net loss before income taxes of $52,700 is included in other general and administrative expenses in the accompanying consolidated statement of operations for the year ended March 31, 2006. Davel also entered into agreements with the purchaser of its payphones to acquire certain of their payphones in Florida and to maintain, to service and to collect Davel’s remaining payphones in the New York City area. On September 30, 2005, Davel acquired 2,240 payphones located in Florida from the purchaser for a net purchase price of $784,000.

NOTE 9-NOTES PAYABLE

Secured Convertible Debenture

On May 13, 2005, the Company issued a secured convertible debenture (the “Debenture”) to Cornell Capital in the aggregate amount of $15,500,000. The Company used most of the proceeds to pay in full the remaining $13,000,000 balance of a note payable that bore interest at the rate of 23% and was due on November 15, 2005; the retired note was the source of bridge financing for the Company’s acquisition of Davel. Results of operations for the years ended March 31, 2005 and 2006 reflected interest expense related to the retired note of $1,144,186 and $381,225, respectively.

The Debenture bears interest at an annual rate of 7.75%. The outstanding balance was due and payable in the following installments over a three-year period: $1,500,000 due on May 15, 2006; $1,000,000 due on each of August 15, 2006, November 15, 2006 and February 15, 2007; $2,000,000 due on each of May 15, 2007, August 15, 2007, November 15, 2007 and February 15, 2008; and the remaining $2,500,000 due on May 15, 2008. Accrued interest payable under the Debenture is due at the time of conversion or maturity; the holder of the Debenture may elect to receive the interest in cash or in the form of common stock of Mobilepro. The initial principal installment payment of $500,000, plus accrued interest to that date of $600,625, was paid in November 2005. Subsequent to year-end, the due date on the May 2006 principal payment was extended to June 30, 2006. Until the Debenture is repaid in full, Cornell Capital may elect to convert any portion of the outstanding principal amount of the Debenture, plus accrued interest, into shares of common stock of Mobilepro at a conversion price of $0.30 per share. The conversion price of the Debenture may be adjusted if the Company issues additional equity or instruments convertible into equity in connection with a transaction such as a stock dividend or a stock split pursuant to a formula included in the Debenture. For the year ended March 31, 2006, the amount of interest expense related to the Debenture, based on the stated interest rate, was $1,045,295. Accrued interest at March 31, 2006 was $444,670. This interest was paid in cash by the Company in May 2006.

The Debenture is secured by the assets of the Company. The terms of the Debenture obligate the Company to comply with certain covenants including an agreement that, on April 15, 2006, if the Company’s aggregate indebtedness to Cornell Capital exceeds $4,000,000, the parties will enter into a new SEDA in an amount not less than the amount of the indebtedness. By agreement, this date has been extended to August 15, 2006. The term of the current SEDA expired on May 19, 2006.

In connection with the issuance of the Debenture, the Company also issued to Cornell Capital a five-year warrant to purchase 6,000,000 shares of its common stock at an exercise price of $0.50 per share (the “Warrant”). If the Company issues additional equity or instruments convertible into equity as described in the Warrant, or is deemed to have done so, at a lower per share price than the then-effective Warrant exercise price, the exercise price may be adjusted downward to such lower per share price. In that case, the number of shares issuable upon exercise of the Warrant would be increased so that the total exercise price would remain $3,000,000.

The face amount of the Debenture is reflected in the balance sheet at March 31, 2006, net of unamortized debt discount of $504,756. The net amount of the Debenture reflects the fair market value on the date of issuance after allocating $853,200 of the proceeds to the Warrant. This discount on the Debenture is being amortized as a charge to interest expense over the three-year term of the Debenture. Interest expense for the year ended March 31, 2006 included debt discount amortization in the amount of $348,444. The value of the Warrant will be eliminated upon its exercise or expiration.

Notes Payable to Cornell Capital

In the years ended March 31, 2005 and 2006, the Company borrowed amounts from Cornell Capital that totaled $22,700,000 and $8,800,000, respectively, pursuant to a series of notes with maturities of one-year or less and annual interest rates ranging from 8% to 12%. During the years ended March 31, 2005 and 2006, the Company made total note reduction payments of $11,200,000 and $16,700,000, respectively. A remaining total principal balance of $3,600,000, plus accrued interest of $392,953, was owed to Cornell Capital at March 31, 2006. These amounts were paid subsequent to the end of the year with cash provided by the operating units.

Interest expense related to the notes payable to Cornell Capital, based on the stated rates of interest, was $310,060 and $705,396, respectively, for the years ended March 31, 2005 and 2006.

Notes Payable Related to Acquisitions

As a portion of the consideration paid to owners of acquired companies, the Company may issue promissory notes. These notes typically are payable over terms ranging from 4 months to two years and bear interest at annual rates ranging from 3% to 7%. At March 31, 2005 and 2006, the aggregate balances due under the acquisition notes payable were $1,723,201 and $29,619, respectively.

In June 2005, the Company retired notes payable to the former owners of Clover with remaining principal balances that totaled $570,372, by converting $535,188 into 2,200,000 shares of common stock of Mobilepro. The difference of $35,184 between the common stock payment and notes payable balances was recorded as a reduction to goodwill.

In September 2005, the Company settled a dispute with the former owners of Ticon with the cash payment of $195,000. The $55,000 difference between the payment and the $250,000 note payable balance was recorded as a reduction to goodwill.

In September 2005, the Company retired notes payable to the former owners of Internet Express, Inc., an Internet service provider acquired in March 2004, with remaining principal balances that totaled $209,533, by making a cash payment in the amount of $80,000. The difference of $129,533 between the payment and notes payable balances was recorded as a reduction to goodwill.

In September 2005, a majority of the former owners of The River, holding notes convertible into common stock of Mobilepro at a price of $0.20 per share with a total principal balance of $369,346, notified the Company of their intent to convert the notes. In October 2005, the Company completed the conversion with the issuance of 1,846,733 shares of common stock of Mobilepro to the note holders.

Other Notes Payable and Long-Term Liabilities

The Company has other notes and long-term liabilities payable to banks and various other creditors with aggregate balances due at March 31, 2005 and 2006 of $209,357 and $1,338,427, respectively.

Debt Maturities

A summary of the balances of notes payable and other debts at March 31, 2006 was as follows:

Convertible debenture payable to Cornell Capital	$15,000,000
Notes payable to Cornell Capital	3,600,000
Notes payable related to acquisitions	29,619
Other notes payable and long-term obligations	1,338,427
19,968,046
Less: Unamortized debt discount on convertible debenture	(504,756)
Less: Amounts due within one year	(8,817,628)
Long-term portion of debt	$10,645,662

At March 31, 2006, a summary of the future scheduled payments of the long-term portion of debt was as follows:

The year ending —
March 31, 2008	$8,433,377
March 31, 2009	2,712,842
March 31, 2010	4,199
11,150,418
Less - Unamortized debt discount on convertible debenture	(504,756)
Long-term portion of debt	$10,645,662

NOTE 10-INCOME TAXES

The provision for income taxes results in an effective tax rate that differs from the Federal statutory tax rate as follows for the years ended March 31, 2005 and 2006:

	Years Ended March 31,
	2005	2006
Statutory federal income tax rate	(35.0)%	(35.0)%
State income taxes, net of federal benefit	(3.0)	(3.0)
Permanent differences	0.2	16.9
Tax credits	-	-
Change in valuation allowance	37.8	21.1
Effective tax rate	-%	-%

The components of the Company’s net deferred tax asset were as follows:

	March 31,
	2005	2006
Net operating loss carryforwards	$6,033,340	$10,657,651
Depreciation	(50,051)	(2,343,846)
Other differences	-	(175,548)
Valuation allowance	(5,983,289)	(8,138,257)
Total net deferred tax asset	$-	$-

As of March 31, 2006, the Company’s valuation allowance of $8,138,257 fully offset the net deferred tax asset. The Company calculated the valuation allowance in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Evidence, such as operating results during recent years, is given more weight when assessing whether the level of future profitability needed to recognize the deferred assets will be achieved. The Company’s cumulative loss in since inception represents sufficient negative evidence to require a full valuation allowance under the provisions of SFAS No. 109. The Company intends to maintain a full valuation allowance until sufficient positive evidence exists to support the reversal of any portion of the allowance.

The Company’s net operating loss carryforwards were approximately $28,046,000 at March 31, 2006, expiring through March 31, 2026. When there has been a change in an entity’s ownership, utilization of net operating loss carryforwards relating to periods prior to acquisition may be limited. Because of the changes in the ownership of prior acquisitions of the Company, the use of these acquired net operating losses will be limited and may not be available to offset future taxable income.

NOTE 11-STOCKHOLDERS’ EQUITY

Standby Equity Distribution Agreement (the “SEDA”)

On May 13, 2004, the Company entered into the SEDA with Cornell Capital that provided, generally, that Cornell Capital would purchase up to $100 million of the common stock of Mobilepro over a two-year period, with the time and amount of such purchases, if any, at the Company’s discretion. Cornell Capital was entitled to purchase the shares at a 2% discount to a weighted-average market price of the common stock. The Company was obligated to pay a fee to Cornell Capital and other advisors at the time of each draw (3% of the amount of each draw).

In the years ended March 31, 2005 and 2006, draws under the SEDA totaled $15,713,907 and $20,309,222, respectively. Through March 31, 2006, the Company has advanced 160,000,000 shares of its common stock to the escrow agent in accordance with the terms of the SEDA since its inception. In the years ended March 31, 2005 and 2006, 52,253,546 and 102,952,811 shares of common stock, respectively, were issued to Cornell Capital by the escrow agent. On May 19, 2006, the term of the current SEDA expired.

The SEDA replaced a similar equity line of credit arrangement with Cornell Capital that was negotiated in May 2002 and that was intended to provide up to $10 million in equity financing to the Company. In the year ended March 31, 2005, the Company drew $2,000,000 from Cornell Capital in accordance with this arrangement and advanced 10,000,000 shares of its common stock to the escrow agent. During the year ended March 31, 2005, 25,276,134 shares of common stock were issued to Cornell Capital under this arrangement.

The discounts under both arrangements that were provided to Cornell Capital upon the sale of shares of common stock, amounting to $375,150 and $440,753 in the years ended March 31, 2005 and 2006, respectively, were included in interest expense.

Common Stock Transactions in the Year Ended March 31, 2005

In June 2004, the Company issued 8,000,000 shares of common stock in payment of the financing fees associated with the SEDA that were valued at $1,760,000. This cost was reflected as a deferred financing fee in the consolidated balance sheet.

In August 2004, the Company issued 878,816 shares of common stock to the former owners of ShreveNet as partial consideration for the acquisition of their company. The issued shares were valued at $190,000 based on the average 20-day closing price ($0.2162 per share) prior to June 3, 2004.

In September 2004, the Company issued 5,000,000 shares of common stock to the former owners of Affinity as partial consideration for the acquisition of their company. The issued shares were valued at $1,000,000 based upon the date of agreement and the terms of the acquisition. The distribution of such value amount included an allocation of $995,000 to the terminated put agreement. On March 31, 2006, the Company resolved a dispute with certain former owners of Affinity who returned 1,685,000 shares of the Company’s common stock valued in the amount of $337,000.

In November 2004, the Company issued 39,999,999 shares of common stock in connection with the acquisition of CloseCall that was completed in October 2004. The 39,999,999 shares were recorded at a fair value of $10,000,000.

In March 2005, the Company issued 1,500,000 shares of common stock in connection with the acquisition of Web One that was completed in August 2004. The 1,500,000 shares were recorded at a fair value of $300,000.

During the year ended March 31, 2005, the Company issued 65,000,000 shares of common stock to the escrow agent for use under the SEDA and 10,000,000 shares of common stock to the escrow agent for use under the $10 million equity line of credit.

During the fiscal year ended March 31, 2005, the Company issued 1) 2,946,037 shares of its common stock in connection with the exercise of stock options and warrants for aggregate cash proceeds of approximately $100,000, 2) 2,000,000 shares of its common stock under a settlement agreement with a former executive valued at $90,000, and 3) 100,000 shares of common stock to an agency as compensation for personnel recruiting services.

Common Stock Transactions in the Year Ended March 31, 2006

The Company issued 933,334 shares of common stock in connection with the acquisition of WazAlliance that was completed in May 2005; the shares were recorded at a fair value of $135,333. The Company also issued 100,000 shares of common stock to an agency as compensation for broker fees relating to this acquisition that were valued at $15,000.

In June 2005, the Company issued 2,200,000 shares of common stock in full satisfaction of the promissory notes, and related accrued interest, totaling $535,188 that were issued in connection with the July 2004 acquisition of Clover.

In July and August 2005, the Company issued a total of 10,000,000 shares of its common stock owed to the former owner of AFN, completing the acquisition. These shares were valued at $0.15 per share, based on the market value of the Company’s common stock at the time the basic terms of the acquisition were negotiated.

In September 2005, the Company issued 1,505,360 shares of its common stock owed to the former owners of Evergreen, completing the acquisition. These shares were valued at $0.1535 per share, based on the market value of the Company’s common stock at the time the basic terms of the acquisition were negotiated.

In October 2005, the Company completed the conversion of debentures and other amounts owed to the former owners of The River with the issuance of 1,846,733 shares of common stock to the note holders.

In November 2005, the Company issued 4,357,798 shares of its common stock in connection with its acquisition of InReach. On March 31, 2006, the Company resolved a dispute with the former owner of InReach that resulted in the return to the Company of approximately $52,000 in cash and 688,073 shares of common stock valued at $150,000.

In December 2005, the Company issued 300,000 shares of its common stock, valued at $58,500, in connection with receipt of investment banking services. During the year, the Company also issued 147,172 shares for advisory and consulting services that were valued at $24,000.

On January 31, 2006, the Company issued 90,000,000 shares of its common stock in connection with its acquisition of Kite Broadband and Kite Networks.

On March 30, 2006, the Company issued 831,615 shares of its common stock to a former employee pursuant to the exercise of a stock warrant.

On March 31, 2006, the resolution of a dispute with the former owners of Affinity resulted in the return of 1,685,000 shares of common stock.

During the year ended March 31, 2006, the Company issued 95,000,000 shares of common stock to the escrow agent for use under the SEDA.

Stock Options and Warrants

The stockholders of the Company have approved the issuance of 30,000,000 shares of common stock in connection with stock options granted pursuant to the 2001 Equity Performance Plan (the “2001 Plan”). In addition, the Company has issued options and warrants to purchase common stock to key personnel pursuant to specific authorization of the board of directors outside the scope of the 2001 Plan. The following tables summarize the stock option activity and the warrant activity for the years ended March 31, 2005 and 2006:

Stock Options —	Number of Options	Weighted-Average Exercise Price
Outstanding - March 31, 2004	4,171,037	$0.0482
Granted	5,225,000	$0.1748
Exercised	(446,037)	$0.0594
Cancelled	(7,225,000)	$0.1047
Outstanding - March 31, 2005	1,725,000	$0.1920
Granted	9,351,000	$0.2330
Exercised	-	$-
Cancelled	-	$-
Outstanding - March 31, 2006	11,076,000	$0.2260
Exercisable - March 31, 2006	4,792,259	$0.2301

Stock Warrants —	Number of Warrants	Weighted-Average Exercise Price
Outstanding - March 31, 2004	7,000,000	$0.0190
Granted	61,732,500	$0.1326
Exercised	(2,500,000)	$0.0296
Cancelled	(5,000,000)	$0.1900
Outstanding - March 31, 2005	61,232,500	$0.1172
Granted	36,700,000	$0.2458
Exercised	(831,615)	$0.1700
Cancelled	(2,168,385)	$0.0916
Outstanding - March 31, 2006	94,932,500	$0.1669
Exercisable - March 31, 2006	75,321,123	$0.1584

Options to purchase common stock that are awarded pursuant to the terms of the 2001 Plan are ten-year options that typically vest over two to three year periods according to a defined schedule. The vesting of certain options during fiscal year 2007 will depend on the achievement of individual and company objectives. Unvested warrants to purchase common stock are vesting over periods that range from eleven to thirty-three months. The vesting of certain warrants awarded to certain of the Company’s officers will occur upon the achievement of individual and/or company objectives. Warrants expire on the ten-year anniversary of the date of award. The following table summarizes information about outstanding options and warrants to purchase the Company’s common stock at March 31, 2006:

	Outstanding Stock Options			Exercisable Options
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Term (yrs.)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 - $0.20	800,000	7.9	$0.12	800,000	$0.12
$0.21 - $0.25	7,776,000	9.6	0.22	1,758,926	0.22
$0.26 - $0.30	2,400,000	9.5	0.27	2,133,333	0.27
$0.30 - $0.40	100,000	5.0	0.40	100,000	0.40
Total Options	11,076,000	9.6	0.23	4,792,259	0.23

	Outstanding Warrants			Exercisable Warrants
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Term (yrs.)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 - $0.02	30,082,500	8.0	$0.02	29,782,500	$0.02
$0.03 - $0.09	-	-	-	-	-
$0.10 - $0.14	800,000	7.9	0.10	800,000	0.10
$0.15 - $0.16	9,300,000	8.5	0.16	7,546,559	0.16
$0.17 - $0.19	13,750,000	9.5	0.18	6,447,368	0.18
$0.20 - $0.21	12,900,000	7.1	0.20	12,608,333	0.20
$0.22 - $0.23	12,600,000	9.5	0.22	3,178,030	0.22
$0.24 - $0.50	15,500,000	4.2	0.38	14,958,333	0.38
Total Warrants	94,932,500	7.7	0.17	75,321,123	0.16

If compensation expense had been determined based on the fair value of the options at the grant dates consistent with the method of accounting proscribed by SFAS No. 123, “Accounting for Certain Transactions Involving Stock Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” the Company’s net loss per share amounts would have been stated at the following pro forma amounts for the years ended March 31, 2005 and 2006:

	2005	2006
Net loss, as reported	$(5,359,722)	$(10,176,407)
Add: Stock-based employee compensation expense included in net loss	-	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,652,185)	(5,467,232)
Pro forma net loss	$(7,011,907)	$(15,643,639)

Net loss per share:
As reported	$(0.0185)	$(0.0248)
Pro forma	$(0.0242)	$(0.0380)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the years ended March 31, 2005 and 2006:

	2005	2006
Dividend yield	-%	-%
Expected volatility	60%	60%
Risk-free interest rate	3.00%	3.00%
Expected term (in years)	10.00	10.00

For stock options and warrants granted during the years ended March 31, 2006, the weighted-average grant-date fair value was $0.204 per share.

NOTE 12-BASIC AND DILUTED INCOME (LOSS) PER SHARE

Basic income (loss) per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted income (loss) per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The effects of the assumed exercise of outstanding stock options and warrants and the assumed conversion of the Debenture and other convertible notes payable for the years ended March 31, 2005 and 2006 were anti-dilutive as the Company incurred net losses in these years.

NOTE 13-COMMITMENTS

In June 2005, Mr. Jay O. Wright, the Company’s President and Chief Executive Officer, extended his employment agreement with the Company through 2007, with the extension stipulating annual salary amounts during the term, restructuring the basis for bonus awards, and providing severance payment terms. The Company also has an employment contract with each senior executive, including the chief operating officer, the general counsel, the chief accounting officer, and the chief executive officers of CloseCall, Davel and AFN.

In August 2004, the Company announced its intention to issue a property dividend of 3,073,113 shares of common stock of Solution Technology International, Inc. (“STI”). The Company has a 5% ownership interest in STI. The Company stockholders are expected to receive one share of registered (i.e. “free-trading”) STI stock for approximately every 93 shares of the Company stock that they own, based on the existing shares outstanding and certain warrants. The Company’s board of directors set September 15, 2004 as the record date for the stock dividend. In March 2005, STI withdrew its registration statement from the United States Securities and Exchange Commission. STI is contemplating other options to become a publicly traded company. The Company intends to pursue issuance of the property dividend upon STI obtaining its public listing. At this time, no date has been established for such listing, and there is no assurance that the STI dividend will ever occur.

NOTE 14-OPERATING LEASES

The Company leases office space and various types of equipment under non-cancelable operating leases. Certain leases have renewal options. The future minimum payments under non-cancelable leases with initial terms of one year or more consisted of the following at March 31, 2006:

Years Ending March 31,	Minimum Lease Payments
2007	$1,499,853
2008	1,085,611
2009	665,546
2010	252,858
2011	125,315
Thereafter	-
Total Payments	$3,629,183

NOTE 15-LITIGATION

As of March 31, 2005, the Company was party to the following material legal proceedings.

1) On September 10, 2004, CloseCall was served a complaint in an action captioned Verizon Maryland Inc., Verizon New Jersey Inc., and Verizon Delaware Inc. (together referred to as “Verizon”) in the Circuit Court for Montgomery County, Maryland, whereby Verizon was attempting to recover “in excess of $1,000,000” based on alleged unpaid invoices for services provided to CloseCall. CloseCall also filed counterclaims against Verizon. The first claim related to Verizon’s refusal to resell certain bundled telecommunications services to CloseCall, despite repeated requests by CloseCall and the requirements of the Communications Act of 1934, as amended. In addition, CloseCall asserted damages as a result of Verizon’s entry into secret resale agreements with two CLECs, offering those companies deep discounts on telecommunications services not offered to other CLECs, including CloseCall. While CloseCall believed that its counterclaims against Verizon were valid and that it had meritorious defenses to the allegations contained in Verizon’s complaint, subsequent to year-end, it elected to terminate these matters by agreeing to a settlement with Verizon. The effects of the settlement are reflected in settlement of litigation and other claims in the consolidated statement of operations for the year ended March 31, 2006.

2) At the time that the Company acquired 95.2 % of the stock of Davel, Davel was a defendant in a civil patent infringement lawsuit captioned Gammino v. Cellco Partnership d/b/a Verizon Wireless, et al., filed in the United States District Court for the Eastern District of Pennsylvania. The case is in the discovery phase of the litigation. The plaintiff claims that Davel and other defendants allegedly infringed its patent involving the prevention of fraudulent long-distance telephone calls and is seeking damages in connection with the alleged infringement. Davel continues to review and investigate the allegations set forth in the complaint, continues to assess the validity of the Gammino Patents and is in the process of determining whether the technology purchased by Davel from third parties infringes upon the Gammino Patents. According to the terms of the Davel acquisition agreement, the former secured lenders, subject to certain limitations, have agreed to reimburse the Company for the litigation costs and any losses resulting from the Gammino lawsuit from future regulatory receipts that were assigned previously to them by Davel. Any such regulatory receipts are deposited into a third-party escrow account and are used to reimburse the Company for costs incurred. The secured lenders are not required to fund the escrow account or otherwise reimburse the Company for amounts, if any, in excess of actual regulatory receipts collected. Any amount remaining in the escrow account at the conclusion of the litigation is to be returned to the former secured lenders. The Company has received significant regulatory receipts that are being held in escrow. These funds can be used to reimburse the Company for costs, including legal fees, incurred in the defense or settlement of this litigation. The Company believes that there are sufficient funds in the escrow account to pay both its legal defense costs and any potential judgment that the Company believes could reasonably be expected.  This $7.5 million claim represents exposure to the Company in the event that escrowed regulatory receipts are insufficient to cover any potential judgment against the Company should it be found liable for the full monetary amount of the claim.

NOTE 16-SEGMENT INFORMATION

The Company’s reportable operating segments include voice services, Internet services and wireless networks. Results of operations and certain asset data relating to the Company’s business segments for the years ended March 31, 2005 and 2006 were as follows:

2005	Voice Services	Internet Services	Wireless Networks	Corporate	Total
Revenues	$32,009,084	$13,884,060	$-	$615,000	$46,508,144
Cost of revenues (excludes depreciation and amortization)	15,816,901	6,734,339	-	-	22,551,240
Other operating expenses	16,707,959	6,460,970	953,976	1,287,945	25,410,850
Depreciation and amortization	1,093,620	225,672	14,588	733,333	2,067,213
Interest expense, net	(87,566)	113,944	43,927	1,768,258	1,838,563
Net income (loss)	$(1,521,830)	$349,135	$(1,012,491)	$(3,174,536)	$(5,359,722)

Segment assets	$35,166,195	$18,119,944	$14,240	$19,522,552	$72,822,931
Fixed assets, net of accumulated depreciation	$11,804,050	$1,381,713	$7,293	$-	$13,193,056
Goodwill, net of impairment	$18,543,703	$14,035,396	$-	$-	$32,579,099

2006	Voice Services	Internet Services	Wireless Networks	Corporate	Total
Revenues	$72,356,453	$16,940,513	$9,716,501	$-	$99,013,467
Cost of revenues (excludes depreciation and amortization)	35,630,090	8,267,634	5,184,520	-	49,082,244
Other operating expenses	31,066,030	8,026,734	6,054,076	2,426,002	47,572,842
Depreciation and amortization	3,313,401	382,167	607,881	7,293	4,310,742
Goodwill impairment charges	1,818,910	2,627,634	-	-	4,446,544
Restructuring charges	-	825,703	-	-	825,703
Interest expense, net	(13,761)	17,973	(48,773)	2,882,955	2,838,394
Minority interests	(71,037)	-	184,442	-	113,405
Net income (loss)	$612,820	$(3,207,332)	$(2,265,645)	$(5,316,250)	$(10,176,407)

Segment assets	$50,143,424	$18,658,080	$23,710,779	$1,478,770	$93,991,053
Fixed assets, net of accumulated depreciation	$11,200,715	$1,532,494	$3,126,045	$-	$15,859,254
Goodwill, net of impairment	$20,231,278	$15,480,956	$12,075,933	$-	$47,788,167

NOTE 17-SUBSEQUENT EVENTS

Subsequent to March 31, 2006, the Company drew $6,750,000 under the SEDA. Cornell Capital received 33,669,127 shares of the Company’s common stock in connection with the draws. On May 19, 2006, the term of the SEDA expired.

Subsequent to March 31, 2006, the Company announced that it had been selected to design, deploy and operate wireless networks by the town of Brookline, Massachusetts, and the city of Yuma, Arizona. The Company also announced that it had withdrawn from the wireless network project with the city of Sacramento, California, as the Company came to understand that the city’s desire for the structure of the arrangement conflicted with the Company’s business model.

On June 2, 2006, the Company announced the formation of ProGames Network, Inc. with a business plan focused on the development of tools, content and special connectivity for online gamers.

On June 26, 2006, the Company announced that it had signed a letter of intent to acquire Clearwave Communications, LLC, a facilities-based competitive local exchange carrier headquartered in Harrisburg, Illinois, that offers voice and data services in southern Illinois.

EXHIBIT 1

MOBILEPRO CORP. AND SUBSIDIARIES
ALLOCATIONS OF PURCHASE PRICE AMOUNTS
FOR THE YEAR ENDED MARCH 31, 2006

		InReach	Kite	Kite
	AFN	Internet	Networks	Broadband	Totals
Acquisition Cost
Cash	$1,500,000	$2,166,861	$—	$—	$3,666,861
Common stock	1,500,000	800,000	2,349,000	13,311,000	17,960,000
Excess of liabilities assumed over assets acquired	434,331	—	—	—	434,331
Aggregate purchase price amounts	$3,434,331	$2,966,861	$2,349,000	$13,311,000	$22,061,192

Number of Shares Issued	10,000,000	3,669,725	13,500,000	76,500,000	103,669,725

Net Assets of Acquired Companies
Aggregate purchase price amounts	$3,434,331	$2,966,861	$2,349,000	$13,311,000	$22,061,192
Excess of liabilities assumed over assets acquired	(434,331)	—	—	—	(434,331)
Net Assets of Acquired Companies	$3,000,000	$2,966,861	$2,349,000	$13,311,000	$21,626,861

Cash and cash equivalents	$166,962	$297,626	$16,489	$—	$481,077
Accounts receivable, net	187,172	214,113	172,622	—	573,907
Other current assets	816,954	106,444	47,057	—	970,455
Fixed and other assets	13,730	482,552	106,790	—	603,072
Goodwill	3,434,331	2,826,529	2,067,682	9,514,032	17,842,574
Total Assets	4,619,149	3,927,264	2,410,640	9,514,032	20,471,085
Minority Interest	—	—	—	(3,796,968)	(3,796,968)

Accounts payable and accrued expenses	1,549,784	83,995	61,640	—	1,695,419
Deferred revenue	69,365	876,408	—	—	945,773
Total Liabilities	1,619,149	960,403	61,640	—	2,641,192
Net Assets Acquired	$3,000,000	$2,966,861	$2,349,000	$13,311,000	$21,626,860

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Mobilepro Corp. except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
●except the common stock offered by this Prospectus;
●in any jurisdiction in which the offer or solicitation is not authorized;
●in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
●to any person to whom it is unlawful to make the offer or solicitation; or
●to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this Prospectus or any accompanying sale does not imply that:
●there have been no changes in the affairs of Mobilepro Corp. after the date of this Prospectus; or
●the information contained in this Prospectus is correct after the date of this Prospectus.
PROSPECTUS 238,852,745 Shares of Common Stock MOBILEPRO CORP. August __ , 2006

Part II
Information Not Required In Prospectus

Item 24. Indemnification Of Directors And Officers

Indemnification

Our Certificate of Incorporation provides that we will indemnify our current and former officers or directors, or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we were a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, civil or criminal, in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding, civil or criminal, to be liable for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of Delaware or for any transaction from which such officer or director derived an improper benefit. The indemnification provided by our Certificate of Incorporation shall not be exclusive of any other rights to which those individuals indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act ”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$4,000
Printing and Engraving Expenses	5,000
Accounting Fees and Expenses	2,500
Legal Fees and Expenses	30,000
Miscellaneous	5,000
TOTAL	$46,500

Item 26. Recent Sales of Unregistered Securities

On April 15, 2004, we granted Daniel Lozinsky, our director, a warrant to purchase 6,000,000 shares of our common stock, 5,000,000 of which have vested.

On June 3, 2004, we issued 1,156,336 shares of our common stock to the former stockholders of ShreveNet, Inc., as part of the consideration we paid for the acquisition of ShreveNet, Inc. by our subsidiary, DFW.

On June 10, 2004 we granted warrants to purchase our common stock to Kevin Kuykendall in connection with his joining us as President of the voice business segment. In connection with the termination of his employment in December 2004, the total number of shares issuable upon the exercise of his warrants was reduced to 3,500,000. The warrants are exercisable at $0.20 per share.

On June 28, 2004, we granted Don Gunther, one of the members of our advisory board, a warrant to purchase 800,000 shares of our common stock. The warrant is exercisable at $0.20 per share.

On July 1, 2004, we granted Ocean Advisors a warrant to purchase 2,000,000 shares of our common stock that is exercisable at $0.18 per share in connection with their providing investor relations services to us.

On July 6, 2004, we issued $271,132 in convertible promissory notes to the former stockholders of Clover Computer Corporation, as part of the consideration we paid for the acquisition of Clover Computer Corporation by our subsidiary DFW. The convertible promissory notes were convertible into shares of our common stock.

On July 20, 2004 we granted Fred Tarter, one of the members of our advisory board, a warrant to purchase 1,000,000 shares of our common stock. The warrant is exercisable at $0.20 per share.

On July 30, 2004, we issued $750,000 in convertible promissory notes and 5,000,000 shares of our common stock to the former stockholders of C.L.Y.K., Inc., as part of the consideration we paid for the acquisition of C.L.Y.K., Inc. The convertible promissory notes were convertible into shares of our common stock.

On August 13, 2004, we issued 2,500,000 shares of our common stock to Web One, Inc. as part of the consideration we paid for the acquisition of certain assets of Web One, Inc. by our subsidiary DFW.

On September 15, 2004, we issued $250,000 in convertible promissory notes to the former stockholders of World Trade Network, Inc., as part of the consideration we paid for the acquisition of World Trade Network, Inc. by our subsidiary DFW. The convertible promissory notes were convertible into shares of our common stock.

On September 16, 2004, we issued $776,472 in convertible promissory notes to the former stockholders of The River Internet Access Co., as part of the consideration we paid for the acquisition of The River Internet Access Co., by our subsidiary DFW. The convertible promissory notes are convertible into shares of our common stock.

On October 15, 2004, we issued 40,000,000 shares of our common stock and warrants to purchase up to 3,500,000 shares of our common stock to the former stockholders of CloseCall, as part of the consideration we paid for the acquisition of CloseCall.

On November 1, 2004, we entered into an executive employment agreement with Geoffrey B. Amend, pursuant to which we granted Mr. Amend a warrant to purchase up to 2,000,000 shares of our common stock that are exercisable at $0.20 per share. In April 2005, we granted Mr. Amend an additional warrant to purchase 1,500,000 shares of our common stock that are exercisable at $0.15 per share. In February 2006, we granted Mr. Amend an additional warrant to purchase 500,000 shares of our common stock that are exercisable at $0.233 per share.

On November 15, 2004, we issued warrants to purchase up to 5,000,000 shares of our common stock to certain lenders in connection with our acquisition of 100% of the senior secured debt of Davel and an assignment by those lenders of the their shares of Davel’s common stock representing approximately 95% of Davel’s issued and outstanding common stock.

In connection with the financing of our acquisition of the senior secured debt of Davel, we issued to Airlie and the loan broker warrants to purchase up to 5,600,000 shares of our common stock that are exercisable at $0.20 per share.

On December 15, 2004, we entered into an executive employment agreement with John Dumbleton, pursuant to which we granted Mr. Dumbleton a warrant to purchase up to 2,000,000 shares of our common stock that are exercisable at $0.17 per share.

On January 1, 2005, we entered into an executive employment agreement with Bruce Sanguinetti, pursuant to which we granted Mr. Sanguinetti a warrant to purchase up to 3,000,000 shares of our common stock that are exercisable at $0.16 per share. In January 2006, Mr. Sanguinetti was granted a warrant to purchase an additional 1,000,000 shares of our common stock that are exercisable at $0.19 per share, in connection with his service as chief executive officer of NeoReach.

On January 19, 2005, we granted Mr. Donald Sledge, a warrant to purchase up to 500,000 shares of our common stock in connection with his appointment to our Board. We subsequently granted Mr. Sledge an additional warrant to purchase up to 250,000 shares of our common stock in June 2005 in connection with his service on our Board. The warrants are exercisable at $0.185 per share and $0.15 per share, respectively.

In February 2005, we granted a warrant to purchase 250,000 shares of our common stock to both Phil Otto and Dr. Bruce Bowman in connection with their appointment to our advisory board. The warrants are exercisable at $0.155 per share and $0.193 per share, respectively.

On April 20, 2005, we granted to Mr. Mazerski, a warrant to purchase 1,500,000 shares of our common stock, in connection with his employment exercisable at $0.15 per share. We also granted Ms. Martin a warrant to purchase 1,500,000 shares of our common stock in connection with her employment. In February 2006, we granted Ms. Martin an additional warrant to purchase 500,000 shares of our common stock. The warrants are exercisable at $0.15 per share and $0.233 per share, respectively.
On April 21, 2005, we issued warrants to purchase up to 600,000 shares of our common stock to a former owner of Evergreen.

On May 16, 2005, we issued a $15.5 million debenture to Cornell Capital Partners, L.P., convertible into our common stock at a price of $0.30 per share. Cornell Capital was also issued a warrant to purchase 6,000,000 shares of our common stock at a price of $0.50 per share.

On May 17, 2005, we granted a warrant to purchase 250,000 shares of our common stock to Michael Kleeman in connection with his appointment to our advisory board, exercisable at $0.33 per share.

On May 17, 2005, we issued 100,000 shares of our common stock to Northern Hills, Inc. as compensation for their role in identifying Transcordia LLC a/k/a WazAlliance as a target company and our acquisition of it in May 2005.

On June 7, 2005 we issued 760,000 shares of our common stock to the prior owners of Transcordia, LLC. On September 12, 2005, we issued an additional 173,334 shares of our common stock to the prior owners of Transcordia, LLC.

On June 20, 2005, we granted a warrant to purchase up to 750,000 shares of our common stock to Mr. Hank Deily, our Corporate Controller. The warrant is exercisable at $0.31 per share. On February 7, 2006, we granted Mr. Deily a warrant to purchase 500,000 shares of our common stock exercisable at $0.233 per share.

On June 23, 2005 we issued 2,200,000 shares of our common stock to Paul Sadler upon his conversion of a convertible note and the settlement of a second note payable to him that were issued in connection with our purchase of Clover Computer Corporation.

On July 13, 2005 and August 24, 2005, in separate transactions, we issued 6,000,000 shares and 4,000,000 shares, respectively, to the prior owner of AFN.

On September 1, 2005, we entered into an executive employment agreement with James L. Magruder, Jr. pursuant to which we granted Mr. Magruder an option to purchase 2,000,000 shares of our common stock under our 2001 Equity Performance Plan.

On October 6, 2005, we issued 1,846,733 shares of our common stock to former owners of The River Internet Access Co. upon the conversion of debentures received by them in connection with its acquisition by the Company.

On November 1, 2005, we issued 4,357,798 shares of our common stock to the prior owners of InReach Internet, LLC in connection with its acquisition by the Company.

On November 16, 2005 and pursuant to our 2001 Equity Performance Plan, we awarded incentive stock options to purchase 6,696,000 shares of our common stock to our employees with an exercise price of $0.22 per share.

On December 16, 2005, we issued 300,000 shares of our common stock to Ryan Beck & Co, in connection with the receipt of investment banking services.

On January 31, 2006 we issued 90,000,000 shares of our common stock to the former owners of Kite and Kite Networks in connection with its acquisition of Kite and Kite Networks.

On February 1, 2006, we granted a warrant to purchase 10,000,000 shares of our common stock to Mr. Sullivan in connection with his appointment to be President and Chief Operating Officer of the Company.

On February 7, 2006, we granted a warrant to purchase 250,000 shares of our common stock to Messrs. MacFarland, O’Neil, and Sledge, in connection with their service on our Board, exercisable at $0.23 per share.

On February 7, 2006, we granted warrants to purchase 1,000,000 shares of our common stock to Messrs. Magruder and Bethell and a warrant to purchase 350,000 shares of our common stock to Lisa Bickford in connection with their service as executives with the Company, all exercisable at $0.233 per share.

On March 29, 2006, we issued 15,724 shares of our common stock each to Messrs. Gunther, Bouts, and Silverman in connection with their prior service as members of our board of advisors.

On March 31, 2006, we granted warrants to purchase 250,000 shares of our common stock to Messrs. Bouts, Bowman, Gunther, Latchford, Otto and Silverman, in connection with their service on our Board of Advisors, exercisable at $0.22 per share.

On April 1, 2006, we granted a warrant to purchase 250,000 shares of our common stock to Mr. Byron Wagner in connection with his joining our Board of Advisors, exercisable at $0.20 per share.

On June 22, 2006, we issued 200,000 shares of our common stock to Ryan Beck & Co. in connection with their providing investment banking services to us.

Except as otherwise noted, the securities described in this Item were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act. Each such issuance was made pursuant to individual contracts that are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Mobilepro to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

Item 27. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description	Location
2.1	Agreement and Plan of Merger, dated as of March 21, 2002, by and among Mobilepro Corp., NeoReach Acquisition Corp. and NeoReach, Inc.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 5, 2002
2.2	Agreement and Plan of Merger, dated as of January 20, 2004, by and among Mobilepro Corp., DFWI Acquisition Corp., DFW Internet Services, Inc., Jack W. Beech, Jr. and Jack W. Beech, Sr.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 4, 2004
2.3	Agreement and Plan of Merger, dated as of March 1, 2004, by and among DFW Internet Services, Inc., DFW Internet Acquisition Corp., Internet Express, Inc., J. Glenn Hughes and Loretta Hughes	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on April 29, 2004
2.4
Agreement and Plan of Merger, dated as of April 21, 2004, by and among DFW Internet Services, Inc., DFWA Acquisition Corp., August.Net Services, LLC, Louis G. Fausak, Andrew K. Fullford, John M. Scott, Dennis W. Simpson, Andrew T. Fausak, and Gayane Manasjan

Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on April 29, 2004
2.5	Agreement and Plan of Merger, dated as of June 3, 2004, by and among Mobilepro Corp., DFW Internet Services, Inc., DFWS Acquisition Corp., ShreveNet, Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2004
2.6	Asset Purchase Agreement, dated as of June 21, 2004, by and between Crescent Communications, Inc. and DFW Internet Services, Inc.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 22, 2004
2.7	Agreement and Plan of Merger, dated July 6, 2004, by and among the Company, DFW Internet Services, Inc., DFWC Acquisition Corp., Clover Computer Corp. and Paul Sadler	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 8, 2004
2.8	Agreement and Plan of Merger, dated July 14, 2004, by and among DFW Internet Services, Inc., DFWT Acquisition Corp., Ticon.net, Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 15, 2004
2.9	Agreement and Plan of Merger, dated July 30, 2004, by and among the Company, Affinity Acquisition Corp., C.L.Y.K., Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 20, 2004

2.10	Amendment No. 1 to Agreement and Plan of Merger, dated December 28, 2004, by and among the Company, Affinity Acquisition Corp., C.L.Y.K., Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 21, 2005
2.11	Asset Purchase Agreement, dated as of August 13, 2004, by and among Web One, Inc., DFW Internet Services, Inc. and Jeff McMurphy	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 19, 2004
2.12	Agreement and Plan of Merger, dated August 31, 2004, by and among the Company, MVCC Acquisition Corp. and CloseCall America, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
2.13	Amendment No. 1 to Agreement and Plan of Merger, dated September 30, 2004, by and among the Company, MVCC Acquisition Corp. and CloseCall America, Inc.	Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
2.14
Loan Purchase Agreement and Transfer and Assignment of Shares, dated September 3, 2004, by and among the Company, Davel Acquisition Corp., Davel Communications, Inc. and certain stockholders identified therein

Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2004
2.15	Agreement and Plan of Merger, dated September 15, 2004, by and among the Company, DFWW Acquisition Corp., World Trade Network, Inc. and Jack Jui	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 15, 2004
2.16
Agreement and Plan of Merger, dated September 16, 2004, by and among the Company, DFW Internet Services, Inc., DFWR Acquisition Corp., The River Internet Access Co. and the stockholders identified therein

Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 17, 2004
2.17	Agreement and Plan of Merger by and among Registrant, NeoReach, Inc., Transcordia Acquisition Corp., Transcordia, LLC and its Unit Holders, dated April 2005	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-QSB filed August 15, 2005
2.18	Agreement and Plan of Merger by and among Registrant, NeoReach, Inc., NeoReach Wireless, Inc., Evergreen Open Broadband Corporation, and Certain Shareholders	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-QSB filed August 15, 2005
2.19	Agreement and Plan of Merger, dated June 30, 2005, by and among the Company, AFN Acquisition Corp., American Fiber Network, Inc. and the individuals and entities identified therein	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2005

2.20	Agreement and Plan of Merger, dated October 31, 2005, by and among the Company, InReach Internet, Inc., InReach Internet, LLC, and Balco Holdings, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2005
2.21	Form of Assignment of Limited Liability Company Interest/Release, dated January 31, 2006	Incorporated by reference to Exhibit 2.21 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
2.22	Agreement and Plan of Merger, dated January 31, 2006, by and among Mobilepro Corp., Kite Acquisition Corp. and Kite Networks, Inc.	Incorporated by reference to Exhibit 2.22 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
3.1	Certificate of Incorporation, dated April 20, 2001, of Registrant	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed on May 11, 2001
3.2	Certificate of Amendment of Certificate of Incorporation of Mobilepro Corp dated November 16, 2001.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed on December 4, 2001
3.3	Certificate of Amendment to Certificate of Incorporation of Mobilepro Corp. dated March 11, 2003	Incorporated by reference to Exhibit 3.11 to the Registrant’s Registration Statement on Form SB-2 filed on May 6, 2003
3.4	By-Laws of Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 filed on May 11, 2001
4.1	2001 Equity Performance Plan	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on December 4, 2001
4.2	Amended and Restated 2001 Equity Performance Plan	Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2004
4.3	Registration Rights Agreement, dated September 16, 2004, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
4.4	Registration Rights Agreement, dated November 15, 2004, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 17, 2004
4.5	Form of Warrant issued on November 15, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 17, 2004

4.6	Registration Rights Agreement, dated June 30, 2005, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2005
4.7	Registration Rights Agreement, dated November 1, 2005, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2005
5.1	Opinion on legality	Provided herewith
10.1
Memorandum of Understanding between NeoReach, Inc., and RF Microelectronics Laboratory of Information and Communications University, South Korea dated July 31, 2002 for opportunities to cooperate in research, particularly in RF-CMOS ASICs development for RF transceiver of third generation W-CDMA standard

Incorporated by reference to Exhibit 10.2 to the Registrant’s amended Quarterly Report on Form 10-QSB/A filed on October 4, 2002
10.2	Termination Agreement dated November 26, 2003, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2004
10.3	Amendment No. 1 to Termination Agreement, dated December 30, 2003, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.17 to the Post-Effective Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 13, 2004.
10.4	Amendment No. 2 to Termination Agreement, dated April 8, 2004, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.18 to the Post-Effective Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 13, 2004
10.5	Amendment No. 3 to Termination Agreement, dated May 2, 2004, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.19 to the Post-Effective Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 13, 2004
10.6	Executive Employment Agreement, dated December 15, 2003, between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed on February 13, 2004
10.7	Executive Employment Agreement, dated April 15, 2004 between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.15 to the Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.8	Amended and Restated Executive Employment Agreement, dated June 9, 2004 between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 15, 2004
10.9	Executive Employment Agreement, dated February 20, 2004 between Kurt Gordon and the Company	Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2004

10.10	Standby Equity Distribution Agreement, dated May 13, 2004 between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.11	Registration Rights Agreement, dated May 13, 2004 between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.12	Placement Agent Agreement, dated May 13, 2004 between the Company and Newbridge Securities Corporation	Incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.13	Escrow Agreement, dated May 13, 2004 between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.14	Consulting Agreement by and among Mobilepro Corp., DFW Internet Services, Inc., Beech Holdings, Inc., and Jack W. Beech, Jr.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 4, 2004
10.15	Executive Employment Agreement dated June 10, 2004 between Kevin Kuykendall and Mobilepro Corp.	Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2004
10.16	Amended and Restated Executive Employment Agreement dated October 14, 2004, between Kevin Kuykendall and the Company	Incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.17	Development Agreement by and among the Company, NeoReach, Inc. and Information and Communications University*	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.18	Promissory Note issued by the Company to Cornell Capital on August 23, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.19	Security Agreement between the Company and Cornell Capital dated August 23, 2004	Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.20	Promissory Note issued by the Company to Cornell Capital on August 25, 2004	Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.21	Security Agreement between the Company and Cornell Capital dated August 25, 2004	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004

10.22	Letter Agreement between the Company and Cornell Capital dated August 27, 2004	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.23	Promissory Note issued by the Company to Cornell Capital on August 27, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
10.24	Security Agreement between the Company and Cornell Capital dated August 27, 2004	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
10.25	Promissory Note issued by the Company to Cornell Capital on September 22, 2004	Incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.26	Security Agreement between the Company and Cornell Capital dated September 22, 2004	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.27	Executive Employment Agreement by and among the Company, CloseCall America, Inc. and Tom Mazerski	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
10.28	Executive Employment Agreement dated November 2, 2004, between Geoffrey Amend and the Company	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-QSB filed on February 14, 2005
10.29	Executive Employment Agreement dated December 1, 2004, between Bruce Sanguinetti and the Company	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-QSB filed on February 14, 2005
10.30	Credit Agreement, dated November 15, 2004, by and among the Company, Davel Acquisition Corp. and Airlie Opportunity Master Fund, Ltd.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 17, 2004
10.31	Executive Employment Agreement dated December 15, 2004, between John Dumbleton and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2004
10.32	Employment Agreement dated February 28, 2005 between Davel Communications, Inc. and Tammy L. Martin	Incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.33	Amendment No. 1 to Employment Agreement between Davel Communications, Inc. and Tammy L. Martin, dated April 20, 2005	Incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.34	Amendment No. 2 to Employment Agreement between Davel Communications, Inc. and Tammy L. Martin, dated May 26, 2005	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005

10.35	Amended and Restated Executive Employment Agreement, dated June 16, 2005 between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2005
10.36	Amended and Restated Executive Employment Agreement, dated June 16, 2005 between Kurt Gordon and the Company	Incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.37	Amended and Restated Executive Employment Agreement, dated June 16, 2005 by and among the Company, CloseCall America, Inc. and Tom Mazerski	Incorporated by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.38	Amended and Restated Executive Employment Agreement, dated June 16, 2005, between Geoffrey Amend and the Company	Incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.39	Securities Purchase Agreement, dated as of May 13, 2005, by and between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.35 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.40	Secured Convertible Debenture, issued on May 13, 2005 by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.41	Amended and Restated Collateral Assignment of Intellectual Property Rights, made as of May 13, 2005, by and among the Company, the Company subsidiaries identified therein and Cornell Capital	Incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.42	Amended and Restated Security Agreement, dated May 13, 2005, by and among the Company, the subsidiaries identified therein and Cornell Capital	Incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.43	Investor Registration Rights Agreement, dated as of May 13, 2005 by and between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.44	Amended and Restated Guaranty Agreement, dated as of May 13, 2005, made by each of the direct and indirect subsidiaries of the Company in favor of Cornell Capital	Incorporated by reference to Exhibit 10.40 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.45	Warrant issued by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.46	Executive Employment Agreement dated September 1, 2005, between James L. Magruder, Jr. and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 9, 2005

10.47	Master Agreement for Services between Sprint Communications Company L.P. and Kite Broadband, LLC, dated May 20, 2005*	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-QSB filed November 14, 2005
10.48	Agreement between the City of Tempe and NeoReach, Inc. for the Use of City Property in Connection with the Operation of a WiFi Network, dated August 17, 2005	Incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2006
10.49	Executive Employment Agreement dated February 1, 2006, between Jerry M. Sullivan, Jr. and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2005
10.50	Secured Convertible Debenture, issued on June 30, 2006 by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 7, 2006
10.51	Warrant issued by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.40 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
10.52	Master Lease Agreement dated June 28, 2006 between JTA Leasing Co., LLC, Mobilepro Corp., and NeoReach, Inc.	Incorporated by reference to Exhibit 10.41 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
10.53	Letter Agreement between American Fiber Network, Inc. and FSH Communications LLC, dated June 30, 2006*	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated July 11, 2006
21.1	Subsidiaries of Registrant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2006
23.1	Consent of Bagell, Josephs, Levine & Company, L.L.C.	Provided herewith
23.2	Consent of Seyfarth Shaw LLP	Provided herewith (see Exhibit 5.1)
99.1	Press Release dated December 28, 2005 regarding corporate restructuring	Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed January 1, 2006.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

** These certifications are not deemed filed by the SEC and are not to be incorporated by reference in any filing of the Registrant under the Securities Act of 1933 or the Securities Exchange Act of 1934, irrespective of any general incorporation language in any filings.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(5) Each prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Bethesda, Maryland.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright	Date: August 14, 2006
Name: Jay O. Wright Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay O. Wright his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Jay O. Wright	Chief Executive Officer,	August 14, 2006
Jay O. Wright	Principal Executive Officer and Director

/s/ Richard H. Deily	Senior Vice President, Chief Accounting Officer, Principal	August 14, 2006
Richard H. Deily	Financial Officer and Accounting Officer

/s/ Jack W. Beech	Director	August 14, 2006
Jack W. Beech

/s/ Chris W. MacFarland	Director	August 14, 2006
Chris W. MacFarland

/s/ Michael G. O’Neil	Director	August 14, 2006
Michael G. O’Neil

/s/ Don H. Sledge	Director	August 14, 2006
Don H. Sledge

/s/ Jerry M. Sullivan, Jr.	President, Chief Operating Officer, and Director	August 14, 2006
Jerry M. Sullivan, Jr.